                                               Filed pursuant to Rule 424(b)(3)
                                               File No. 33-41723

PROSPECTUS


                               BTI TELECOM CORP.

                             OFFER TO EXCHANGE ITS
                  10 1/2% SENIOR NOTES DUE 2007 THAT HAVE BEEN
  REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED ("EXCHANGE NOTES"),
                       FOR ANY AND ALL OF ITS OUTSTANDING
                10 1/2% SENIOR NOTES DUE 2007 ("INITIAL NOTES")


                  THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M.,
             NEW YORK CITY TIME, ON MARCH 10, 1998, UNLESS EXTENDED

                            ------------------------


     BTI Telecom Corp. (the "Company" or "BTI Telecom") hereby offers, upon the terms and subject to the conditions set forth in this Prospectus (the "Prospectus") and the accompanying Letter of Transmittal (the "Letter of Transmittal"), which together with the Prospectus constitute the "Exchange Offer," to exchange up to an aggregate principal amount of $250.0 million of its 10 1/2% Senior Notes Due 2007 (the "Exchange Notes") that have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement of which this Prospectus is a part, for an equal amount of its outstanding 10 1/2% Senior Notes Due 2007 (the "Initial Notes"). The terms of the Exchange Notes are identical in all material respects to those of the Initial Notes, except for certain transfer restrictions and registration rights relating to the Initial Notes. The Exchange Notes will be issued pursuant to, and entitled to the benefits of, the Indenture (the "Indenture") dated as of September 22, 1997, between the Company and First Trust of New York, National Association (the "Trustee" and the "Exchange Agent"). The Exchange Notes and the Initial Notes are sometimes referred to collectively as the "Notes." Certain capitalized terms used in this Prospectus are defined under the headings "Description of Credit Facility" beginning on page 55, "Description of the Exchange Notes -- Certain Definitions" beginning on page 60 and in the "Glossary" beginning on page 87.


     The Exchange Notes are redeemable at the option of the Company, in whole or in part, at any time on or after September 15, 2002, initially at 105.25% of their principal amount, plus accrued interest, declining ratably to 100% of their principal amount, plus accrued interest, on or after September 15, 2004. In addition, at any time prior to September 15, 2000, the Company may redeem up to 35% of the aggregate principal amount of the Initial Notes and the Exchange Notes from the proceeds of one or more Public Equity Offerings at 110.5% of their principal amount, plus accrued interest; provided that after any such redemption at least $162.5 million aggregate principal amount of the Initial Notes and the Exchange Notes remains outstanding. See "Description of the Exchange Notes -- Certain Definitions."

     The Exchange Notes will bear interest from September 17, 1997, the date of issuance of the Initial Notes that are tendered in exchange for the Exchange Notes (or the most recent Interest Payment Date to which interest on such Notes has been paid), at the rate of 10 1/2% per annum and will be payable semiannually in cash on each March 15 and September 15, commencing on March 15, 1998.

     Approximately $74.1 million of the net proceeds from the offering of the Initial Notes (the "Offering") have been used to purchase a portfolio of U.S. government securities that have been pledged to secure and fund the first six scheduled interest payments on the Notes. The Notes are not guaranteed by any Company subsidiary, and no subsidiary's stock is pledged as collateral for the Notes.

     The Exchange Notes will be unsubordinated indebtedness of the Company, ranking equally ("PARI PASSU") in right of payment with all existing and future unsecured unsubordinated indebtedness of the Company and senior in right of payment to all subordinated indebtedness of the Company. As of September 30, 1997, the Company had (on an unconsolidated basis) no indebtedness outstanding other than the Initial Notes. However, the Company is a holding company and the Exchange Notes will be effectively subordinated to all existing and future liabilities (including trade payables) of the Company's subsidiaries. On September 30, 1997, the Company's subsidiaries had approximately $34.4 million of liabilities (excluding intercompany payables), including approximately $2.0 million of indebtedness (including capital leases). See "Description of the Exchange Notes -- Security" and " -- Ranking."

                         (Continued on the next page.)
                            ------------------------

     SEE "RISK FACTORS" BEGINNING ON PAGE 14, FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PARTICIPANTS IN THE EXCHANGE OFFER.
                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------


                The date of this Prospectus is February 6, 1998.

     The Initial Notes were originally issued and sold on September 17, 1997 in a transaction not registered under the Securities Act (the "Offering"). Accordingly, the Initial Notes may not be offered for resale, resold or otherwise transferred unless so registered or unless an applicable exemption from the registration requirements of the Securities Act is available. Based on interpretations by the staff of the Securities and Exchange Commission (the "Commission"), as set forth in no-action letters issued to third parties unrelated to the Company, the Company believes that the Exchange Notes issued pursuant to the Exchange Offer may be offered for resale, resold or otherwise transferred by holders thereof (other than any older that is (i) a broker-dealer that acquired Initial Notes as a result of market-making activities or other trading activities or (ii) an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration or prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of such Exchange Notes. Any holder who tenders Initial Notes in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the Exchange Notes, or who is an affiliate of the Company, may not rely upon such interpretations by the staff of the Commission and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction. Failure to comply with such requirements in such instance may result in such holder incurring liabilities under the Securities Act for which the holder is not indemnified by the Company. The staff of the Commission has not considered the Exchange Offer in the context of a no-action letter, and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances.

     By tendering Initial Notes in exchange for Exchange Notes, each holder will represent to the Company, among other things, that: (i) any Exchange Notes to be received by such holder will be acquired in the ordinary course of such holder's business; (ii) such holder has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of the Exchange Notes; and (iii) such holder is not an "affiliate" of the Company (within the meaning of Rule 405 under the Securities Act), or if such holder is an affiliate, that such holder will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable. Each broker-dealer that receives Exchange Notes for its own account in exchange for Initial Notes, where such Initial Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Initial Notes where such Initial Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period not to exceed 180 days after the Expiration Date (as defined in the second paragraph on the next page), it will furnish additional copies of this Prospectus, as amended or supplemented, to any broker-dealer that reasonably requests such documents for use in connection with any such resale. See "Plan of Distribution."

     The Company intends to apply for listing of the Exchange Notes on the Luxembourg Stock Exchange. The Company does not intend to apply for listing of the Exchange Notes on any other securities exchange, nor does the Company intend to apply for inclusion of the Exchange Notes in any automated quotation system. The Initial Notes, however, have been designated for trading in the Private Offerings, Resales and Trading through Automatic Linkages ("PORTAL") Market of the National Association of Securities Dealers, Inc. Any Initial Notes not tendered and accepted in the Exchange Offer will remain outstanding. To the extent that Initial Notes are not tendered and accepted in the Exchange Offer, a holder's ability to sell such Initial Notes could be adversely affected. Following consummation of the Exchange Offer, the holders of Initial Notes will continue to be subject to the existing restrictions on transfer thereof and the Company will have no further obligation to such holders to provide for the registration under the Securities Act of the Initial Notes. See "Description of the Exchange Notes -- Exchange Offer; Registration Rights." No assurance can be given as to the liquidity of either the Initial Notes or the Exchange Notes.

     THIS PROSPECTUS AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION. HOLDERS OF INITIAL NOTES ARE URGED TO READ THIS PROSPECTUS AND THE RELATED LETTER OF TRANSMITTAL CAREFULLY BEFORE DECIDING WHETHER TO TENDER THEIR INITIAL NOTES PURSUANT TO THE EXCHANGE OFFER.


     Initial Notes may be tendered for exchange prior to 5:00 p.m., New York City time, on March 10, 1998 (such time on such date being hereinafter called the "Expiration Date"), unless the Exchange Offer is extended by the Company (in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended). Tenders of Initial Notes may be withdrawn at any time prior to the Expiration Date. The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Initial Notes being tendered for exchange. The Exchange Offer is, however, subject to certain events and conditions and to the terms of the Registration Rights Agreement dated September 22, 1997 (the "Registration Rights Agreement") between the Company and Morgan Stanley & Co. Incorporated and Merrill Lynch, Pierce, Fenner & Smith Incorporated (together, the "Placement Agents"). Initial Notes may be tendered only in integral multiples of aggregate principal amount of $1,000. The Company has agreed to pay all expenses of the Exchange Offer. This Prospectus, together with the Letter of Transmittal, is being sent to all registered Holders of Initial Notes as of the date hereof.


     The Company will not receive any cash proceeds from the issuance of the Exchange Notes offered hereby. No underwriter is being used in connection with the Exchange Offer. See "Use of Proceeds of the Exchange Notes" and "Plan of Distribution."
                            ------------------------

                               TABLE OF CONTENTS

                                                  PAGE
                                                  ----
Prospectus Summary.............................     4
Note Regarding Forward-Looking
  Statements...................................    14
Risk Factors...................................    14
Use of Proceeds of the Exchange
  Notes........................................    23
Capitalization.................................    24
Selected Financial and Operating Data..........    25
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................    27
The Exchange Offer.............................    33
Business.......................................    40

                                                  PAGE
                                                  ----
Management.....................................    51
Certain Transactions...........................    54
Principal Shareholders.........................    54
Description of Credit Facility.................    55
Description of the Exchange Notes..............    57
Certain United States Federal Tax
  Considerations...............................    83
Plan of Distribution...........................    85
Legal Matters..................................    86
Experts........................................    86
Available Information..........................    86
Glossary.......................................    87
Index to Financial Statements..................   F-1

                               PROSPECTUS SUMMARY

     THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS, THE NOTES THERETO AND THE OTHER FINANCIAL DATA CONTAINED ELSEWHERE IN THIS PROSPECTUS. PARTICIPANTS IN THE EXCHANGE OFFER SHOULD CAREFULLY CONSIDER THE FACTORS SET FORTH HEREIN UNDER THE CAPTION "RISK FACTORS" AND ARE URGED TO READ THIS PROSPECTUS IN ITS ENTIRETY. UNLESS OTHERWISE INDICATED, (I) THE INFORMATION IN THIS PROSPECTUS, OTHER THAN THE HISTORICAL FINANCIAL INFORMATION, GIVES EFFECT TO THE REORGANIZATION, THE SHARE REPURCHASE AND THE FIBERSOUTH ACQUISITION (EACH AS DEFINED HEREIN) AND THE OFFERING, AND
(II) REFERENCES HEREIN TO THE "COMPANY" REFER TO BTI TELECOM CORP. ("BTI TELECOM") AND REFERENCES HEREIN TO BTI REFER TO ITS OPERATING SUBSIDIARY, BUSINESS TELECOM, INC. ("BTI"). CERTAIN TERMS RELATING TO THE EXCHANGE NOTES ARE DEFINED UNDER THE HEADING "DESCRIPTION OF THE EXCHANGE NOTES -- CERTAIN DEFINITIONS" BEGINNING ON PAGE 60. CERTAIN OTHER TERMS USED IN THIS PROSPECTUS ARE DEFINED UNDER THE HEADING "DESCRIPTION OF CREDIT FACILITY" BEGINNING ON PAGE 55 AND IN THE "GLOSSARY" BEGINNING ON PAGE 87.

                                  THE COMPANY

     BTI believes that it is a leading provider of telecommunications services in the southeastern United States. BTI currently offers (i) integrated telecommunications services, including long distance (domestic and international, "1+" outbound dialing and toll-free service), data, Internet access, paging, advanced intelligent network ("AIN") applications, operator and other enhanced services, primarily to small and medium-sized business customers, and (ii) wholesale telecommunications services, including switched, dedicated access (private line and dedicated data facilities) and special access services, primarily to telecommunications carriers. BTI had pro forma revenues of approximately $149.9 million and earnings before interest, income taxes, depreciation and amortization ("EBITDA") of approximately $9.7 million for the year ended December 31, 1996, and pro forma revenues of approximately $148.3 million and EBITDA of approximately $6.7 million for the nine months ended September 30, 1997. For the five years ended December 31, 1996, BTI's revenues increased at a compound annual growth rate of approximately 37.6%. As of September 30, 1997, BTI provided its services to over 31,000 business customers and over 150 telecommunications carriers and other end-user customers.

     BTI has begun, and intends to continue, adding local exchange services to its current array of integrated telecommunications services where authorized. With the addition of local exchange, BTI will be able to offer "one-stop" integrated telecommunications services, tailored to the individual needs of small to medium-sized business customers. BTI began offering local exchange services in selected markets in October 1997, initially by reselling the services of the incumbent local exchange carriers ("ILECs") in those markets, and intends to install network infrastructure to support local switched services as market conditions warrant.

     BTI entered the wholesale services business to leverage its network infrastructure for its integrated telecommunications services business. BTI provides wholesale services to telecommunications carriers and other end-user customers, including Nextel Communications, GTE, Sprint Mid-Atlantic, BellSouth Mobility, UUNET, WorldCom, PSINet, ITC DeltaCom and CCI (McLeod). BTI provides access services over its fiber optic network, which currently extends approximately 65 route miles in North Carolina, linking Raleigh, Durham and the Research Triangle Park area.

     BTI operates an advanced telecommunications network including digital switches in Atlanta, Dallas, New York, Orlando and Raleigh interconnected by leased transmission capacity from major facilities-based carriers (including AT&T, MCI and WorldCom). BTI uses multiple carriers and multiple switches in order to improve network redundancy and re-route capability. BTI leases network capacity either on its own or through its membership in the Associated Communications Companies of America (the "ACCA"), an 11-member trade association co-founded by BTI in 1993. The ACCA negotiates with carriers for bulk transmission capacity for its members. The collective buying power of its members enables the ACCA to negotiate as if it were one of the larger long distance providers in the United States. In October 1997, BTI entered into an agreement to acquire, through long-term lease on an irrevocable right to use ("IRU") basis, approximately 3,200 route miles of fiber optic network to be built over 18 months to serve markets from New York to Miami and Nashville, Tennessee. BTI believes that this network will enable it to carry its intraregional telecommunications traffic over its owned facilities, thereby reducing its cost of services by decreasing payments to other carriers for use of their transport facilities.

     BTI's objective is to strengthen the market position it believes that it holds as a leading provider of telecommunications services in the southeastern United States. To achieve this objective, BTI intends to (i) leverage its current market position, extensive customer base, brand name and network capacity to aggressively penetrate the local exchange market and enter new geographic markets while further penetrating existing markets and (ii) expand its telecommunications network to lower the cost of providing services to its customers. See "Risk Factors -- Significant Capital Requirements," " -- Ability to Service Debt" and " -- Anticipated Future Negative Cash Flow After Capital Expenditures." As part of its expansion strategy, BTI may make acquisitions and enter into joint ventures or strategic alliances with businesses that are related or complementary to its current operations; however, BTI has no current understanding, commitment or agreement with respect to any such transaction. The principal elements of BTI's business strategy include:

     PROVIDING INTEGRATED TELECOMMUNICATIONS SERVICES TO SMALL AND MEDIUM-SIZED BUSINESS CUSTOMERS. BTI believes that there is substantial and growing demand, particularly in the southeastern United States, among small and medium-sized businesses for an integrated package of services. BTI offers long distance, data, Internet access, paging, AIN, operator and other enhanced services to small and medium-sized businesses, and began adding local telephone service to its current service offerings in October 1997. BTI believes that bundling local telephony with its current array of telecommunications services will enable it to offer "one-stop" integrated telecommunications services and allow it to leverage its existing infrastructure, increase customer retention and better penetrate its target markets.

     RAPIDLY PENETRATING THE LOCAL EXCHANGE MARKET. BTI is among the first providers of competitive local exchange carrier ("CLEC") services in key markets in the southeastern United States and intends to leverage its sales force and existing customer base to rapidly gain CLEC market share. BTI began offering local exchange services in selected markets throughout the southeastern United States in October 1997. BTI is currently in the process of installing a Lucent 5ESS local switch in Raleigh, where it will begin offering switch-based local exchange services in late 1997. Following its "smart-build" strategy, BTI will initially resell ILEC services in its other target markets, and intends to install network infrastructure to support local switched services as market conditions warrant.

     "SMART-BUILDING" ITS NETWORK EXPANSION. BTI's strategy since its inception has been to add revenue-producing customers before building or acquiring additional network capacity. BTI believes that using this "smart-build" strategy reduces the risks associated with speculative network expansion and allows it to focus its capital expenditures in markets where network expansion will provide competitive or cost advantages. Given BTI's favorable experience leasing network capacity at competitive rates, through the ACCA and otherwise, BTI has typically chosen to lease network capacity to enter new markets prior to building or purchasing capacity. Following its "smart-build" strategy, in October 1997 BTI entered into an agreement to lease on an IRU basis for the lesser of 25 years or the life of the fiber approximately 3,200 route miles of fiber optic network to be built over 18 months to serve markets from New York to Miami and Nashville, Tennessee. This network will enable BTI to carry its intraregional telecommunications traffic over its owned facilities, thereby reducing its cost of services by decreasing payments to other carriers for use of their transport facilities. BTI also intends to follow its "smart-build" strategy in entering the local exchange market.

     BUILDING MARKET SHARE BY FOCUSING ON PERSONALIZED SALES, MARKETING AND CUSTOMER SERVICE. BTI believes that the key to revenue growth in its target markets is capturing and retaining customers through effective, personalized sales, marketing and customer service programs. BTI's direct sales force markets BTI's entire range of services and is responsible and rewarded for obtaining and maintaining face-to-face relationships with business customers. BTI seeks to build long-term relationships with its customers by responding rapidly and creatively to their telecommunications needs. BTI currently has 22 sales offices staffed by representatives trained in marketing BTI's services and providing comprehensive customer service and support. BTI's customer-support software and network architecture give BTI personnel, along with its dealers and agents, immediate access to customer data, allowing for quick and effective response to customer requests and needs. This software also permits BTI to provide its customers one fully integrated monthly billing statement for all of its current services and is expected to permit the inclusion of local exchange service as well.

     FOCUSING ON THE SOUTHEASTERN UNITED STATES. BTI intends to continue to focus on the high-growth southeastern United States in order to leverage its existing market presence and telecommunications network in the region. In 1996, the Company derived over 75% of its revenue from North Carolina, South Carolina, Georgia,

Florida and Virginia. BTI believes that its regional focus will enable it to take advantage of economies of scale in network infrastructure, operations and maintenance, sales, marketing and management, and further develop its long-standing customer and business relationships in the region. BTI's market presence in the southeastern United States should provide opportunities for BTI to increase revenues and gain market share in the region.

     LEVERAGING PROVEN MANAGEMENT TEAM. The Company's management team consists of experienced telecommunications executives led by Peter T. Loftin, Chairman and Chief Executive Officer of the Company, who founded BTI 13 years ago. Other members of the team include R. Michael Newkirk, President and Chief Operating Officer, H.A. (Butch) Charlton, Senior Vice President, Sales, and Brian K. Branson, Chief Financial Officer. These executives collectively have over 60 years of experience in the telecommunications industry.

     The Company's principal executive offices are located at BTI Corporate Center, 4300 Six Forks Road, Raleigh, North Carolina 27609, and its telephone number at that location is (800) 849-9100.

                                THE TRANSACTIONS

     The Company has undertaken a series of transactions (collectively, the "Transactions") that are designed to provide BTI with greater liquidity and financial flexibility and enhance its ability to execute its business strategy, including rapidly penetrating the local exchange market and expanding its network.

     The Transactions, each of which was consummated on September 22, 1997, consisted of the following:

          1. BTI entered into a five-year, senior secured reducing revolving credit facility (the "Credit Facility"), guaranteed by the Company, with General Electric Capital Corporation ("GE Capital"), amending and restating its then-existing credit facility with GE Capital (the "Original Credit Facility"), to provide BTI with up to $60.0 million of availability to be used for working capital and other purposes, including capital expenditures;

        2. BTI repaid all $26.6 million of indebtedness outstanding under the Original Credit Facility, including accrued interest thereon (the "BTI Refinancing");

          3. BTI repurchased, pursuant to a Stock Purchase Option and Put Option Agreement dated July 1, 1992, as amended (the "Shareholders' Agreement"), among BTI, Peter T. Loftin, the Company's Chairman and Chief Executive Officer, and A.B. Andrews (the "Retiring Shareholder"), the 50% interest in BTI held by the Retiring Shareholder for approximately $28.3 million (the "Share Repurchase");

          4. the Company issued $250.0 million aggregate principal amount of Initial Notes in the Offering;

          5. BTI was merged with a wholly owned subsidiary of BTI Telecom and converted for income tax purposes from an S corporation to a C corporation (the "Reorganization"); and

          6. in order to obtain equipment and technology it needs to begin offering local exchange services and expand its fiber optic facilities, BTI acquired substantially all of the assets of FiberSouth, Inc. ("FiberSouth"), whose principal shareholder is Peter T. Loftin, the Company's Chairman and Chief Executive Officer, for $35.3 million (the "FiberSouth Acquisition"). The assets acquired in this acquisition included FiberSouth's Lucent 5ESS local switch and its 65-mile fiber optic network in North Carolina linking Raleigh, Durham and the Research Triangle Park area. In connection with the FiberSouth Acquisition, BTI repaid all of FiberSouth's outstanding indebtedness (approximately $5.2 million), together with accrued interest thereon.

                           THE INITIAL NOTES OFFERING

The Initial Notes............................  $250.0 million aggregate principal amount of 10 1/2% Senior Notes due 2007. The Initial Notes were sold by the Company on September
                                               17, 1997 to the Placement Agents pursuant to a Placement
                                               Agreement, dated September 17, 1997 (the "Placement Agreement").
                                               The Placement Agents subsequently resold the Initial Notes to qualified institutional buyers pursuant to Rule 144A under the
                                               Securities Act and to a limited number of Accredited Investors.
Registration Rights Agreement................  Pursuant to the Placement Agreement, the Company, and the
                                               Placement Agents entered into a Registration Rights Agreement, which grants the holders of the Initial Notes certain exchange and registration rights. The Exchange Offer is intended to satisfy such exchange rights, which terminate upon the consummation of the
                                               Exchange Offer.

                               THE EXCHANGE OFFER

The Exchange Notes...........................  The forms and terms of the Exchange Notes are identical in all material respects to the terms of the Initial Notes for which they may be exchanged pursuant to the Exchange Offer, except for certain transfer restrictions and registration rights relating to the Initial Notes and except for certain penalty interest
                                               provisions relating to the Initial Notes described below under
                                               " -- Terms of the Exchange Notes."
The Exchange Offer...........................  The Company is offering to exchange $1,000 principal amount of
                                               Exchange Notes for each $1,000 principal amount of Initial Notes.
                                               As of the date hereof, $250.0 million aggregate principal amount of Initial Notes are outstanding. The Company will issue the
                                               Exchange Notes to holders on or promptly after the Expiration
                                               Date.
                                               Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for Initial Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the
                                               Securities Act; provided that such Exchange Notes are acquired in the ordinary course of such holder's business and that such holder does not intend to participate and has no arrangement or
                                               understanding with any person to participate in the distribution of such Exchange Notes. Each holder accepting the Exchange Offer is required to represent to the Company in the Letter of
                                               Transmittal that, among other things, (i) the Exchange Notes will be acquired by the holder in the ordinary course of business, (ii)
                                               the holder is not an "affiliate" (as defined in Rule 405 under the
                                               Securities Act) of the Company, and (iii) the holder is not participating, does not intend to participate, and has no
                                               arrangement or understanding with any person to participate, in the distribution of such Exchange Notes.
                                               Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such

                                               Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resale of Exchange Notes received in exchange for Initial Notes where such Initial Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale; provided that the Company has no obligation to amend or supplement this Prospectus unless it has received written notice from a broker-dealer of its prospectus delivery requirements under the Securities Act within five business days following consummation of the Exchange Offer. See
                                               "Plan of Distribution."
                                               Any holder who tenders in the Exchange Offer with the intention to participate, or for the purpose of participating, in a
                                               distribution of the Exchange Notes could not rely on the position of the staff of the Commission enunciated in no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the
                                               Securities Act in connection with any resale transaction. Failure to comply with such requirements in such instance may result in such holder incurring liability under the Securities Act for which the holder is not indemnified by the Company.
Expiration Date; Withdrawal of Tender........  The Exchange Offer will expire at 5:00 p.m., New York City time, on March 10, 1998, or such later date and time to which it is extended by the Company (the "Expiration Date"). The tender of
                                               Initial Notes pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date. Any Initial Notes not accepted for exchange for any reason will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.
Certain Conditions to the Note Exchange
  Offer......................................  The Exchange Offer is subject to certain customary conditions, which may be waived by the Company. See "The Exchange
                                               Offer -- Certain Conditions to the Exchange Offer."
Procedures for Tendering Initial Notes.......  Each holder of Initial Notes wishing to accept the Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of
                                               Transmittal, or such facsimile, together with such Initial Notes and any other required documentation to the Exchange Agent at the address set forth herein.
Special Procedures for Beneficial Owners.....  Any beneficial owner whose Initial Notes are registered in the name of a broker, dealer, commercial bank, trust or other nominee and who wishes to tender such Initial Notes in the Exchange Offer should contact such registered holder and promptly instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of
                                               Transmittal and delivering

                                               his Initial Notes, either make appropriate arrangements to register ownership of the Initial Notes in such owner's name or obtain a properly completed bond power from the registered holder.
                                               The transfer of registered ownership may take considerable time and may not be able to be completed prior to the Expiration Date.
Registration Requirements....................  The Company has agreed to use its best efforts to consummate, by
                                               March 22, 1998, the registered Exchange Offer pursuant to which holders of the Initial Notes will be offered an opportunity to exchange their Initial Notes for the Exchange Notes that will be issued without legends restricting the transfer thereof. In the event that applicable interpretations of the staff of the
                                               Commission do not permit the Company to effect the Exchange Offer or in certain other circumstances, the Company has agreed to file a Shelf Registration Statement covering resales of the Initial
                                               Notes and to use their best efforts to cause such Shelf
                                               Registration Statement to be declared effective under the
                                               Securities Act and, subject to certain exceptions, keep such Shelf
                                               Registration Statement effective until two years after the original issuance of the Initial Notes.
Certain Federal Income Tax
  Consequences...............................  Based upon the opinion of Wyrick Robbins Yates & Ponton LLP, there will be no U.S. federal income tax consequences to holders exchanging Initial Notes for Exchange Notes pursuant to the
                                               Exchange Offer. See "Certain United States Federal Tax
                                               Consequences."
Use of Proceeds..............................  There will be no cash proceeds to the Company from the exchange of
                                               Notes pursuant to the Exchange Offer. See "Use of Proceeds of the
                                               Exchange Notes."
Consequences of Exchanging Initial
  Notes......................................  As a result of the making of this Exchange Offer, the Company will have fulfilled certain of their obligations under the Registration
                                               Rights Agreement, and holders of Initial Notes who do not tender their Notes will generally not have any further registration rights under the Registration Rights Agreement or otherwise. Such holders will continue to hold the untendered Initial Notes and will be entitled to all the rights and subject to all the
                                               limitations applicable thereto under the Indenture except to the extent such rights or limitations, by their terms, terminate or cease to have further effectiveness as a result of the Exchange
                                               Offer. All untendered Initial Notes will continue to be subject to certain restrictions on transfer. Accordingly, if any Initial
                                               Notes are tendered and accepted in the Exchange Offer, the trading market for the untendered Initial Notes could be adversely affected.
Exchange Agent...............................  First Trust of New York, National Association, is the Exchange
                                               Agent. The address and telephone number of the Exchange Agent are set forth in "The Exchange Offer -- Exchange Agent."


                          TERMS OF THE EXCHANGE NOTES


General......................................  The form and terms of the Exchange Notes are the same as the form and terms of the Initial Notes (which they replace) except that
                                               (i) the Exchange Notes have been registered under the Securities
                                               Act and, therefore, will not bear legends restricting the transfer thereof, and (ii) the holders of Exchange Notes will not be entitled to certain rights under the Registration Rights

                                       9

                                               Agreement, including the provisions providing for an increase in the interest rate on the Initial Notes in certain circumstances relating to the timing of the Exchange Offer, which rights will terminate when the Exchange Offer is consummated. See "The
                                               Exchange Offer -- Consequences of Failure to Exchange." The
                                               Exchange Notes will evidence the same debt as the Initial Notes and will be entitled to the benefits of the Indenture. See
                                               "Description of the Exchange Notes."
Maturity.....................................  September 15, 2007.
Interest.....................................  The Exchange Notes will bear interest at the rate of 10 1/2% per annum from September 17, 1997, the date of issuance of the Initial
                                               Notes that are tendered in exchange for the Exchange Notes (or the most recent interest Payment Date to which interest on such Notes has been paid). Accordingly, holders of Initial Notes that are accepted for exchange will not receive interest on the Initial
                                               Notes that is accrued by unpaid at the time of tender, but such interest will be payable on the first Interest Payment Date after the Expiration Date. Interest on the Exchange Notes will be payable semiannually in cash on each March 15 and September 15, commencing March 15, 1998.
Security.....................................  Pursuant to the Indenture, approximately $74.1 million of the net proceeds from the Offering were used by the Trustee to purchase a portfolio of Pledged Securities (consisting only of U.S.
                                               securities) that are being held as security for the payment of the first six scheduled interest payments due on the Initial Notes and the Exchange Notes. The Pledged Securities are being held by the
                                               Trustee for the benefit of the holders of the Initial Notes and the Exchange Notes pursuant to the Pledge Agreement pending disbursement. The Notes are not guaranteed by any Company
                                               subsidiary, and no subsidiary's stock is pledged as collateral for the Notes. After the first six scheduled interest payments on the
                                               Initial Notes and the Exchange Notes are made, the Initial Notes and the Exchange Notes will be unsecured. See "Description of the
                                               Exchange Notes -- Security."
Optional Redemption..........................  The Exchange Notes are redeemable at the option of the Company, in whole or in part, at any time on or after September 15, 2002, at
                                               105.25% of their principal amount, plus accrued interest,
                                               declining ratably to 100% of their principal amount, plus accrued interest, on or after September 15, 2004. See "Description of the
                                               Exchange Notes -- Optional Redemption." In addition, at any time prior to September 15, 2000, the Company may redeem up to 35% of the aggregate principal amount of Notes from the proceeds of one or more Public Equity Offerings at 110.5% of their principal amount, plus accrued interest; provided that after any such redemption at least $162.5 million aggregate principal amount of
                                               Notes remains outstanding.
Change of Control............................  Upon a Change of Control, the Company will be required to make an offer to purchase the Exchange Notes at a purchase price equal to
                                               101% of their principal amount, plus accrued interest. There can be no assurance that the Company will have sufficient funds available at the time of any Change of Control to make any required debt repayment (including repurchases of the Notes). See
                                               "Description of the Exchange Notes -- Repurchase of Notes upon a
                                               Change of Control."

Ranking......................................  The Exchange Notes will be unsecured (except as described above under " -- Security"), unsubordinated indebtedness of the Company, ranking PARI PASSU in right of payment with all existing and future unsubordinated indebtedness of the Company and senior in right of payment to all subordinated indebtedness of the Company.
                                               As of September 30, 1997, the Company had (on an unconsolidated basis) no indebtedness outstanding other than the Exchange Notes.
                                               However, the Company is a holding company and the Exchange Notes will be effectively subordinated to all existing and future liabilities (including trade payables) of the Company's
                                               subsidiaries. As of September 30, 1997, the subsidiaries of the
                                               Company had $34.4 million of liabilities (excluding intercompany payables), including $2.0 million of indebtedness (including capital leases). In September 1997, a subsidiary of the Company entered into the $60.0 million Credit Facility with GE Capital to be used for working capital and other purposes, including
                                               refinancing existing indebtedness, capital expenditures and permitted acquisitions. The Credit Facility is secured by
                                               substantially all of the assets of the Company's subsidiaries. In addition, all obligations under the Credit Facility are guaranteed by the Company and its other subsidiaries. Indebtedness under the
                                               Credit Facility is effectively senior to the Exchange Notes
                                               (except as described under " -- Security") to the extent of such security interests. See "Risk Factors -- Holding Company
                                               Structure; Priority of Secured Debt" and "Description of Credit
                                               Facility."
Certain Covenants............................  The Indenture contains certain covenants that, among other things, restrict the ability of the Company and its Restricted
                                               Subsidiaries to incur additional indebtedness, create liens, engage in sale-leaseback transactions, pay dividends or make distributions in respect of their capital stock, make investments or certain other restricted payments, sell assets, redeem capital stock, issue or sell stock of Restricted Subsidiaries, enter into transactions with stockholders or affiliates or effect a
                                               consolidation or merger. However, these limitations are subject to a number of important qualifications and exceptions. See
                                               "Description of the Exchange Notes -- Covenants."


     For additional information regarding the Exchange Notes, see "Description of the Exchange Notes."

                                  RISK FACTORS

     See "Risk Factors" beginning on page 14 for a discussion of certain factors that should be considered by participants in the Exchange Offer.

                      SUMMARY FINANCIAL AND OPERATING DATA


     The following summary historical financial and operating data for the three years ended December 31, 1996 were derived from the audited financial statements of the Company. The summary financial data presented below as of and for the nine months ended September 30, 1996 and 1997 were derived from the unaudited financial statements of the Company and in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the nine months ended September 30, 1997 are not necessarily indicative of the results that may be expected for the entire year or any future interim period.

     The pro forma statements of operations data give effect to the Transactions as if each had occurred on January 1, 1996. The pro forma financial and operating information does not purport to represent what the Company's results of operations would have been if these transactions had in fact occurred on these dates, nor does it purport to indicate the future financial position or results of future operations of the Company. The pro forma adjustments are based on currently available information and certain assumptions that management believes to be reasonable. All pro forma information is unaudited. The summary historical and pro forma financial and operating data set forth below should be read in conjunction with "Selected Financial and Operating Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," the financial statements and notes thereto and other financial and operating data contained elsewhere in this Prospectus.

                                               YEAR ENDED DECEMBER 31,                     NINE MONTHS ENDED SEPTEMBER 30,
                                -----------------------------------------------------  ----------------------------------------
                                                                          PRO FORMA                                 PRO FORMA
                                   1994          1995          1996          1996          1996          1997          1997
                                -----------  ------------  ------------  ------------  ------------  ------------  ------------
STATEMENT OF OPERATIONS DATA:
Revenues....................... $91,547,763  $114,536,706  $148,780,816  $149,923,351  $106,237,643  $145,145,510  $148,271,741
Operating expenses:
  Cost of services.............  54,424,983    68,199,125    90,820,467    90,236,755    62,884,645   101,238,476   102,724,266
  Selling, general and
    administrative expenses....  33,671,250    44,732,343    53,791,036    54,924,909    40,688,329    43,753,394    45,173,007
                                -----------  ------------  ------------  ------------  ------------  ------------  ------------
    Total operating expenses...  88,096,233   112,931,468   144,611,503   145,161,664   103,572,974   144,991,870   147,897,273
                                -----------  ------------  ------------  ------------  ------------  ------------  ------------
Income from operations.........   3,451,530     1,605,238     4,169,313     4,761,687     2,664,669       153,640       374,468
Interest expense(a)............    (749,661)   (1,296,707)   (1,695,324)  (27,762,707)   (1,366,903)   (2,108,730)  (21,339,675)
Gain on sale of marketable
  securities...................          --        62,298       131,910       131,910            --            --            --
                                -----------  ------------  ------------  ------------  ------------  ------------  ------------
Income (loss) before income
  taxes........................   2,701,869       370,829     2,605,899   (22,869,110)    1,297,766    (1,955,090)  (20,965,207)
Income taxes...................          --            --            --            --            --     2,210,000     2,210,000
                                -----------  ------------  ------------  ------------  ------------  ------------  ------------
Net income (loss)..............   2,701,869       370,829     2,605,899  $(22,869,110)    1,297,766  $ (4,165,090) $(23,175,207)
                                                                         ------------                ------------  ------------
                                                                         ------------                ------------  ------------
Pro forma income taxes(b)......   1,134,785       155,748     1,094,478                     545,062
                                -----------  ------------  ------------                ------------
Pro forma net income
  (loss)(b).................... $ 1,567,084  $    215,081  $  1,511,421                $    752,704
                                -----------  ------------  ------------                ------------
                                -----------  ------------  ------------                ------------
OTHER FINANCIAL DATA:
Capital expenditures, including
  line access fees............. $ 4,434,616  $ 10,717,866  $  8,589,707  $  9,792,395  $  5,690,992  $  7,973,910  $  8,496,278
Depreciation and
  amortization.................   2,748,903     3,073,368     4,471,623     4,917,636     3,256,526     4,545,000     5,603,186
Net cash provided by (used in)
  operating activities.........   6,230,855     9,446,250      (175,347)       64,077    (1,445,198)    7,044,372     9,410,711
Net cash used in investing
  activities...................  (4,529,987)  (10,721,433)   (8,222,677)   (9,560,830)   (5,487,329) (117,154,062) (117,778,785)
Net cash provided by (used in)
  financing activities.........  (1,700,868)    1,581,023     8,588,694     9,446,750     6,750,176   187,846,641   187,830,391
EBITDA(c)......................   6,200,433     4,678,606     8,640,936     9,679,323     5,921,195     5,406,140     6,685,154
Ratio of earnings to fixed
  charges(d)...................         3.3x          1.2x          1.8x           --           1.5x           --            --

BALANCE SHEET DATA (AT PERIOD
  END):
Working capital (deficit)...... $(1,546,220) $ (5,182,319) $    741,199                $  2,315,053  $ 99,829,161
Property and equipment, net....   9,008,664    16,792,434    21,498,067                  18,888,377    30,230,037
Total assets...................  26,802,487    35,968,645    48,223,809                  44,684,021   221,493,450
Debt and capital lease
  obligations..................   8,388,172    13,553,439    25,017,610                  23,140,561   252,045,816
Shareholders' equity
  (deficit)....................   4,070,371     1,896,559     2,374,398                   1,436,172   (63,129,976)

                                                        (FOOTNOTES ON NEXT PAGE)

     (a) Pro forma interest expense reflects (i) interest expense of $26,250,000 and $19,687,500, for the year ended December 31, 1996 and the nine months ended September 30, 1997, respectively, relating to the Notes, the amortization of $860,000 and $645,000, respectively, of debt issuance costs relating to the Offering, and the amortization of $135,000 and $101,250, respectively, of financing fees related to the Credit Facility, and (ii) the elimination of $1,659,441 and $1,674,487 of interest expense for the year ended December 31, 1996 and the nine months ended September 30, 1997, respectively, relating to the $26,597,914 indebtedness repaid in the BTI Refinancing and $5,227,691 repaid in connection with the FiberSouth Acquisition. Pro forma interest expense excludes interest income of $3,742,360 and $2,806,770, respectively, for the year ended December 31, 1996 and the nine months ended September 30, 1997, that would have been earned on the $74,093,277 of the proceeds from the Offering placed in a pledged account to secure and fund the first six scheduled interest payments (including .5% interest in the event the Exchange Offer is not consummated as required) on the Notes.


     (b) Historical financial information for the three years in the period ended December 31, 1996 and the nine months ended September 30, 1996 does not include a provision for income taxes because, prior to the Reorganization, BTI was an S corporation not subject to income taxes. Net income has been adjusted on a pro forma basis to reflect the tax that would have been paid by BTI if it had been subject to income tax for the full period. Pro forma net income (loss) for the year ended December 31, 1996 and for the nine months ended September 30, 1997 does not include an adjustment for income taxes due to the pro forma net loss.

     (c) EBITDA consists of income (loss) before interest, income taxes, depreciation, amortization, other income and expense and non-cash compensation expense recorded in accordance with APB No. 25. EBITDA is provided because it is a measure commonly used in the industry. EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered an alternative to net income as a measure of performance or to cash flow as a measure of liquidity. EBITDA is not necessarily comparable with similarly titled measures for other companies. Pro forma EBITDA for the year ended December 31, 1996 and the nine months ended September 30, 1997 excludes an estimated $3,742,360 and $2,806,770, respectively, of interest income that would have been earned on the $74,093,277 placed in a pledged account and invested in Pledged Securities to fund the first six scheduled interest payments on the Notes. See "Description of the Notes -- Security."

     (d) The ratio of earnings to fixed charges is computed by dividing income before income taxes and fixed charges (other than capitalized interest) by fixed charges. Fixed charges consist of interest charges, amortization of debt issuance costs and discount or premium related to indebtedness, whether expensed or capitalized, and that portion of rental expense the Company believes to be representative of interest (estimated to be one-third of such expense). For the nine months ended September 30, 1997, earnings were insufficient to cover fixed charges by $4,165,090. For the year ended December 31, 1996 and the nine months ended September 30, 1997, on a pro forma basis giving effect to the Transactions, earnings would have been insufficient to cover fixed charges by $22,869,110 and $23,202,451, respectively.

                   NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This Prospectus contains certain "forward-looking statements" which represent the Company's expectations or beliefs, including, but not limited to, statements concerning: industry performance; the Company's operations, performance, financial condition, growth and acquisition strategies, margins; and growth in sales of the Company's services. For this purpose, any statements contained in this Prospectus that are not statements of historical fact may be deemed to be forward-looking statements by their nature involve substantial risks and uncertainties, certain of which are beyond the Company's control, and actual results may differ materially depending on a variety of important factors, including those described in "Risk Factors" below.

                                  RISK FACTORS

     IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, THE FOLLOWING RISK FACTORS SHOULD BE CAREFULLY CONSIDERED IN EVALUATING THE COMPANY AND ITS BUSINESS BEFORE PARTICIPATING IN THE EXCHANGE OFFER.

ANTICIPATED FUTURE NEGATIVE CASH FLOW AFTER CAPITAL EXPENDITURES

     Although its revenue has increased substantially in each of the last three years, the Company also has experienced significant increases in expenses associated with the development and expansion of its customer base and network infrastructure. For the years ended December 31, 1994, 1995 and 1996, the Company's EBITDA less capital expenditures and interest expense was $1.0 million, $(7.3) million and $(1.6) million, respectively, and for the nine months ended September 30, 1996 and 1997 was $(1.1) million and $(4.7) million, respectively. After giving pro forma effect to the Transactions, for the year ended December 31, 1996 and the nine months ended September 30, 1997, the Company's EBITDA less capital expenditures and interest expense would have been $(27.9) million and $(23.2) million, respectively. The Company expects to incur significant and increasing negative cash flow (after capital expenditures) during the next several years as it implements its business strategy to expand its telecommunications service offerings, expand its fiber optic network and enter new markets. There can be no assurance that the Company will sustain profitability or achieve or sustain positive net cash flow in the future. If the Company cannot do so, it may not be able to meet its working capital or debt service requirements, which could have a material adverse effect on the Company and its ability to meet its obligations on the Notes. See " -- Significant Capital Requirements," " -- Uncertainty of Additional Financing" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

SIGNIFICANT CAPITAL REQUIREMENTS

     Expansion of BTI's network, operations and services will require significant capital. The Company currently estimates that its aggregate capital expenditure requirements will total approximately $21.5 million for the second half of 1997 and $62.3 million for 1998. The Company anticipates making substantial capital expenditures thereafter. Capital expenditures will be primarily for the addition of local telephone service to its integrated telecommunications services offerings, including the acquisition and installation of switches, opening direct sales and dealer service offices, expansion of its fiber optic network (including transmission equipment), and infrastructure enhancements. Although there can be no assurance, the Company believes that the net proceeds from the Offering, together with cash on hand, cash flow from operations and borrowings under the Credit Facility, will provide sufficient funds to enable BTI to expand its business as currently planned. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

UNCERTAINTY OF ADDITIONAL FINANCING

     The actual amount and timing of the Company's future capital requirements may differ materially from the Company's estimate, depending on the demand for BTI's services and as a result of regulatory, technological and competitive developments (including new market developments and new opportunities) in the Company's industry. The Company may also require additional capital in the future (or sooner than currently anticipated) for new business activities related to its current and planned businesses, or in the event it decides to make additional acquisitions or enter into joint ventures and strategic alliances. Sources of additional capital may include cash flow from operations and public and private equity and debt financings. There can be no assurance, however, that the Company will be successful in producing sufficient cash flow or raising sufficient debt or capital to meet its strategic objectives or that such funds, if available, will be available on a timely basis and on terms that are acceptable to the Company and within the limitations contained in the Company's financing arrangements. See " -- High Leverage," " -- Ability to Service Debt" and " -- Restrictive Covenants." Failure to generate or raise sufficient funds may require the Company to delay or abandon some or all of its future expansion plans or expenditures, which could have a material adverse effect on the Company. Such failure could also limit the ability of the Company to make principal and interest payments on its indebtedness, including the Notes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

ABILITY TO SERVICE DEBT

     At September 30, 1997, the Company had $252.0 million of debt and capital lease obligations, and its shareholder's deficit was $63.1 million. On a pro forma basis, giving effect to the Transactions, the Company's earnings would have been insufficient to cover its fixed charges for the year ended December 31, 1996 and the nine months ended September 30, 1997 by $22.9 million and $23.2 million, respectively, and its EBITDA less capital expenditures and interest expense, net, would have been $(27.9) million and $(23.9) million, respectively.

     There can be no assurance that the Company will be able to improve its earnings before fixed charges or that the Company will be able to meet its debt service obligations, including its obligations on the Notes. If the Company is unable to generate sufficient cash flow or otherwise obtain funds necessary to make required payments, or if the Company otherwise fails to comply with the various covenants in its indebtedness, it would be in default under the terms thereof, which would permit the holders of such indebtedness to accelerate the maturity of such indebtedness and could cause defaults under other indebtedness of the Company. Such defaults could result in a default under the Credit Facility or on the Notes and could delay or preclude payment of interest or principal on the Notes. The ability of the Company to meet its obligations will be dependent upon the future performance of the Company, which will be subject to prevailing economic conditions and to financial, business and other factors, including those discussed in "Risk Factors." See "Description of Credit Facility" and "Description of the Notes -- Covenants."

     The successful implementation of BTI's strategy and significant and sustained growth in cash flows from operating activities are necessary for the Company and its subsidiaries to meet their debt service requirements, including its obligations under the Notes. There can be no assurance that BTI will successfully implement its strategy or that the Company will be able to generate sufficient cash flow from operating activities to meet its debt service obligations and working capital requirements. In the event the implementation of BTI's strategy is delayed or is unsuccessful or the Company does not generate sufficient cash flow to meet its debt service and working capital requirements, the Company may need to seek additional financing. There can be no assurance that any such financing could be obtained on a timely basis on terms that are acceptable to the Company, or at all. In the absence of such financing, the Company and its subsidiaries could be forced to dispose of assets in order to make up for any shortfall in the payments due on its indebtedness under circumstances that might not be favorable to realizing the highest price for such assets. There can be no assurance that the assets of the Company and its subsidiaries could be sold quickly enough or for sufficient amounts to enable them to meet their obligations, including its obligations with respect to the Notes.

HIGH LEVERAGE

     The level of the Company's indebtedness could have important consequences to its future prospects, including the following: (i) limiting the ability of the Company to obtain any necessary financing in the future for working capital, capital expenditures, debt service requirements or other purposes; (ii) limiting the flexibility of the Company in planning for, or reacting to, changes in its business; (iii) leveraging the Company more highly than some of its competitors, which may place it at a competitive disadvantage; (iv) increasing its vulnerability in the event of a downturn in its business or the economy generally; (v) making it more difficult for the Company to make payments on the Notes; and (vi) requiring that a substantial portion of the Company's cash flow from operations be dedicated to the payment of principal and interest on its indebtedness and not be available for other purposes. In addition, BTI's indebtedness under the Credit Facility bears interest at variable rates, which causes BTI to be vulnerable to increases in interest rates.

RESTRICTIVE COVENANTS

     The Indenture and the Credit Facility contain restrictions on the Company and its subsidiaries that affect, and in certain cases significantly limit or prohibit, among other things, their ability to incur additional indebtedness, create liens, make investments, issue stock of subsidiaries and sell assets. In addition, the Credit Facility requires the Company to maintain certain financial ratios. See "Description of Credit Facility." There can be no assurance that the Company will be able to maintain such ratios or that such covenants will not adversely affect the Company's ability to finance its future operations or capital needs or to engage in other business activities that may be in the interest of the Company. The limitations in the Indenture are subject to a number of important qualifications. In particular, while the Indenture restricts the Company's ability to incur indebtedness by requiring compliance with specified leverage ratios, it permits the Company to incur an unlimited amount of additional indebtedness to finance the acquisition of equipment, inventory and network assets. See "Description of the Exchange Notes -- Covenants."

HOLDING COMPANY STRUCTURE

     The Company is a holding company with no direct operations and no significant assets other than the stock of BTI. The Company is dependent on the cash flow of BTI to meet its obligations, including the payment of interest and principal on the Notes. BTI is a separate legal entity that has no obligation to pay any amounts due pursuant to the Notes or to make any funds available therefor, whether by dividends, loans or other payments. Because BTI will not guarantee the payment of the principal or interest on the Notes, any right of the Company to receive assets of BTI upon its liquidation or reorganization (and the consequent right of holders of the Notes to participate in the distribution or realize proceeds from those assets) will be effectively subordinated to the claims of the creditors of BTI (including trade creditors and holders of indebtedness of such subsidiary), except if and to the extent the Company is itself a creditor of BTI, in which case the claims of the Company would still be effectively subordinated to any security interest in the assets of BTI held by other creditors. As of September 30, 1997, BTI had approximately $34.4 million of liabilities (excluding intercompany payables), including approximately $2.0 million of indebtedness (including capital leases). In addition, BTI has up to $60.0 million of availability under the Credit Facility. See "Description of Credit Facility" and "Description of the Exchange Notes -- Ranking."

PRIORITY OF SECURED DEBT

     The Notes are unsecured (except with respect to the Pledged Securities) and therefore effectively subordinated to any secured indebtedness of the Company. The Notes are not guaranteed by any Company subsidiary, and no subsidiary's stock is pledged as collateral for the Notes. The Indenture permits the Company and its subsidiaries to incur an unlimited amount of indebtedness to finance the acquisition of equipment, inventory and network assets and to secure such indebtedness, and up to $100.0 million of other secured indebtedness pursuant to one or more credit facilities, including the Credit Facility. The Credit Facility is guaranteed by BTI Telecom. The Credit Facility is secured by a first priority security interest in substantially all of the assets of BTI and a pledge of the capital stock of BTI. Consequently, in the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to the Company, such assets would be available to satisfy obligations of the secured debt (including the Credit Facility) before any payment could be made on the Notes. In addition, to the extent such assets did not satisfy in full the secured indebtedness (including the Credit Facility), the holders of such indebtedness would have a claim for any shortfall that would be pari passu (or effectively senior if the indebtedness were issued by BTI) with the Notes. Accordingly, there may only be a limited amount of assets available to satisfy any claims of the holders of the Notes upon an acceleration of the Notes. See "Description of the Exchange Notes -- Security" and " -- Ranking."

ABILITY TO MANAGE GROWTH

     BTI's rapid growth has placed, and anticipated growth in the future will also place, a significant strain on its administrative, operational and financial resources. BTI's ability to continue to manage its growth successfully will require BTI to enhance its operational, managerial, financial and information systems and controls and to hire and retain qualified sales, marketing, administrative, operating and technical personnel. In particular, as BTI commences providing local exchange services, the need for enhanced provisioning, billing and information systems will increase significantly. In addition, as BTI increases its service offerings and expands its targeted markets, there will be additional demands on customer support, sales and marketing, administrative resources and network infrastructure. There can be no assurance that BTI will be able to successfully enhance its systems and controls or hire and retain qualified personnel. BTI's inability to manage its growth effectively would have a material adverse effect on the Company.

BUSINESS DEVELOPMENT AND EXPANSION RISKS

     The successful implementation of BTI's strategy to expand and develop its business will depend on, among other things, its ability to successfully implement its sales and marketing strategy, evaluate markets, design fiber routes, secure financing, install or obtain fiber optic facilities equipment, acquire rights of way, obtain required government authorizations, comply with applicable regulations and court orders, compete effectively, negotiate interconnection agreements and implement and maintain interconnection to, and co-location with, facilities owned by ILECs and obtain appropriately priced unbundled network elements and wholesale services from the ILECs, all in a timely manner, at reasonable costs and on satisfactory terms and conditions. In addition, the expansion of BTI's services to include local telephony will subject the Company to additional risks. See " -- Risks Related to Local Services Strategy." The expansion of BTI's business may involve acquisitions of other telecommunications businesses and assets. Such transactions commonly involve certain risks including, among others: the difficulty of assimilating the acquired operations and personnel; the potential disruption of BTI's ongoing business and diversion of resources and management time; the possible inability of management to maintain uniform standards, controls, procedures and policies; the risks of entering markets in which BTI has little or no direct prior experience; and the potential impairment of relationships with employees or customers as a result of changes in management. There can be no assurance that BTI will be successful in overcoming these risks and other problems encountered in connection with any future transactions, that any acquired business will be successfully integrated into BTI's operations or that any acquired business will perform as expected. As part of its expansion, BTI may also enter into joint ventures in the future. There are risks in participating in joint ventures, including the risk that the other joint venture partners may at any time have economic, business or legal interests or goals that are inconsistent with those of the joint venture or BTI. The risk is also present that a joint venture partner may be unable to meet its economic or other obligations in the joint venture and that the Company may be required to fulfill some or all of those obligations. Failure of BTI to implement its expansion and growth strategy successfully could have a material adverse effect on the Company.

RISKS RELATED TO LOCAL SERVICES STRATEGY

     BTI began offering local exchange services in late 1997. While some states authorized local competition prior to 1996, the local dial tone services market was largely opened to competition through the passage of the Telecommunications Act of 1996 (the "Telecommunications Act") in February 1996 and subsequent state and Federal regulatory actions designed to implement the Telecommunications Act. Regulatory bodies have not completed all actions expected to be needed to fully implement local service competition, and there is little experience under those decisions that have been made to date. Although BTI has entered into interconnection agreements with BellSouth (the "BellSouth Interconnection Agreement"), GTE and Sprint, BTI will need to enter into interconnection agreements with other ILECs, including Bell Atlantic. Changes in the regulatory environment, including the recent decision of the U.S. Court of Appeals for the Eighth Circuit (the "Eighth Circuit Court"), could make negotiating such agreements more difficult and protracted, and there can be no assurance that BTI will be able to enter into such agreements on terms acceptable to the Company. See " -- Regulation."

     BTI will have to make significant operating and capital investments in order to implement its local exchange service strategy. There are numerous operating complexities associated with providing these services. BTI will be required to develop new products, services and systems and will need to develop new marketing initiatives and train its sales force in connection with selling these services. BTI will also need to implement the necessary provisioning, billing and collection systems for these services. BTI will face significant competition from the Regional Bell Operating Companies (the "RBOCs"), whose core business is providing local dial tone service. The RBOCs, who currently are the dominant providers of services in their markets, are expected to mount a significant competitive response to new entrants such as BTI. BTI also will face significant competitive product and pricing pressures from other ILECs and from other firms seeking to compete in the local services market, including AT&T, MCI, Sprint and WorldCom.

     BTI also expects that the addition of local service to its bundle of telecommunications services will initially have an adverse impact on its gross margin because the gross margin on the resale of local services through ILEC facilities is lower than the gross margin on BTI's existing business. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

DEPENDENCE ON BILLING, CUSTOMER SERVICE AND INFORMATION SYSTEMS

     Sophisticated information and processing systems are vital to BTI's growth and its ability to monitor costs, provision customer orders, bill customers and achieve operating efficiencies. As BTI commences providing dial tone and switched local access services, the need for enhanced billing and information systems will increase significantly. The inability of the Company to adequately identify all of its information and processing needs, or to upgrade systems as necessary, could have a material adverse effect on the ability of the Company to reach its objectives, on its financial condition and results of operations and on its ability to pay interest and principal on the Notes.

DEPENDENCE ON RIGHTS OF WAY AND OTHER THIRD PARTY AGREEMENTS

     BTI has obtained, and in the future will need to obtain, easements, rights of way, franchises and licenses from various private parties, including actual and potential competitors, and local governments in order to implement its business strategy, including constructing and maintaining its fiber optic network. There can be no assurance that BTI will obtain such rights and franchises or will continue to have access to existing rights and franchises after the expiration of such agreements. If a franchise, license or lease agreement were terminated and BTI were forced to remove or abandon a significant portion of its network, such termination could have a material adverse effect on the Company.

REGULATION

     BTI is subject to significant regulation at the federal, state and local levels. Delays in receiving required regulatory approvals or the enactment of adverse regulations or regulatory requirements may have a material adverse effect upon the Company. BTI is required to obtain authorizations from the Federal Communications Commission ("FCC") and state public utility commissions ("PUCs") to offer its telecommunications services, as well as file tariffs for many of its services. Local authorities regulate BTI's access to municipal rights of way. BTI will face new obligations arising out of the Telecommunications Act as it begins to enter the local telephone market. Because the FCC and the states have yet to adopt many of the rules and policies necessary to implement the Telecommunications Act, or to respond to other related local telephone competition issues, it is uncertain how burdensome these requirements will be for BTI. Failure to maintain proper federal and state tariffing or state certification, or noncompliance with federal or state laws or regulations, could have a material adverse effect on the Company.

     Although BTI entered into the BellSouth Interconnection Agreement, pursuant to which it will obtain wholesale local services and access to unbundled network elements from BellSouth, the terms of the BellSouth Interconnection Agreement must be approved by certain of the PUCs regulating BTI's markets. BellSouth recently filed the agreement with such PUCs, however, there can be no assurance that the agreement will be approved by these PUCs on a timely basis, or at all. BTI is currently negotiating interconnection agreements with other local exchange carriers. To the extent such agreements must be approved by any of the PUCs regulating BTI's markets, there can be no assurance that such agreements will be approved by them on a timely basis, or at all.

     In addition, BTI's plans to provide local telephone service are heavily dependent upon implementation of provisions of the Telecommunications Act. The Telecommunications Act preempts state and local laws to the extent that they prohibit local telephone competition, and imposed a variety of new duties on ILECs intended to advance such competition, including the duty to negotiate in good faith with competitors requesting interconnection to the ILEC's network. However, negotiations with ILECs have sometimes involved considerable delays and the resulting negotiated agreements may not necessarily be obtained on terms and conditions that are acceptable to the Company. In such instances, the Company may petition the proper state regulatory agency to arbitrate disputed issues. There can be no assurance that BTI will be able to negotiate acceptable interconnection agreements with ILECs or that if state regulatory authorities impose terms and conditions on the parties in arbitration, such terms will be acceptable to BTI. On August 8, 1996, the FCC adopted rules and policies implementing certain of the local competition provisions of the Telecommunications Act, which rules, in general, are considered favorable to new competitive entrants, but those rules have not been fully implemented. On July 18, 1997, the Eighth Circuit Court vacated certain of the pricing provisions of the FCC rules and the rules that enable new entrants to "pick and choose" elements of existing interconnection agreements between the ILECs and other carriers. The Eighth Circuit Court ruling does not affect the implementation of the FCC's other interconnection rules and does not affect the statutory requirements of the Telecommunications Act, including the statutory requirements that ILECs conduct negotiations and enter into interconnection agreements with competitive carriers. However, the Eighth Circuit Court decision may act to reduce the role of the FCC in fostering competition in the local service market, including the FCC's ability to take enforcement action if the Telecommunications Act is violated, thereby increasing the role of the PUCs. The overall impact of the Eighth Circuit Court decision on the Company cannot yet be determined and there can be no assurance that it will not have a material adverse effect on the Company. In addition, other FCC rules relating to local service competition are still being challenged and there can be no assurance that decisions with respect to such rules will not be adverse to companies seeking to enter the local service market. Although the Company believes that the Telecommunications Act and other state and federal regulatory initiatives that favor increased competition are advantageous to the Company, there can be no assurance that changes in current or future state or federal regulations, including changes that may result from court review of the FCC's implementing rules, or increased competition by ILECs and others resulting from such changes, will not have a material adverse effect on the Company.

     The Telecommunications Act also creates the foundation for increased competition in the long distance market from the RBOCs, which could affect the successful implementation of BTI's business plans. For example, certain provisions eliminate previous prohibitions on the provision of interLATA long distance services (both retail and wholesale) by the RBOCs subject to compliance by such companies with requirements set forth in the Telecommunications Act and implemented by the FCC. The Company could be adversely affected if the RBOCs (particularly BellSouth) are allowed to provide wireline interLATA long distance services within their own regions before local competition is firmly established. In a related development, the FCC is considering proposed new policies and rules that would grant the ILECs additional flexibility in the pricing of interstate access services, and states are considering or are expected to consider ILEC requests for similar regulatory relief with respect to intrastate services. Such flexibility is likely to come first for services offered in the business market. Any pricing flexibility or other significant deregulation of the ILECs could have a material adverse effect on the Company. See "Business -- Regulation."

COMPETITION

     BTI operates in a highly competitive environment, and the level of competition, particularly with respect to pricing, is increasing. Many of BTI's existing and potential competitors have financial, technical and other resources and customer bases and name recognition far greater than those of the Company.

     The long distance market has generally been characterized by over-capacity and declining prices since shortly after the AT&T divestiture in 1984 and has been extremely competitive, with prices declining substantially in recent years. BTI anticipates that prices for its long distance services will continue to decline over the next several years, which will adversely affect the Company's gross margins as a percentage of revenues. The long distance market consists of four major competitors (AT&T, MCI, Sprint and WorldCom), but other companies are building nationwide networks and some compete in various geographic areas. Other competitors are likely to include RBOCs providing out-of-region (and, with the future removal of regulatory barriers, in-region) long distance services, other CLECs, microwave and satellite carriers, and private networks owned by large end-users. If industry capacity expansion results in capacity that exceeds overall demand along any of BTI's routes, severe additional pricing pressure could develop. In addition, strategic alliances or similar transactions, such as the long distance capacity purchasing alliance among certain RBOCs announced in the spring of 1996, could result in additional pricing pressure on long distance carriers. Furthermore, the marginal cost of carrying an additional call over existing fiber optic cable is extremely low. As a result, within a few years, there may be dramatic and substantial price reductions. Such pricing pressure could have a material adverse effect on the Company. In addition, the FCC has announced changes to its interstate access rules that will reduce per-minute access charges and substitute new per-line flat-rate monthly charges. These actions are expected to reduce access rates. AT&T has committed to reduce its long distance rates to reflect access cost reductions, and other competitors of BTI are likely to make similar reductions. In such event, BTI may need to reduce its rates to respond to competitive pressures. See
" -- Dependence on Incumbent Local Exchange Carriers" and
"Business -- Regulation."

     Local telephone and intraLATA long distance services substantially similar to those expected to be offered by BTI are also offered by the ILECs serving the markets that BTI plans to serve. BellSouth is the ILEC and a particularly strong competitor in most of the markets targeted by BTI. BellSouth recently announced its intent to establish its own CLEC to obtain pricing flexibility to compete in areas served by BTI and to provide competitive local services in areas where it is not the ILEC. BellSouth and other ILECs already have relationships with virtually every customer and have the potential to effectively subsidize services of the type offered by BTI from service revenues not subject to effective competition, which could result in even more intense price competition. The Telecommunications Act, other recent state legislative actions, and current federal and state regulatory initiatives provide increased business opportunities for the Company by removing or substantially reducing barriers to local exchange competition. However, these new competitive opportunities are expected to be accompanied by new competitive opportunities for the ILECs. It is also expected that increased local competition will result in increased pricing flexibility for, and relaxation of regulatory oversight of, the ILECs. If the ILECs are permitted to engage in increased volume and discount pricing practices or charge CLECs increased fees for interconnection to their networks, or if the ILECs seek to delay implementation of interconnection by competitors to their networks, the Company's results of operations and financial condition could be adversely affected. There can be no assurance that the Company will be able to achieve or maintain adequate market share or revenues, or compete effectively in any of its markets.

     In addition, a continuing trend toward business combinations and strategic alliances in the telecommunications industry may further enhance competition. For example, the national long distance carrier WorldCom acquired MFS Communications Company, Inc., a CLEC, in December 1996. In November 1997, WorldCom and MCI announced their agreement to merge. In March 1997, BellSouth and International Business Machines Corporation ("IBM") announced an alliance to provide Internet and Intranet services to businesses in the southern United States. These types of strategic alliances could put the Company at a significant competitive disadvantage.

     BTI will also face competition in the markets in which it operates from one or more CLECs operating fiber optic networks, in some cases in conjunction with the local cable television operator or electric utility. One of the primary purposes of the Telecommunications Act is to promote competition, particularly in the local telephone market. AT&T, MCI, Sprint and others have begun to offer local telecommunications services, either directly or in conjunction with other CLECs.

     To complement its telecommunications services offerings, BTI offers data transmission services on a resale basis. The data transmission business is extremely competitive and prices have declined substantially in recent years and are expected to continue to decline.

     The recent World Trade Organization ("WTO") agreement on basic telecommunications services could increase the level of competition faced by the Company. Under this agreement, the United States and other members of the WTO committed themselves to opening their telecommunications markets to competition and foreign ownership and to adopting regulatory measures to protect against anticompetitive behavior by dominant telephone companies.

     The Company also believes that providers of wireless services increasingly will offer, in addition to products that supplement a customer's wireline communications (similar to cellular telephone services in use today), wireline replacement products that may result in wireless services becoming the customer's primary mode of communication. AT&T has announced plans to offer local services using a new wireless technology. AT&T's proposed wireless system would link residential and business telephones via radio waves to the AT&T network. If successful, this new service could further enhance AT&T's ability to market, on a nationwide basis, "one-stop" telecommunications services. Competition with providers of wireless telecommunications services may be intense. Many of the Company's potential wireless competitors have substantially greater financial, technical, marketing, sales, manufacturing and distribution resources than those of the Company.

DEPENDENCE ON INCUMBENT LOCAL EXCHANGE CARRIERS

     BTI is dependent on ILECs to provide access service for the origination and termination of its toll long distance traffic and interexchange private lines. Historically those access charges have made up a significant percentage of the overall cost of providing long distance service. On May 7, 1997, the FCC adopted changes to its interstate access rules that, among other things, will reduce per-minute access charges and substitute new per-line flat rate monthly charges. The FCC also approved reductions in overall access rates, and established new rules to recover subsidies to support universal service and other public policies. The impact of these changes on the Company and its competitors is not yet clear. The Company could be adversely affected if it does not experience access cost reductions proportionally equivalent to those of its competitors.

     BTI intends to obtain the local telephone services of the ILECs on a wholesale basis and resell that service to end users, in the early stages of its local telephone service business, and thereafter plans to install network infrastructure to support local switched services as market conditions warrant. BTI generally will be dependent on ILECs for provision of local telephone service through access to local loops, termination service and, in some markets, central office switches of such carriers. Additionally, BTI will be heavily dependent on the ILECs and other carriers for provisioning of connections to local exchange customers, and will require substantial development of new internal provisioning, billing and customer management systems. Although under the Telecommunications Act the ILECs are generally required to cooperate with BTI, the ILECs can impose significant operating delays on BTI, thereby causing the loss of revenues or slowing of the Company's planned growth. There also are no guarantees that BTI can design and install necessary provisioning, billing and customer management systems in a timely manner to permit BTI to provision local exchange, long distance or data services as planned.

     Any successful effort by the ILECs to deny or substantially limit BTI's access to their network elements or wholesale services would have a material adverse effect on BTI's ability to provide local telephone services. Although the Telecommunications Act imposes interconnection obligations on ILECs, there can be no assurance that BTI will be able to obtain access to such network elements or services at rates, and on terms and conditions, that permit BTI to offer local services at rates that are both profitable and competitive. BTI has entered into the BellSouth Interconnection Agreement, pursuant to which it will obtain wholesale local services and access to unbundled network elements from BellSouth, but the agreement does not provide all material terms for the resale of local services or access to the unbundled network elements. Some of such terms may be affected by pending legal proceedings regarding FCC regulatory requirements, the outcome of which will apply to the industry as a whole. Although there can be no assurance, BTI expects that the BellSouth Interconnection Agreement will provide a foundation for it to provide local service on a reasonable commercial basis in several of its target markets. BTI also has interconnection agreements with GTE and Sprint, and is currently negotiating similar interconnection agreements with other local exchange carriers. The BellSouth Interconnection Agreement expires in January 1999, and there can be no assurance that BTI will be able to renew it under favorable terms, or at all. Many issues relevant to the terms and conditions by which competitors may use the ILEC network and wholesale services remain unresolved. For example, BellSouth and certain other ILECs have taken the position that when a carrier seeking to provide local service obtains all necessary elements (loops and switches) from the ILEC in a combined form, the ILEC retains the right to receive the access revenues associated with service to the customers served on that basis. In addition, the FCC has recently created a task force to examine complaints that competition in the local service market has been delayed by problems that have arisen with respect to the systems used by carriers to order and receive network elements and wholesale services from the ILECs. These systems are necessary for carriers like BTI to provide local service on a timely and competitive basis. See "Business -- Regulation."

RISK OF RAPID TECHNOLOGICAL CHANGES

     The telecommunications industry is subject to rapid and significant changes in technology. Although the Company believes that, for the foreseeable future, these changes will neither materially affect the continued use of its fiber optic networks, digital switches and transmission equipment, nor materially hinder its ability to acquire necessary technologies, the effect of technological changes on the business of the Company and its subsidiaries cannot be predicted. The Company believes its future success will depend, in part, on its ability to anticipate or adapt to such changes and to offer, on a timely basis, services that meet customer demands. There can be no assurance that technological developments in telecommunications will not have a material adverse effect on the Company.

DEPENDENCE ON KEY PERSONNEL

     The Company's business is dependent upon a small number of key management and operating personnel, particularly Peter T. Loftin, Chairman and Chief Executive Officer, R. Michael Newkirk, President and Chief Operating Officer, and H.A. (Butch) Charlton, Senior Vice President, Sales. With the exception of Mr. Charlton, none of these employees has an employment agreement with the Company, and, with the exception of Mr. Loftin, the Company does not maintain "key man" insurance on any of these employees. The loss of the services of key personnel, or the inability to attract, recruit and retain sufficient or additional qualified personnel, could have a material adverse effect on the Company.

POTENTIAL CONFLICTS OF INTEREST WITH SOLE SHAREHOLDER

     All of the outstanding capital stock of the Company is held by Peter T. Loftin, Chairman and Chief Executive Officer of the Company. Accordingly, Mr. Loftin is in a position to elect all of the Company's directors and determine the outcome of corporate actions requiring shareholder approval. Certain decisions concerning the operations or financial structure of the Company may present conflicts of interest between Mr. Loftin and the holders of the Notes. For example, if the Company encounters financial difficulties or is unable to pay its debts as they mature, the interests of Mr. Loftin might conflict with those of the holders of the Notes. In addition, Mr. Loftin may have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in his judgment, could enhance his equity investment in the Company, even though such transactions might involve risk to the holders of the Notes.

     Mr. Loftin has a 50% interest in International Communications, Inc. ("ICI"), a company that sells telecommunications services as an agent for BTI. Conflicts may arise in connection with transactions between ICI and the Company, including the negotiation or enforcement of the terms of such arrangements. In addition, ICI or Mr. Loftin may compete with the Company in the provision of telecommunications services and conflicts of interest may also arise with respect to future business opportunities.

FRAUDULENT CONVEYANCE CONSIDERATIONS

     The Company's management believes that the indebtedness represented by the Notes is being incurred for proper purposes and in good faith, and that, based on present forecasts, asset valuations and other financial information, the Company is solvent, will have sufficient capital for carrying on its business and will be able to pay its debts as they mature. Notwithstanding management's belief, if a court in a suit by an unpaid creditor or representative of creditors were to find that, after giving effect to the sale of the Notes and the applications of the net proceeds therefrom, either (a) the Company incurred such indebtedness with the intent of hindering, delaying or defrauding creditors or (b) the Company received less than reasonably equivalent value or consideration for incurring such indebtedness and (i) was insolvent or was rendered insolvent by reason of such transactions, (ii) was engaged in a business or transaction for which the assets remaining with the Company constituted unreasonably small capital or (iii) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, such court may subordinate such indebtedness to existing and future indebtedness of the Company, avoid such indebtedness and direct the repayment of any amounts paid thereunder to the Company's creditors or take other action detrimental to the holders of such indebtedness. The measure of insolvency for purposes of the foregoing varies depending upon the law of the jurisdiction which is being applied. Generally, however, a company would be considered insolvent if the sum of all its liabilities, including contingent liabilities, were greater than the value of all its property at a fair valuation, or if the present fair saleable value of the company's assets were less than the amount required to repay its liabilities on its debts, including contingent liabilities, as they become absolute and matured.

LACK OF PUBLIC MARKET FOR THE NOTES

     The Notes are a new issue of securities for which there is currently no active trading market. If the Notes are traded after their initial issuance, they may trade at a discount from their face value, depending upon prevailing interest rates, the market for similar securities, the financial condition and prospects of the Company and other factors beyond the control of the Company, including general economic conditions. The Company does not intend to apply for a listing or quotation of the Notes in the United States. Although the Placement Agents have informed the Company that they currently intend to make a market in the Notes, they are not obligated to do so, and any such market making may be discontinued at any time without notice. Accordingly, no assurance can be given as to the development or liquidity of any trading market for the Notes.

                     USE OF PROCEEDS OF THE EXCHANGE NOTES

     This Exchange Offer is intended to satisfy certain obligations of the Company under the Registration Rights Agreement. The Company will not receive any cash proceeds from the issuance of the Exchange Notes offered hereby. In consideration for issuing the Exchange Notes as contemplated in this Prospectus, the Company will receive, in exchange, Initial Notes in like principal amount. The form and terms of the Exchange Notes are identical in all material respects to the form and terms of the Initial Notes, except as otherwise described herein under "The Exchange Offer -- Terms of the Exchange Offer." The Initial Notes surrendered in exchange for the Exchange Notes will be retired and cancelled and cannot be reissued. Accordingly, issuance of the Exchange Notes will not result in any increase in the outstanding debt of the Company.

                                 CAPITALIZATION

     The following table sets forth the cash and capitalization of the Company on a historical basis as of September 30, 1997. This table should be read in conjunction with "Selected Financial and Operating Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," the financial statements, and notes thereto, and the other financial data included elsewhere in this Prospectus.

                                                                                                         BTI
                                                                                                       TELECOM
                                                                                                        CORP.
                                                                                                  SEPTEMBER 30, 1997
                                                                                                  ------------------
Cash............................................................................................     $ 78,233,461
                                                                                                  ------------------
                                                                                                  ------------------
Restricted cash.................................................................................     $ 74,093,277
                                                                                                  ------------------
                                                                                                  ------------------
LONG-TERM DEBT, SHAREHOLDER NOTES PAYABLE, AND CAPITAL LEASE OBLIGATIONS:
  Shareholder notes payable.....................................................................     $  1,930,493
  Capital lease obligations, including current portion of $90,919...............................          115,323
  Senior notes..................................................................................      250,000,000
                                                                                                  ------------------
     Total debt and capital lease obligations, including current portion (a)....................      252,045,816
                                                                                                  ------------------
Total shareholders' deficit (b).................................................................      (63,129,976)
                                                                                                  ------------------
Total capitalization............................................................................     $188,915,840
                                                                                                  ------------------
                                                                                                  ------------------

---------------

(a) Excludes any potential borrowings under the Credit Facility. See "Description of Credit Facility."

(b) The Company's authorized capital stock consists of 100,000,000 shares of Common Stock, no par value per share. As of September 30, 1997, 10,000,000 shares of such Common Stock were issued and outstanding.

    There has been no material adverse change in the capitalization of the Company since September 30, 1997.

                     SELECTED FINANCIAL AND OPERATING DATA

     The following selected historical financial and operating data for the five years ended December 31, 1996 were derived from the audited financial statements of the Company. The financial data for the nine months ended September 30, 1996 and 1997 were derived from the Company's unaudited financial statements and in the opinion of management include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the nine months ended September 30, 1997 are not necessarily indicative of the results that may be expected for the entire year. The selected data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the financial statements and notes thereto and other financial and operating data contained elsewhere in this Prospectus.

                                                                                                     NINE MONTHS ENDED
                                                  YEAR ENDED DECEMBER 31,                              SEPTEMBER 30,
                             -----------------------------------------------------------------  ---------------------------
                                1992         1993         1994          1995          1996          1996          1997
                             -----------  -----------  -----------  ------------  ------------  ------------  -------------
STATEMENT OF OPERATIONS
  DATA:
Revenues.................... $42,019,704  $62,984,752  $91,547,763  $114,536,706  $148,780,816  $106,237,643  $ 145,145,510
Operating expenses:
  Cost of services..........  25,184,302   38,067,197   54,424,983    68,199,125    90,820,467    62,884,645    101,238,476
  Selling, general and
    administrative
    expenses................  13,411,799   20,778,939   33,671,250    44,732,343    53,791,036    40,688,329     43,753,394
                             -----------  -----------  -----------  ------------  ------------  ------------  -------------
    Total operating
      expenses..............  38,596,101   58,846,136   88,096,233   112,931,468   144,611,503   103,572,974    144,991,870
                             -----------  -----------  -----------  ------------  ------------  ------------  -------------
Income from operations......   3,423,603    4,138,616    3,451,530     1,605,238     4,169,313     2,664,669        153,640
Interest expense............    (357,207)    (463,651)    (749,661)   (1,296,707)   (1,695,324)   (1,366,903)    (2,108,730)
Gain on sale of marketable
  securities................          --       21,618           --        62,298       131,910            --             --
                             -----------  -----------  -----------  ------------  ------------  ------------  -------------
Income (loss) before income
  taxes.....................   3,066,396    3,696,583    2,701,869       370,829     2,605,899     1,297,766     (1,955,090)
Income taxes................          --           --           --            --            --            --      2,210,000
                             -----------  -----------  -----------  ------------  ------------  ------------  -------------
Net income (loss)...........   3,066,396    3,696,583    2,701,869       370,829     2,605,899     1,297,766  $  (4,165,090)
                                                                                                              -------------
                                                                                                              -------------
Pro forma income taxes(a)...   1,287,886    1,552,565    1,134,785       155,748     1,094,478       545,062
                             -----------  -----------  -----------  ------------  ------------  ------------
Pro forma net income
  (loss)(a)................. $ 1,778,510  $ 2,144,018  $ 1,567,084  $    215,081  $  1,511,421  $    752,704
                             -----------  -----------  -----------  ------------  ------------  ------------
                             -----------  -----------  -----------  ------------  ------------  ------------
Cash dividends declared per
  common share(b)........... $       .07  $       .11  $       .13  $        .13  $        .10  $        .08  $         .08
                             -----------  -----------  -----------  ------------  ------------  ------------  -------------
                             -----------  -----------  -----------  ------------  ------------  ------------  -------------
OTHER DATA:
Capital expenditures,
  including line access
  fees...................... $ 1,031,241  $ 1,736,013  $ 4,434,616  $ 10,717,866  $  8,589,707  $  5,690,992  $   7,973,910
Depreciation and
  amortization..............   1,380,676    1,881,937    2,748,903     3,073,368     4,471,623     3,256,526      4,545,000
Net cash provided by (used
  in) operating
  activities................   2,691,810    4,551,789    6,230,855     9,446,250      (175,347)   (1,445,198)     7,044,372
Net cash used in investing
  activities................  (1,031,241)  (1,903,993)  (4,529,987)  (10,721,433)   (8,222,677)   (5,487,329)  (117,154,062)
Net cash provided by (used
  in) financing
  activities................  (1,253,887)  (2,929,915)  (1,700,868)    1,581,023     8,588,694     6,750,176    187,846,641
EBITDA(c)...................   4,804,279    6,020,553    6,200,433     4,678,606     8,640,936     5,921,195      5,406,140
Ratio of earnings to fixed
  charges(d)................         6.4x         6.0x         3.3x          1.2x          1.8x          1.5x            --
Customers...................                   16,000       28,000        34,000        52,000        49,000         59,000
Sales offices...............                       13           16            20            22            22             22
BALANCE SHEET DATA (AT
  PERIOD END):
Working capital (deficit)... $   717,309  $   542,918  $(1,546,220) $ (5,182,319) $    741,199  $  2,315,053  $  99,829,161
Property and equipment,
  net.......................   2,918,266    6,168,816    9,008,664    16,792,434    21,498,067    18,888,377     30,230,037
Total assets................  10,638,072   18,856,576   26,802,487    35,968,645    48,223,809    44,684,021    221,493,450
Debt and capital lease
  obligations...............   3,626,550    6,605,821    8,388,172    13,553,439    25,017,610    23,140,561    252,045,816
Shareholders' equity
  (deficit).................   2,390,970    3,989,003    4,070,371     1,896,559     2,374,398     1,436,172    (63,129,976)

---------------

(a) Historical financial information for the five years in the period ended December 31, 1996 and the nine months ended September 30, 1996 does not include a provision for income taxes because, prior to the Reorganization, BTI was an S corporation not subject to income taxes. Net income has been adjusted on a pro forma basis to reflect the tax that would have been paid by BTI if it had been subject to income tax for the full period.

(b) From 1987 until September 1997, the Company was subject to taxation under Subchapter S of the Internal Revenue Code of 1986, as amended. As a result, the net income of BTI, for federal and certain state income tax purposes, was reported by and taxable directly to BTI shareholders, rather than to BTI. The dividends were paid in part to provide funds for tax obligations owed by BTI's shareholders as a result of BTI's income.

(c) EBITDA consists of income (loss) before interest, income taxes, depreciation, amortization, other income and expense and non-cash compensation expense recorded in accordance with APB No. 25. EBITDA is provided because it is a measure commonly used in the industry. EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered an alternative to net income as a measure of performance or to cash flow as a measure of liquidity. EBITDA is not necessarily comparable with similarly titled measures for other companies.

(d) The ratio of earnings to fixed charges is computed by dividing income before income taxes and fixed charges (other than capitalized interest) by fixed charges. Fixed charges consist of interest charges, amortization of debt issuance costs and discount or premium related to indebtedness, whether expensed or capitalized, and that portion of rental expense the Company believes to be representative of interest (estimated to be one-third of such expense). For the nine months ended September 30, 1997, earnings were insufficient to cover fixed charges by $4,165,090.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     THE FOLLOWING ANALYSIS SHOULD BE READ IN CONJUNCTION WITH THE FINANCIAL STATEMENTS AND NOTES THERETO AND THE OTHER FINANCIAL DATA APPEARING ELSEWHERE IN THIS PROSPECTUS. THE COMPANY HAS INCLUDED EBITDA DATA IN THE FOLLOWING ANALYSIS BECAUSE IT IS A MEASURE COMMONLY USED IN THE INDUSTRY. EBITDA REPRESENTS EARNINGS BEFORE INTEREST, INCOME TAXES, DEPRECIATION AND AMORTIZATION. EBITDA IS NOT A MEASURE OF FINANCIAL PERFORMANCE UNDER GENERALLY ACCEPTED ACCOUNTING PRINCIPLES AND SHOULD NOT BE CONSIDERED AN ALTERNATIVE TO NET INCOME AS A MEASURE OF PERFORMANCE OR TO CASH FLOWS AS A MEASURE OF LIQUIDITY. EBITDA IS NOT NECESSARILY COMPARABLE WITH SIMILARLY TITLED MEASURES FOR OTHER COMPANIES.

OVERVIEW

     COMPANY BACKGROUND. BTI provides high quality long distance telecommunications services at competitive prices. Since inception, BTI's business strategy has been to focus primarily on small to medium-sized business customers located in the southeastern United States, utilizing a sales and marketing approach driven by an emphasis on customer relationships. Although initially only providing long distance service, BTI has continually expanded its service offerings, and now provides a wide array of integrated and wholesale telecommunications services.

     BTI currently has sales offices in 22 markets primarily in the southeastern United States, along with switching operations centers in Atlanta, Dallas, New York, Orlando and Raleigh. BTI has a fiber optic network concentrated within the southeastern United States, primarily through lease agreements with facilities-based carriers. BTI uses multiple carriers to obtain competitive pricing and high quality service for its customers while maintaining built-in flexibility and routing diversity to mitigate the impact of service interruptions.

     REVENUES. BTI generates its revenues primarily from: (i) the sale of integrated telecommunications services, primarily to small and medium-sized businesses; and (ii) the sale of wholesale telecommunications services, primarily to other telecommunications carriers. For the years ended December 31, 1994, 1995 and 1996 and the nine months ended September 30, 1997, revenues from integrated services represented approximately 95.1%, 95.0%, 82.7% and 60.2%, respectively, of BTI's total revenue. During the past several years, market prices for many telecommunications services have been declining, which is a trend that the Company believes will likely continue. This decline will have a negative effect on the Company's gross margin, which may not be offset completely by savings from decreases in the Company's cost of services.

     BTI's portfolio of integrated telecommunications services includes long distance, data, Internet access, paging, AIN, operator and other enhanced services. In order to capitalize on the excess capacity of its network in off-peak hours, BTI markets long distance services to the residential market through its Alliance Program for trade associations and professional organizations and its Academic Edge Program for colleges and universities, and through direct mail marketing of its dial-around long distance service. BTI began adding local exchange services to its current array of integrated telecommunications services in selected markets throughout the southeastern United States beginning in October 1997. BTI is currently in the process of installing a Lucent 5ESS local switch in Raleigh, where it will begin offering switch-based local exchange services in late 1997. BTI will initially resell ILEC services in its other target markets, and intends to install network infrastructure to support local switched services as market conditions warrant.

     Through 1995, BTI's direct sales compensation structure consisted of base salary plus one-time commissions on each customer's initial monthly billings and nominal residual commissions. During 1996, BTI redesigned its sales compensation structure in order to provide sales representatives with greater long-term incentives and to encourage stronger customer relationships. The new sales commission structure, known as the Partner Program, compensates sales representatives by offering a base salary for a ramp-up period, with higher commissions on initial billings, followed by more significant residual commissions. As the Company anticipated, the implementation of the new sales commission structure initially caused increased turnover of sales representatives and managers and resulted in decreased integrated services revenues. However, there has been recent improvement in integrated services revenues as a result of the new sales compensation structure and recent changes in the sales management team. Although there can be no assurance, management believes that this trend will continue.

     BTI's portfolio of wholesale telecommunications services includes switched and dedicated access services. BTI entered the wholesale services business to leverage its network infrastructure for its integrated telecommunications services. In 1996, BTI began to aggressively pursue wholesale revenues to carriers, resellers and debit card providers. BTI has increased monthly wholesale revenue from $.7 million in January 1996 to $6.9 million in September 1997.

     OPERATING EXPENSES. The Company's primary operating expense categories include cost of services and selling, general and administrative expenses ("SG&A"). Cost of services consists of the fixed costs of leased facilities and the variable costs of origination, termination, and access services provided through ILECs and other telecommunications companies. By using multiple carriers for its transmission capacity, BTI is able to maintain network diversity and take advantage of least-cost traffic routing. In addition, in October 1997 BTI entered into an agreement to lease on an IRU basis for the lesser of 25 years or the life of the fiber approximately 3,200 route miles of fiber optic network to be built over 18 months serving markets from New York to Miami and Nashville, Tennessee. This network is expected to enable BTI to carry its intraregional traffic over its own facilities, thereby reducing its costs of services by decreasing payments to other carriers for the use of their facilities. Although the initial gross margins on local services will be lower because the Company will be reselling ILEC local services, the Company expects these margins to improve as BTI begins to offer these services using its own local switching facilities.

     SG&A includes all infrastructure costs such as selling, customer support, corporate administration, personnel, network maintenance, depreciation and amortization and alternate sales channels. Selling expenses include commissions for the Company's direct sales program, which consist of a large percentage of customers' first month's billings, plus a residual percentage of ongoing monthly revenues. Selling expenses also include commissions paid to the Company's Corporate Partners (third party agents), which are based upon a fixed percentage of the customers' monthly billings. Depreciation and amortization is primarily related to switching equipment, facilities, computer equipment and software, and is expected to increase as the Company incurs substantial capital expenditures on its infrastructure and begins acquiring its own fiber optic network facilities. In addition, depreciation and amortization also includes line access fees, which represent installation charges paid primarily to ILECs for leased fiber optic facilities.

     In connection with the Transactions, the Company issued options to purchase 333,260 shares of Common Stock to certain individuals under the BTI 1994 Stock Plan and recorded approximately $2.1 million in compensation expense with respect thereto in quarter ended September 30, 1997. The Company expects to repurchase certain of such options.

NINE MONTHS ENDED SEPTEMBER 30, 1997 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1996

  REVENUE

     Revenue increased 36.6% from $106.2 million for the nine months ended September 30, 1996 to $145.1 million for the nine months ended September 30, 1997, primarily as a result of a $44.9 million increase in wholesale services revenue. Revenue increased 36.6% from $106.2 million for the nine months ended September 30, 1996 to $145.1 million for the nine months ended September 30, 1997, primarily as a result of a $44.9 million increase in wholesale services revenue. This increase was partially offset by an anticipated decrease in integrated services revenue resulting from the implementation of BTI's new sales commission structure and price declines in retail long distance rates due to competitive pressures. The increase in wholesale services revenue was a result of an increase in both revenues from existing customers and sales to new customers.

  COST OF SERVICES

     Cost of services increased 61.0% from $62.9 million for the nine months ended September 30, 1996 to $101.2 million for the nine months ended September 30, 1997, primarily as a result of the increase in total call volume resulting from increased wholesale revenue. Cost of services as a percentage of revenue increased from 59.2% for the nine months ended September 30, 1996 to 69.8% for the nine months ended September 30, 1997, primarily due to the increase in lower margin wholesale revenue as a percentage of BTI's total revenues. Wholesale revenue accounted for 39.8% of total revenue for the nine months ended September 30, 1997, up from 12.2% for the nine months ended September 30, 1996.

  SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

     SG&A expenses increased 7.4% from $40.7 million for the nine months ended September 30, 1996 to $43.7 million for the nine months ended September 30, 1997, primarily due to the 1997 stock option compensation expense of $2.1 million discussed above and an increase in depreciation and amortization, partially offset by certain cost containment measures implemented in the second quarter of 1996. SG&A decreased as a percentage of total revenue from 38.3% for the nine months ended September 30, 1996 to 30.1% for the nine months ended September 30, 1997. Depreciation and amortization increased 36.4% from $3.3 million for the nine months ended September 30, 1996 to $4.5 million for the nine months ended September 30, 1997. This increase is due primarily to capital expenditures related to the addition of new switching operations centers in Orlando and Dallas during 1996 and in New York during 1997. In addition, BTI continues to invest in expanding its existing operations centers and infrastructure due to increased traffic volume and expanded product offerings.

  INTEREST EXPENSE

     Interest expense was $1.4 million for the nine-month period ended September 30, 1996, as compared to $2.1 million for the nine-month period ended September 30, 1997, primarily due to increased borrowings during the latter period, primarily to finance working capital and capital expenditures related to continued expansion.

  EBITDA

     EBITDA decreased 20.6% from $5.9 million for the nine months ended September 30, 1996 to $5.4 million for the nine months ended September 30, 1997. The decrease is due primarily to an increase in cost of services, partially offset by increased revenues.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

  REVENUE

     Revenue increased 29.9% from $114.5 million for 1995 to $148.8 million for 1996. This $34.2 million increase consists primarily of a $20.0 million increase in wholesale revenues. The remaining $14.3 million net increase was generated by improved integrated service revenues, primarily from sales to new customers and increased sales to existing customers. The increase includes $5.0 million in new revenue derived from alternate sales channels, $3.0 million of which was from direct mail marketing of dial-around long distance services.

  COST OF SERVICES

     Cost of services increased 33.2% from $68.2 million for 1995 to $90.8 million for 1996, primarily due to the increase in total call volume from 1995 to 1996. Cost of services as a percentage of revenue increased from 59.5% for 1995 to 61.0% for 1996, primarily due to the increase in lower margin wholesale revenue as a percentage of BTI's total revenues, partially offset by cost reductions during 1996. Wholesale revenue accounted for 17.3% of BTI's total revenue for 1996 as compared to 5.0% for 1995.

  SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

     SG&A increased 20.3% from $44.7 million for 1995 to $53.8 million for 1996, but decreased as a percentage of revenue from 39.1% in 1995 to 36.2% in 1996. The $9.1 million increase was primarily due to increases in support and operational costs for BTI's continued business infrastructure growth, including the opening of additional sales offices. Depreciation and amortization increased 45.5% from $3.1 million for 1995 to $4.5 million for 1996. This increase is due primarily to capital expenditures related to the addition of new switching operations centers in Orlando and Dallas during 1996.

  INTEREST EXPENSE

     Interest expense increased from $1.3 million for 1995 to $1.7 million for 1996, primarily due to an increase of $11.5 million in BTI's outstanding debt (including capital leases) from December 31, 1995 to December 31, 1996. The additional outstanding indebtedness consisted primarily of indebtedness under the Original Credit Facility to finance working capital and capital expenditures related to continued expansion.

  EBITDA

     EBITDA increased 84.7% from $4.7 million for 1995 to $8.6 million for 1996. The increase is due primarily to a decrease in BTI's SG&A as a percent of total revenue offset by the increase in cost of services as a percentage of total revenue.

YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

  REVENUE

     Revenue increased 25.1% from $91.5 million for 1994 to $114.5 million for 1995. The increase of $23.0 million includes $21.8 million of sales of integrated services primarily to new customers from the continued expansion of BTI's direct sales force.

  COST OF SERVICES

     Cost of services increased 25.3% from $54.4 million for 1994 to $68.2 million for 1995. The change results from an increase in BTI's total call volume, as the revenue mix remained relatively constant from 1994 to 1995. For both periods, cost of services as a percentage of revenue was approximately 59.5%.

  SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

     SG&A increased 32.9% from $33.7 million for 1994 to $44.7 million for 1995 increasing as a percentage of revenue from 36.8% in 1994 to 39.1% in 1995. This $11.1 million increase was due to investments in the expansion of BTI's support infrastructure and sales channels. During 1994 and 1995, BTI opened nine additional sales offices, increasing its total sales offices to 21 at December 31, 1995. Depreciation and amortization increased 11.8% from $2.7 million for 1994 to $3.1 million for 1995 due to continued network equipment expansion.

  INTEREST EXPENSE

     Interest expense increased from $.7 million for 1994 to $1.3 million for 1995. The increase is due to an increase of $5.2 million in BTI's outstanding debt and capital leases from December 31, 1994 to December 31, 1995.

  EBITDA

     EBITDA decreased 24.5% from $6.2 million for 1994 to $4.7 million for 1995. The decrease is due primarily to an increase in BTI's SG&A as a percent of revenues from 36.8% for 1994 to 39.1% for 1995, as a result of BTI's expansion of its sales channels (including the opening of new direct sales offices) and its network operations infrastructure.

LIQUIDITY AND CAPITAL RESOURCES

     Since its formation in 1983, BTI has funded its operations and growth primarily from cash flow from operations, capital leases and borrowings under various credit facilities. For the years ended December 31, 1994 and 1995 and the nine months ended September 30, 1997, BTI generated cash flow from operating activities of $6.2 million, $9.4 million and $7.0 million, respectively. For the year ended December 31, 1996, BTI used net cash of approximately $175,000 in operating activities. Included in net cash used in operating activities for 1996 was a $7.4 million change in operating assets and liabilities, primarily resulting from the $7.3 million growth in trade accounts receivable due to increased revenues and slower collections from wholesale accounts.

     Cash used in investing activities was $4.5 million, $10.7 million and $8.2 million for the years ended December 31, 1994, 1995, and 1996, respectively, and $117.2 million for the nine months ended September 30, 1997. Cash used in investing activities in 1997 included $74.1 million in restricted cash used to secure the first six scheduled interest payments due on the Notes and $35.3 million related to the FiberSouth Acquisition. Other investing activities consisted primarily of capital expenditures for the expansion of operations centers and related support systems. In addition, cash used in investing activities includes the capitalization of line access fees, which represent installation charges paid primarily to ILECs for securing additional leased fiber optic facilities.

     Net cash used by financing activities was $1.7 million for the year ended December 31, 1994, and net cash provided by financing activities was $1.6 million and $8.6 million for the years ended December 31, 1995 and

1996, respectively. Net cash provided by financing activities for the nine months ended September 30, 1997 was $187.8 million, including $250.0 million of cash provided by the Offering partially offset by $28.3 million of cash used for the Share Repurchase. In 1995 and 1996, cash provided by financing activities primarily consisted of net borrowings on working capital and long-term credit facilities. In addition, the Company paid dividends of $2.6 million, $2.6 million, $2.0 million and $1.6 million for the years ended December 31, 1994, 1995 and 1996 and the nine months ended September 30, 1997, respectively. Since 1987, BTI has been subject to taxation under Subchapter S of the Internal Revenue Code of 1986, as amended (the "Code"). As a result, the net income of BTI, for federal and certain state income tax purposes, was reported by and taxable directly to BTI shareholders, rather than to BTI. The dividends were paid in part to provide funds for tax obligations owed by BTI's shareholders as a result of BTI's income. In connection with the Transactions, in September 1997, BTI converted from S corporation to C corporation status. As a result, at that time the Company became fully subject to federal and state income taxes, and it recorded approximately $2.2 million in deferred income tax expense and $2.8 million of deferred income tax liabilities. However, the Company will continue to be required to reimburse BTI's shareholders for their tax obligations arising from income earned by BTI while it was an S corporation. The Company believes that any such reimbursements will not have a material adverse effect on the Company's financial condition or results of operations.

     In September 1997, BTI and GE Capital entered into the Credit Facility, which provides BTI with a five-year $60.0 million senior secured, reducing, revolving credit facility for working capital and other purposes, including capital expenditures. The Credit Facility contains restrictions on the Company and its subsidiaries, and requires the Company to comply with certain financial tests and to maintain certain financial ratios. See "Risk Factors -- Restrictive Covenants" and "Description of Credit Facility."

     The Company expects to require significant capital for its capital expenditure and working capital requirements. The Company currently estimates that its aggregate capital requirements will total approximately $21.5 million in the second half of 1997 and approximately $62.3 million for 1998. The Company expects to make substantial capital expenditures thereafter and currently estimates that its aggregate capital requirements for the three years ending December 31, 2001 will be approximately $95 million. Capital expenditures will be primarily for: (i) the build out of long haul fiber optic facilities; (ii) the addition of facilities-based local exchange services, including the acquisition and installation of switches and related equipment; (iii) market expansion; (iv) the continued development of its existing operations centers to service anticipated increased traffic volumes and increased geographic areas; and (v) the continued development and expansion of infrastructure and systems to support its operations. The actual amount and timing of the Company's capital requirements may differ materially from the foregoing estimate as a result of regulatory, technological or competitive developments (including market developments and new opportunities) in the Company's industry. Although there can be no assurance, management believes that proceeds from the Offering, together with cash on hand, borrowings expected to be available under the Credit Facility and cash flow from operations, will be sufficient to expand the Company's business as currently planned for the next 12 months and for the long-term. The Company may also require additional capital in the future (or sooner than currently anticipated) for new business activities related to its current and planned businesses, or in the event it decides to make additional acquisitions or enter into joint ventures and strategic alliances. Sources of additional capital may include cash flow from operations and public and private equity offerings, and subject to provisions in the Indenture requiring the Company to maintain certain financial ratios in order to incur additional indebtedness (see "Description of the Exchange Notes -- Covenants"), may include debt financings. See "Risk Factors -- Anticipated Future Negative Cash Flow After Capital Expenditures," " -- Significant Capital Requirements,"
" -- Uncertainty of Additional Financing," " -- High Leverage," " -- Ability to Service Debt" and " -- Restrictive Covenants."

EFFECTS OF NEW ACCOUNTING STANDARDS

     Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to Be Disposed Of," requires the Company to review for impairment, and potentially write down, the carrying values of long-lived assets and certain identifiable intangibles (including goodwill) to be held and used by the Company whenever events or changes in circumstances indicate that the carrying amount of any such asset may not be recoverable. The Company adopted SFAS No. 121 effective January 1, 1996 with no material impact on the financial statements.

     SFAS No. 123, "Accounting for Stock-Based Compensation," establishes a fair value based method for financial accounting and reporting stock-based employee compensation plans. Companies may elect to adopt the measurement criteria of SFAS No. 123 for accounting purposes, thereby recognizing compensation expense in results of operations on a prospective basis, or to disclose the pro forma effects of the new measurement criteria. The Company has disclosed the pro forma effects of the new measurement criteria in its financial statements for the nine months ended September 30, 1997 to reflect certain stock options granted under the Company's 1997 Stock Plan during the quarter ended September 30, 1997.

     In February 1997, the Financial Accounting Standards Board issued SFAS No. 128, "Earnings per Share," and SFAS No. 129, "Disclosure of Information about Capital Structure." SFAS 128 specifies the computation, presentation and disclosure requirements for earnings per share. SFAS No. 129 incorporates related disclosure requirements from APB Opinion No. 10, "Disclosure of Long-Term Obligations," and SFAS No. 47, "Disclosure of Long-Term Obligations," for entities that were subject to the requirements for those standards. Both statements are effective for fiscal years beginning after December 15, 1997. The Company will adopt the statements effective January 1, 1998 and does not expect adoption of the statements to have a significant impact on its earnings per share calculation and disclosures.

INFLATION

     The Company does not believe inflation has had a significant impact on the Company's operations.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

     Pursuant to the Registration Rights Agreement the Company has agreed to use its best efforts to cause to be filed a registration statement with respect to an offer to exchange the Initial Notes for senior debt securities of the Company with terms substantially identical to the Initial Notes (except that the Exchange Notes will not contain terms with respect to transfer restrictions) and to use its best efforts to have the Exchange Offer consummated not later than 60 days after such registration statement has been declared effective by the Commission. In the event that applicable law or interpretations of the staff of the Commission do not permit the Company to file the registration statement containing this Prospectus or to effect the Exchange Offer, or if certain holders of the Initial Notes notify the Company that they are not permitted to participate in, or would not receive freely tradeable Exchange Notes pursuant to, the Exchange Offer, the Company will use its best efforts to cause to become effective the Shelf Registration Statement with respect to the resale of the Initial Notes and to keep the Shelf Registration Statement effective until two years after the original issuance of the Initial Notes. The interest rate on the Initial Notes is subject to increase under certain circumstances if the Company is not in compliance with its obligations under the Registration Rights Agreement.

     Each holder of the Initial Notes who wishes to exchange such Initial Notes for Exchange Notes in the Exchange Offer will be required to make certain representations in the Letter of Transmittal, including representations that (i) any Exchange Notes to be received by it will be acquired in the ordinary course of its business, (ii) it is not participating, does not intend to participate and has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes, and (iii) it is not an "affiliate" as defined in Rule 405 of the Securities Act, of the Company or, if it is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable. See "Description of the Exchange Notes -- Exchange Offer; Registration Rights."

RESALE OF EXCHANGE NOTES

     Based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that, except as described below, Exchange Notes issued pursuant to the Exchange Offer in exchange for Initial Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than a holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act; provided that such Exchange Notes are acquired in the ordinary course of such holder's business and such holder does not intend to participate and has no arrangement or understanding with any person to participate in the distribution of such Exchange Notes. Any holder who tenders in the Exchange Offer with the intention or for the purpose of participating in a distribution of the Exchange Notes cannot rely on such interpretation by the staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Unless an exemption from registration is otherwise available, any such resale transaction should be covered by an effective registration statement containing the selling security holders information required by Item 507 of Regulation S-K under the Securities Act. This Prospectus may be used for an offer to resell, resale or other retransfer of Exchange Notes only as specifically set forth herein. Each broker-dealer that receives Exchange Notes for its own account in exchange for Initial Notes, where such Initial Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution."

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept for exchange any and all Initial Notes properly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of outstanding Initial Notes surrendered pursuant to the Exchange Offer. Initial Notes may be tendered only in integral multiples of $1,000.

     The form and terms of the Exchange Notes will be the same as the form and terms of the Initial Notes except the Exchange Notes will be registered under the Securities Act and hence will not bear legends restricting the transfer thereof. The Exchange Notes will evidence the same debt as the Initial Notes. The Exchange Notes will be issued under and entitled to the benefits of the Indenture, which also authorized the issuance of the Initial Notes, such that both series will be treated as a single class of debt securities under the Indenture.

     The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Initial Notes being tendered for exchange.

     As of the date of this Prospectus, $250.0 million aggregate principal amount of the Initial Notes are outstanding. This Prospectus, together with the Letter of Transmittal, is being sent to all registered holders of Initial Notes. There will be no fixed record date for determining registered holders of Initial Notes entitled to participate in the Exchange Offer.

     The Company intends to conduct the Exchange Offer in accordance with the provisions of the Registration Rights Agreement and the applicable requirements of the Exchange Act, and the rules and regulations of the Commission thereunder. Initial Notes which are not tendered for exchange in the Exchange Offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits such holders have under the Indenture.

     The Company shall be deemed to have accepted for exchange properly tendered Notes when, as and if the Issuer shall have given oral or written notice thereof to the Exchange Agent and complied with the relevant provisions of the Registration Rights Agreement. The Exchange Agent will act as agent for the tendering holders for the purposes of receiving the Exchange Notes from the Company. The Company expressly reserves the right to amend or terminate the Exchange Offer, and not to accept for exchange any Initial Notes not theretofore accepted for exchange, upon the occurrence of any of the conditions specified below under " -- Certain Conditions to the Exchange Offer".

     Holders who tender Initial Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Initial Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. See " -- Fees and Expenses".

EXPIRATION DATE; EXTENSIONS; AMENDMENTS


     The term "Expiration Date" shall mean 5:00 p.m., New York City time on March 10, 1998, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.


     In order to extend the Exchange Offer, the Company will notify the Exchange Agent of any extension by oral or written notice and will mail to the registered holders of Initial Notes an announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the then effective Expiration Date.

     The Company reserves the right, in its sole discretion, to (i) delay accepting for exchange any Initial Notes, to extend the Exchange Offer or to terminate the Exchange Offer if any of the conditions set forth below under " -- Certain Conditions of the Exchange Offer" shall not have been satisfied, by giving oral or written notice of such delay, extension or termination to the Exchange Agent or (ii) amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders of Initial Notes. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders, and the Company will extend the Exchange Offer, depending upon the significance of the amendment and the manner of disclosure to the registered holders.

INTEREST ON THE EXCHANGE NOTES

     The Exchange Notes will bear interest at the rate of 10 1/2% per annum from September 17, 1997, the date of issuance of the Initial Notes that are tendered in exchange for the Exchange Notes (or the most recent Interest Payment Date to which interest on such Notes has been paid). Accordingly, holders of Initial Notes that are accepted for exchange will not receive interest on the Initial Notes that is accrued but unpaid at the time of tender, but such interest will be payable on the first Interest Payment Date after the Expiration Date. Interest on the Exchange Notes will be payable semiannually in cash on each March 15 and September 15, commencing March 15, 1998.

CERTAIN CONDITIONS TO THE EXCHANGE OFFER

     Notwithstanding any other term of the Exchange Offer, the Company will not be required to accept for exchange, or exchange any Exchange Notes for, any Initial Notes, and may terminate the Exchange Offer as provided herein before the acceptance of any Initial Notes for exchange, if:

          (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer which, in the Company's sole judgment, might materially impair the ability of the Company to proceed with the Exchange Offer;

          (b) any law, statute, rule or regulation is proposed, adopted or enacted, or any existing law, statute, rule or regulation is interpreted by the staff of the Commission, which, in the Company's sole judgment, might materially impair the ability of the Company to proceed with the Exchange Offer; or

          (c) any governmental approval has not been obtained, which approval the Company shall, in its sole discretion, deem necessary for the consummation of the Exchange Offer as contemplated hereby.

     The Company expressly reserves the right, at any time or from time to time, to extend the period of time during which the Exchange Offer is open, and thereby delay acceptance for exchange of any Initial Notes, by giving oral or written notice of such extension to the holders thereof. During any such extensions, all Initial Notes previously tendered will remain subject to the Exchange Offer and may be accepted for exchange by the Company. Any Initial Notes not accepted for exchange for any reason will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

     The Company expressly reserves the right to amend or terminate the Exchange Offer, and not to accept for exchange any Initial Notes not theretofore accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offer specified above. The Company will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the Initial Notes as promptly as practicable, such notice in the case of any extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

     The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition or may be waived by the Company in whole or in part at any time and from time to time in its reasonable judgment. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

     In addition, the Company will not accept for exchange any Initial Notes tendered, and no Exchange Notes will be issued in exchange for any such Initial Notes, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement of which this Prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939 (the "TIA").

PROCEDURES FOR TENDERING

     Only a holder of Initial Notes may tender such Initial Notes in the Exchange Offer. To tender in the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal, or facsimile thereof, have the signature thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date. In addition, either (i) Initial Notes must be received by the Exchange Agent along with the Letter of Transmittal, or (ii) a timely confirmation of book-entry transfer (a "Book-Entry Confirmation") of such Initial Notes, if such procedure is available, into the Exchange Agent's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below must be received by the Exchange Agent prior to the Expiration Date, or (iii) the holder must comply with the guaranteed delivery procedures described below. To be tendered effectively, the Letter of Transmittal and other required documents must be received by the Exchange Agent at the address set forth below under " -- Exchange Agent" prior to 5:00 p.m., New York City time, on the Expiration Date.

     The tender by a holder which is not withdrawn prior to the Expiration Date will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     Any beneficial owner whose Initial Notes are registered in the name of a broker, dealer, commercial bank, trust or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder of Initial Notes to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering such owner's Initial Notes, either make appropriate arrangements to register ownership of the Initial Notes in such owner's name or obtain a properly completed bond power from the registered holder of Initial Notes. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the Expiration Date.

     Signatures on a Letter of Transmittal or a notice of withdrawal described below, as the case be, must be guaranteed by an Eligible Institution (as defined at the end of this paragraph) unless the Initial Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantor must be a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust issuer having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act which is a member of one of the recognized signature guarantee programs identified in the Letter of Transmittal (an "Eligible Institution").

     If the Letter of Transmittal is signed by a person other than the registered holder of any Initial Notes listed therein, such Initial Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered holder as such registered holder's name appears on such Initial Notes with the signature thereon guaranteed by an Eligible Institution.

     If the Letter of Transmittal or any Initial Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered Initial Notes and withdrawal of tendered Initial Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Initial Notes not properly tendered or any Initial Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Initial Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Initial Notes must be cured within such time as the Company shall determine. Although the Company intends to notify holders of defects or irregularities with respect to tenders of Initial Notes, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Initial Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Initial Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holder, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

     In all cases, issuance of Exchange Notes for Initial Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of the Initial Notes or a timely Book-Entry Confirmation of such Initial Notes into the Exchange Agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal and all other required documents. If any tendered Initial Notes are not accepted for exchange for any reason set forth in the terms and conditions of the Exchange Offer or if Initial Notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged Initial Notes will be returned without expense to the tendering holder thereof (or, in the case of Initial Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described below, such non-exchanged Notes will be credited to an account maintained with such Book-Entry Transfer Facility) as promptly as practicable after the expiration or termination of the Exchange Offer.

BOOK-ENTRY TRANSFER

     The Exchange Agent will make a request to establish an account with respect to the Initial Notes at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Initial Notes by causing the Book-Entry Transfer Facility to transfer such Initial Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal or facsimile thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at the address set forth below under " -- Exchange Agent" on or prior to the Expiration Date or, if the guaranteed delivery procedures described below are to be complied with, within the time period provided under such procedures. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Exchange Agent.

GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their Initial Notes and (i) whose Initial Notes are not immediately available or (ii) who cannot deliver their Initial Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Dates, may effect a tender if:

          (a) the tender is made through an Eligible Institution;

          (b) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the registered number(s) of such Initial Notes and the principal amount of Initial Notes tendered, stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or facsimile thereof) together with the Initial Notes or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

          (c) such properly completed and executed Letter of Transmittal (or facsimile thereof), as well as all tendered Initial Notes in proper form for transfer or a Book-Entry Confirmation, as the case may be, and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within three New York Stock Exchange trading days after the Expiration Date.

     Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Initial Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

     Except as otherwise provided herein, tenders of Initial Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

     For a withdrawal to be effective, a written notice of withdrawal must be received by the Exchange Agent at one of the addresses set forth below under " -- Exchange Agent". Any such notice of withdrawal must specify the name of the person having tendered the Initial Notes to be withdrawn, identify the Initial Notes to be withdrawn (including the principal amount of such Initial Notes) and (where certificates for Initial Notes have been transmitted) specify the name in which such Initial Notes were registered, if different from that of the withdrawing holder. If certificates for Initial Notes have been delivered or otherwise identified to the Exchange Agent, then, prior to the release of such certificates the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless such holder is an Eligible Institution. If Initial Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Initial Notes and otherwise comply with the procedures of such facility. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Issuer, whose determination shall be final and binding on all parties. Any Initial Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Initial Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder (or, in the case of Initial Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described above, such Initial Notes will be credited to an account maintained with such Book-Entry Transfer Facility for the Initial Notes) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Initial Notes may be retendered by following one of the procedures described under " -- Procedures for Tendering" above at any time on or prior to the Expiration Date.

EXCHANGE AGENT

     First Trust of New York, National Association, has been appointed as Exchange Agent of the Exchange Offer. Questions and request for assistance, request for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notice of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

                         FOR INFORMATION BY TELEPHONE:
                                 (212) 361-2894

            BY HAND:                            BY MAIL:
First Trust of New York, National         First Trust National
           Association                         Association
         100 Wall Street                     P.O. Box 64485
           Suite 2000                St. Paul, Minnesota 55164-9549
    New York, New York 10005
Attn: Corporate Trust Operations
      BY OVERNIGHT COURIER:                   BY FACSIMILE:
First Trust National Association             (612) 244-1537
    Attn: Specialized Finance           Attn: Specialized Finance
      180 East Fifth Street             Telephone: (800) 934-6802
    St. Paul, Minnesota 55101

FEES AND EXPENSES

     The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by facsimile, telephone, in person or otherwise by officers and regular employees of the Company and its affiliates.

     The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to broker-dealers or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

     The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company. Such expenses include registration fees, fees and expenses of the Exchange Agent and Trustee, accounting and legal fees and printing costs, and related fees and expenses.

TRANSFER TAXES

     The Company will pay all transfer taxes, if any, applicable to the exchange of Notes pursuant to the Exchange Offer. If, however, certificates representing Initial Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of Initial Notes tendered, or if tendered Initial Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

CONSEQUENCES OF FAILURE TO EXCHANGE

     Holders of Initial Notes who do not exchange their Initial Notes for Exchange Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Initial Notes, as set forth (i) in the legend thereon as a consequence of the issuance of the Initial Notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws and (ii) otherwise set forth under "Transfer Restrictions" in the Offering Memorandum dated September 22, 1997 distributed in connection with the Initial Offering. In general, the Initial Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register the Initial Notes under the Securities Act. Based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties, Exchange Notes issued pursuant to the Exchange Offer may be offered for resale, resold or otherwise transferred by holders thereof (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities
Act) without compliance with the registration and prospectus delivery provisions of the Securities Act; provided that such Exchange Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement or understanding with respect to the distribution of the Exchange Notes to be acquired pursuant to the Exchange Offer. Any holder who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes
(i) could not rely on the applicable interpretations of the staff of the Commission and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. In addition, to comply with the securities laws of certain jurisdictions, if applicable, the Exchange Notes may not be offered or sold unless they have been registered or such securities laws have been complied with. The Company has agreed, pursuant to the Registration Rights Agreement and subject to certain specified limitations therein, to register or qualify the Exchange Notes for offer or sale under the securities or blue sky laws of such jurisdictions as any holder of the Exchange Notes reasonably requests in writing.

                                    BUSINESS

OVERVIEW

     The Company is a holding company organized under North Carolina law in August 1997 for the purpose of issuing the Notes. The Company's sole asset is all of the outstanding capital stock of its subsidiary, BTI, which it acquired in September 1997. Consequently, the business of the Company consists solely of the business of BTI, a discussion of which follows.

     BTI believes that it is a leading provider of telecommunications services in the southeastern United States. BTI currently offers (i) integrated telecommunications services, including long distance (domestic and international, "1+" outbound dialing and toll-free service), data, Internet access, paging, AIN, operator and other enhanced services, primarily to small and medium-sized businesses, and (ii) wholesale telecommunications services, including switched, dedicated access (private line and dedicated data facilities) and special access services, primarily to telecommunications carriers. The Company had pro forma revenues of approximately $149.9 million and EBITDA of approximately $9.7 million for the year ended December 31, 1996, and pro forma revenues of approximately $148.3 million and EBITDA of approximately $6.7 million, for the nine months ended September 30, 1997. For the five years ended December 31, 1996, BTI's revenues increased at a compound annual growth rate of approximately 37.6%. As of September 30, 1997, BTI provided its services to over 31,000 business customers and over 150 telecommunications carriers and other end-user customers.

     In October 1997, BTI began to add local exchange services to its current array of integrated telecommunications services where authorized. With the addition of local exchange, BTI will be able to offer "one-stop" integrated telecommunications services, tailored to the individual needs of small to medium-sized businesses. BTI began to offer local exchange services in selected markets throughout the southeastern United States in October 1997. BTI is currently in the process of installing a Lucent 5ESS local switch in Raleigh, where it will begin offering switch-based local exchange services in late 1997. BTI will initially resell ILEC services in its other target markets, and as and if local exchange market share is gained, BTI intends to install network infrastructure to support local switched services in those markets.

     BTI entered the wholesale services business to leverage its network infrastructure for its integrated telecommunications services business. BTI provides wholesale services to telecommunications carriers and other end-user customers, including Nextel Communications, GTE, Sprint Mid-Atlantic, BellSouth Mobility, UUNET, WorldCom, PSINet, ITC DeltaCom and CCI (McLeod). BTI provides access services over its fiber optic network, which currently extends approximately 65 route miles in North Carolina, linking Raleigh, Durham and the Research Triangle Park area.

     BTI operates an advanced telecommunications network including digital switches in Atlanta, Dallas, New York, Orlando and Raleigh interconnected by leased transmission capacity from major facilities based carriers (including AT&T, MCI and WorldCom). BTI uses multiple carriers and multiple switches in order to improve network redundancy and re-route capability. BTI leases network capacity either on its own or through its membership in the ACCA, an 11-member trade association co-founded by the Company in 1993. The ACCA negotiates with carriers for bulk transmission capacity for its members. The collective buying power of its members enables the ACCA to negotiate as if it were one of the larger long distance providers in the United States. In October 1997 BTI entered into an agreement to lease on an IRU basis for the lesser of 25 years or the life of the fiber approximately 3,200 route miles of fiber optic network to be built over 18 months serving markets from New York to Miami and Nashville, Tennessee. The Company believes that this network will enable it to carry its intraregional telecommunications traffic over BTI's facilities, thereby reducing its cost of services by decreasing payments to other carriers for use of their transport facilities.

BUSINESS STRATEGY

     BTI's objective is to strengthen the market position it believes that it holds as a leading provider of telecommunications services in the southeastern United States. To achieve this objective, BTI intends to (i) leverage its current market position, extensive customer base, brand name and network capacity to aggressively penetrate the local exchange market and enter new geographic markets while further penetrating existing markets and (ii) expand its telecommunications network to lower the cost of providing services to its customers. As part of its expansion strategy, BTI may make acquisitions and enter into joint ventures or strategic alliances with businesses that are related or complementary to its current operations. The principal elements of BTI's business strategy include:

     PROVIDING INTEGRATED TELECOMMUNICATIONS SERVICES TO SMALL AND MEDIUM-SIZED BUSINESS CUSTOMERS. BTI believes that there is substantial and growing demand, particularly in the southeastern United States, among small and medium-sized business customers for an integrated package of services. BTI offers long distance, data, Internet access, paging, AIN, operator and other enhanced services to small and medium-sized businesses, and began to add local telephone service to its current service offerings in October 1997. BTI believes that bundling local telephony with its current array of telecommunications services will enable it to offer "one-stop" integrated telecommunications service and allow it to leverage its existing infrastructure, increase customer retention and better penetrate its target markets.

     RAPIDLY PENETRATING THE LOCAL EXCHANGE MARKET. BTI intends to be among the first providers of CLEC services in key markets in the southeastern United States and to leverage its sales force and existing customer base to rapidly gain CLEC market share. BTI began offering local exchange services in selected markets throughout the southeastern United States beginning in October 1997. BTI currently is in the process of installing a Lucent 5ESS local switch in Raleigh, where it will begin offering switch-based local exchange services in late 1997. Following its "smart-build" strategy, BTI will initially resell ILEC services in its other target markets, and intends to install network infrastructure to support local switched services as market conditions warrant.

     "SMART-BUILDING" ITS NETWORK EXPANSION. BTI's strategy since its inception has been to add revenue-producing customers before building or acquiring additional network capacity. BTI believes that using this "smart-build" strategy reduces the risks associated with speculative network expansion and allows it to focus its capital expenditures in markets where network expansion will provide competitive or cost advantages. Given BTI's favorable experience leasing network capacity at competitive rates, through the ACCA and otherwise, BTI has typically chosen to lease network capacity to enter new markets prior to building or purchasing capacity. Following its "smart-build" strategy, in October 1997 BTI entered into an agreement to lease on an IRU basis for the lesser of 25 years or the life of the fiber approximately 3,200 route miles of fiber optic network to be built over 18 months serving markets from New York to Miami and Nashville, Tennessee. This network will enable BTI to carry its intraregional telecommunications traffic over its own facilities, thereby reducing its cost of services by decreasing payments to other carriers for use of their transport facilities. BTI also intends to follow its "smart-build" strategy in entering the local exchange market.

     BUILDING MARKET SHARE BY FOCUSING ON PERSONALIZED SALES, MARKETING AND CUSTOMER SERVICE. BTI believes that the key to revenue growth in its target markets is capturing and retaining customers through effective, personalized sales, marketing and customer service programs. BTI's direct sales force markets BTI's entire range of services and is responsible and rewarded for obtaining and maintaining face-to-face relationships with business customers. BTI seeks to build long-term relationships with its customers by responding rapidly and creatively to their telecommunications needs. BTI currently has 22 sales offices staffed by representatives trained in marketing BTI's services and providing comprehensive customer service and support. BTI's customer-support software and network architecture give BTI personnel, along with its dealers and agents, immediate access to customer data, allowing for quick and effective response to customer requests and needs. This software also permits BTI to provide its customers one fully integrated monthly billing statement for all of its current services and is expected to permit the inclusion of local exchange service as well.

     FOCUSING ON THE SOUTHEASTERN UNITED STATES. BTI intends to continue to focus on the high-growth southeastern United States in order to leverage its existing market presence and telecommunications network in the region. In 1996, BTI derived over 75% of its revenue from North Carolina, South Carolina, Georgia, Florida and Virginia. BTI believes that its regional focus will enable it to take advantage of economies of scale in network infrastructure, operations and maintenance, sales, marketing and management. BTI also believes that its regional focus will enable it to further develop its long-standing customer and business relationships in the region. BTI's market presence in the southeastern United States should provide opportunities for BTI to increase revenues and gain market share in the region.

     LEVERAGING PROVEN MANAGEMENT TEAM. The Company's management team consists of experienced telecommunications executives led by Peter T. Loftin, Chairman and Chief Executive Officer of the Company, who founded BTI 13 years ago. Other members of the team include R. Michael Newkirk, President and Chief Operating Officer, H.A. (Butch) Charlton, Senior Vice President, Sales, and Brian K. Branson, Chief Financial

Officer. These executives collectively have over 60 years of experience in the telecommunications industry. See "Management."

MARKET POTENTIAL

     The market for local exchange services consists of a number of distinct service components. These service components are defined by specific regulatory tariff classifications including: (i) local network services, which generally include basic dial tone, local area charges, enhanced calling features and private line services (dedicated point-to-point intraLATA service); (ii) network access services, which consist of access provided by local exchange carriers to long distance network carriers; (iii) long distance network services, which include intraLATA long distance calls; and (iv) other varied services, including the publication of "white page" and "yellow page" telephone directories and the sale of business telephone equipment. Industry sources have estimated that the 1995 aggregate revenues of all local exchange carriers approximated $95 billion. Until recently, there was virtually no competition in the local exchange markets. In addition, the FCC reported that total long distance (interLATA) service revenues in the United States in 1995 were $83.8 billion (which includes network access revenues paid to local exchange carriers).

SERVICES

     BTI offers (i) integrated telecommunications services, which currently include long distance, data, Internet access, paging, AIN, operator and other enhanced services, with plans to add local exchange services in late 1997, and
(ii) wholesale telecommunications services, including switched, dedicated access and special access services. For the nine months ended September 30, 1997, integrated telecommunications services and wholesale services represented 60.2% and 39.8%, respectively, of the Company's total pro forma revenues.

     INTEGRATED TELECOMMUNICATIONS SERVICES. As of September 30, 1997, BTI provided integrated telecommunications services to over 31,000 small and medium-sized business customers located primarily in the southeastern United States and long distance services to over 27,000 residential customers. BTI's current and planned services include:

          LONG DISTANCE. BTI offers a full range of domestic and international long distance services, including "1+" outbound dialing (switched and dedicated line) and inbound toll-free service.

          LOCAL SERVICES. BTI began offering local exchange services, including local dial tone and enhanced features such as call forwarding, call waiting, caller ID and voice mail, in selected markets throughout the southeastern United States in October 1997. See " -- Implementation of Local Telecommunications Services."

          DATA SERVICES. BTI offers advanced data transmission services, such as local area networks ("LANs") and wide area networks ("WANs"), to its customers via dial-up, dedicated point-to-point and frame relay services.

          INTERNET ACCESS. BTI offers dial-up and dedicated Internet access and Web hosting services. The Web browser offered by BTI uses "softcasting(tm)" to automatically download the latest version of the browser software each time a user logs on.

          PAGING. BTI offers advanced wireless paging services, including digital and alphanumeric paging, PIN services, voicemail, out-dial capability, locator service, fax-on-demand and broadcast faxing, through its own platform facilities in Atlanta.

          ADVANCED INTELLIGENT NETWORK APPLICATIONS. BTI offers AIN functionality and services tailored to the individual needs of its customers. Services include NPA/NXX routing and menu routing, virtual private networks and other advanced custom applications.

          OPERATOR SERVICES. BTI offers owners of pay telephones, and multi-telephone facilities, such as hotels, hospitals and universities, live or automated operators to assist their patrons in placing outbound long distance calls and to transmit the calls over BTI's network.

          OTHER ENHANCED SERVICES. BTI offers conference calling services (including toll-free access and valet, sub-conferencing and transcription services), prepaid calling cards, and enhanced calling card services

     (including features such as voice and fax mail, voice-activated speed dialing, conference calling and network voice messaging).

     WHOLESALE SERVICES. As of September 30, 1997, BTI provided wholesale switched services to over 50 telecommunications carriers and dedicated access and special access and private line services to over 100 telecommunications carriers and other end-user customers, including Nextel Communications, GTE, Sprint Mid-Atlantic, BellSouth Mobility, UUNET, WorldCom, PSINet, ITC DeltaCom and CCI (McLeod). BTI's wholesale switched services include origination, termination, Signaling System 7 ("SS7") connectivity and LATA transport services. BTI's access services include dedicated access and special access services. Dedicated access services include end-user to end-user private line and dedicated data facilities. Special access services include telecommunications lines that link the points-of-presence ("POPs") of one long distance carrier, or the POPs of different long distance carriers, in a market as well as lines that connect an end user to the local POP of its selected long distance carrier. Private line services provide telecommunications connectivity between various locations of a customer's operations to internally transmit voice, video or data traffic.

IMPLEMENTATION OF LOCAL TELECOMMUNICATIONS SERVICES

     BTI began offering local exchange services in selected markets throughout the southeastern United States beginning in October 1997, initially by reselling ILEC services in its target markets. BTI is currently in the process of installing a Lucent 5ESS local switch in Raleigh, where it began offering switch-based local exchange services in October 1997. BTI intends to install network infrastructure to support local switched services in other markets as market conditions warrant.

     In connection with offering local exchange services, BTI has entered into the BellSouth Interconnection Agreement to (i) resell BellSouth's local exchange services and (ii) interconnect BTI's network with BellSouth's network for the purpose of gaining access to the unbundled network elements necessary to provide local exchange services. The BellSouth Interconnection Agreement contains "most favored nation" provisions which grant BTI the right to obtain the benefit of any arrangements entered into during the term of the agreement between BellSouth and any other carrier that materially differ from the rates, terms or conditions of the BellSouth Interconnection Agreement. The BellSouth Interconnection Agreement expires in January 1999. However, the Interconnection Agreement requires that no later than January 2, 1998 the parties shall commence the negotiation of renewal terms to begin January 2, 1999, with the terms and conditions of the existing BellSouth Interconnection Agreement to continue until the terms for renewal are agreed upon.

     BTI's ability to provide local switched services in its other target markets is dependent upon obtaining favorable interconnection agreements with local exchange carriers. BTI has entered into interconnection agreements with GTE and Sprint, and is currently negotiating interconnection agreements with other local exchange carriers such as Bell Atlantic. Changes in the regulatory environment, including the recent Eighth Circuit Court decision could make negotiating such agreements more difficult and protracted, and there can be no assurance that BTI will be able to obtain interconnection agreements on terms acceptable to the Company. See "Risk Factors -- Risks Related to Local Services Strategy," " -- Regulation" and " -- Dependence on Incumbent Local Exchange Carriers" and "Business -- Regulation."

SALES AND MARKETING

     INTEGRATED TELECOMMUNICATIONS SERVICES. BTI focuses its retail sales efforts on small to medium-sized businesses in the southeastern United States. BTI believes that it can effectively compete in this market based upon a combination of service, product diversity, price and reliability. BTI markets its integrated telecommunications services primarily through two channels: BTI's direct sales force (the "Partner Program") and its network of independent dealers (the "Corporate Partner Program"). BTI also markets long distance services to the residential market through its Alliance Program and Academic Edge Program, as well as by direct mail.

     In 1995, 1996 and the nine months ended September 30, 1997, BTI's direct sales force generated 72.9%, 69.7% and 63.6% of integrated services revenues, respectively. BTI's sales personnel call on prospective and existing business customers, conduct analyses of business customers' telecommunications usage histories and service needs, and demonstrate how BTI's various service packages will improve a customer's communications capabilities in a cost-effective manner. Sales personnel identify potential business customers by several methods, including customer referral, market research, telemarketing and other networking alliances such as endorsement agreements with trade associations and local chambers of commerce. BTI's sales personnel work closely with BTI's engineers and field support specialists to address customers' network and service delivery needs and to design new service products and applications for customers. BTI employed 230 full-time representatives as of September 30, 1997, including 209 direct sales personnel and 21 field support specialists, in sales offices located in:

Charlotte, NC

Greensboro, NC

Greenville, NC

Raleigh, NC

Wilmington, NC

Charleston, SC

Columbia, SC

Greenville, SC

Atlanta, GA

Ft. Lauderdale, FL

Jacksonville, FL

Orlando, FL

Tampa, FL

Norfolk, VA

Richmond, VA

Roanoke, VA

Vienna, VA

Knoxville, TN

Nashville, TN

Dallas, TX

Houston, TX

Albany, NY

     BTI's Corporate Partner Program, established in 1992, is a network of independent telephone equipment vendors and other agents authorized by BTI to market its products and services. As of September 30, 1997, approximately 300 dealers were participating in the Corporate Partner Program. Authorized dealers receive recurring commissions based on products and services sold, volume of usage and retention of the customer. In 1995, 1996 and the nine months ended September 30, 1997, the Corporate Partner Program generated 24.6%, 28.0% and 33.9% of integrated services revenues, respectively. BTI has established dealer service offices staffed with dealer managers who actively recruit dealers and field support specialists who handle all customer service and billing activities associated with sales made under the Corporate Partner Program. BTI has dealer service personnel in its sales offices in Orlando, Florida; Atlanta, Georgia; Raleigh, North Carolina; Dallas, Texas; and Vienna, Virginia.

     BTI's direct sales force and its authorized dealer agents are trained to emphasize BTI's customer-focused sales and customer service approach. BTI reinforces this approach by tying a portion of each sales representative's and dealer agent's compensation directly to the longevity of their customer accounts. BTI's marketing strategy is built upon the belief that customers prefer to have one company serve all of their telecommunications needs. As part of this strategy, BTI generally assigns to each customer its own dedicated field support specialist, thereby providing the customer with a single point of contact to address its telecommunications needs with the right mix of products and services in a timely manner. The Company believes that this personalized attention to a business needs, coupled with BTI's ability to provide one fully integrated billing statement for all of the services that it offers, is very appealing to both existing and prospective customers.

     In order to capitalize on the excess capacity of its network in off-peak hours, BTI markets long distance services to residential accounts through its Alliance Program for trade associations and professional organizations and its Academic Edge Program for colleges and universities, and through direct mail marketing of its dial-around long distance service. By utilizing off-peak network capacity and existing infrastructure, these residential-targeted programs produce incremental revenue for the Company without materially increasing fixed network costs. As of September 30, 1997, BTI had over 1,000 residential customers through its Alliance Program and over 6,000 residential customers through its Academic Edge Program. BTI's Alliance Program enables customers who are members of organizations that participate in the program to contribute a small portion of their monthly bill to help fund their organization. As of September 30, 1997, there were over 160 associations participating in the Alliance Program. Similarly, BTI's Academic Edge Program was launched in 1994 and caters to the specialized needs of colleges and universities. Under the program, BTI provides a revenue share to participating colleges and universities in return for their selecting BTI as an official campus telecommunications service provider. As of September 30, 1997, there were over 30 colleges and universities participating in the Academic Edge Program. BTI recently began direct mail marketing its dial-around service which enables customers to use BTI's long distance services without changing their presubscribed long distance carrier by dialing BTI's five digit access code before dialing the number they are calling. BTI markets its integrated services through print and radio advertisements, event sponsorships, trade journals, direct mail and trade forums.

     WHOLESALE SERVICES. BTI established a wholesale service sales force in November 1995. This group markets BTI's wholesale services to telecommunications carriers and other end-user customers. The Company believes it can compete effectively in this market based on a combination of price, reliability, advanced technology, route diversity, ease of ordering and customer service. BTI markets its wholesale services primarily through six direct sales personnel and three support specialists located in BTI's sales office in Raleigh. In general, these sales professionals locate potential customers for BTI's wholesale services through customer referrals, trade shows and industry alliances. When calling on a potential customer, BTI's sales professionals work with network engineers to gain a better understanding of the customer's operations and bulk telecommunications transmission needs to develop innovative application-specific solutions to each customer's requirements. BTI markets its wholesale services through print and radio advertisements, event sponsorships, trade journals, direct mail and trade forums.

NETWORK FACILITIES

     BTI operates an advanced telecommunications network including five digital switches interconnected by leased transmission capacity. BTI currently has a DSC DEX 600E tandem switch in Raleigh and DSC DEX 600 switches in Atlanta, Dallas, New York and Orlando. Following its "smart-build" strategy, BTI may in the future add new switches in selected markets where the volume of its customer traffic makes such investments economically viable. BTI has deployed a gateway pair of DSC Signaling Transfer Points ("STPs") in Atlanta and Raleigh to provide SS7 common channel signaling throughout its network. The SS7 signaling system reduces connect time delays and provides additional technical capabilities and efficiencies for call routing. BTI's network has also been designed to use AIN technology to allow BTI greater flexibility in data management and feature development. BTI's investment in digital switching, SS7 signaling and AIN technology has significantly increased network capacity, which has lowered the cost of providing services and enabled BTI to sell excess capacity to other telecommunications carriers.

     BTI leases fiber optic network capacity from major facilities-based carriers (including AT&T, MCI and WorldCom) either on its own or through its membership in the ACCA, an 11-member trade association co-founded by BTI in 1993. The ACCA negotiates with carriers for bulk transmission capacity for its members. The collective buying power of its members enables the ACCA to negotiate as if it were one of the larger long distance providers in the United States. In October 1997 BTI entered into an agreement to lease on an IRU basis for the lesser of 25 years or the life of the fiber approximately 3,200 route miles of fiber optic network to be built over 18 months serving markets from New York to Miami and Nashville, Tennessee. BTI believes that this network will enable it to carry its intraregional telecommunications traffic over its own facilities, thereby reducing its cost of services by decreasing payments to other carriers for use of their transport facilities. The extent and manner of expansion of BTI's fiber optic network will be based on various factors, including: (i) the number of its customers and volume of their telecommunications traffic in a market; (ii) the anticipated operating cost savings associated with the transmission of the telecommunications traffic in a given area using Company-owned facilities in lieu of capacity purchased from other operators; and (iii) the expenditures required to acquire (by construction, purchase or long-term lease) the required network facilities.

     BTI has installed a fiber optic network extending approximately 65 route miles in North Carolina, linking Raleigh, Durham and the Research Triangle Park area, to provide services in its Raleigh market. BTI has built this network in a ring configuration in order to ensure redundancy, deploying throughout a self-healing SONET architecture, high-quality fiber and advanced transmission electronics.

COMPETITION

     The telecommunications industry is highly competitive. BTI competes primarily on the basis of customer service, price, product availability, reliability and variety of service offerings. The ability of BTI to compete effectively will depend on its ability to maintain high quality services at prices generally equal to or below those charged by its competitors. In particular, price competition in the integrated telecommunications services and wholesale services markets has generally been intense. Many of BTI's competitors have substantially greater financial, personnel, technical, marketing and other resources, larger numbers of established customers and more prominent name recognition than BTI and utilize more extensive transmission networks than BTI. In particular, RBOCs such as BellSouth are now allowed to provide interLATA long distance services outside their home regions, as well as interLATA mobile services within their regions. They will be allowed to provide interLATA long distance services within their regions after meeting certain requirements of the Telecommunications Act intended to foster opportunities for local telephone competition. The RBOCs already have extensive fiber optic cable, switching, and other network facilities in their respective regions that can be used for their long distance services. In addition, other new competitors, such as ILECs (outside their home regions), CLECs, switchless resellers, satellite carriers, public utilities and cable companies, may enter BTI's current or future markets.

     BTI's principal competitor for local exchange services is the ILEC in the particular market, including BellSouth in virtually all of BTI's initial target markets. The ILECs will enjoy substantial competitive advantages arising from their historical monopoly position in the local telephone market, including their preexisting customer relationship with all or virtually all end users. Furthermore, BTI will be highly dependent on the competing ILEC for local network facilities and wholesale services required in order for BTI to assemble its own products. See "Risk Factors -- Dependence on Incumbent Local Exchange Carriers." BTI will also face competition from other CLECs, including US LEC, Intermedia, MCI Metro, and Time Warner, some of whom have already established local operations in BTI's target markets.

     Large long distance carriers, such as AT&T, MCI and Sprint, have begun to offer a package of local and long distance telecommunications services. In addition, ILECs are expected to compete in each other's markets in some cases. For example, in the future RBOCs may provide local services within their respective geographic regions in competition with independent telephone companies, as well as outside their regions. BellSouth recently announced its intention to establish its own CLEC to obtain pricing flexibility to compete in areas served by the Company. Wireless telecommunications providers may develop into effective substitutes for wireline local telephone service. AT&T has announced plans to offer local services using a new wireless technology. AT&T's proposed wireless system would link residential and business telephones via radio transmissions to the AT&T network. If successful, this new service could further enhance AT&T's ability to market, on a nationwide basis, "one-stop" telecommunications services.

     A continuing trend toward consolidation, mergers, acquisitions and strategic alliances in the telecommunications industry could also increase the level of competition faced by BTI or BTI's wholesale customers. In December 1996, WorldCom, a national long distance carrier, acquired MFS Communications Company, Inc., one of the largest CLECs, and, in November 1997, WorldCom, and MCI announced their agreement to merge. In March 1997, BellSouth and IBM announced an alliance to provide Internet and Intranet services to businesses in the southern United States. The telecommunications market is very dynamic, and additional competitive changes are likely in the future.

REGULATION

     OVERVIEW. BTI is subject to federal, state and local regulation. The FCC exercises jurisdiction over all facilities of, and services offered by, telecommunications common carriers to the extent those facilities are used to provide, originate or terminate interstate or international communications. State regulatory commissions retain some jurisdiction over the same facilities and services to the extent they are used to originate or terminate intrastate common carrier communications. Local governments may require BTI to obtain licenses, permits or franchises regulating the use of public rights-of-way necessary to install and operate its networks.

     BTI holds various federal and state regulatory authorizations and often joins other industry members in seeking regulatory reform at the federal and state levels to open additional telecommunications markets to competition.

     BTI provides certain competitive access services as a private carrier on a non-regulated basis. In general, a private carrier is one that provides services to customers on a individually negotiated contractual basis, as opposed to a common carrier that provides services to the public on the basis of generally available rates, terms and conditions. The Company believes that BTI's private carrier status is consistent with applicable federal and state laws, as well as regulatory decisions interpreting and implementing those laws as of the date of this Prospectus. As a result of the Telecommunications Act of 1996 and similar state statures and regulatory proceedings, differences between the provision of telecommunications services as a private carrier versus a non-dominant carrier have significantly diminished. Therefore, the Company believes that, should laws or regulatory interpretations change in the future to reclassify BTI's regulatory status, compliance with such reclassification would not have a material adverse effect on either the Company's results of operations or financial condition.

     FEDERAL REGULATION. The Telecommunications Act became effective February 8, 1996. The Telecommunications Act preempts state and local laws to the extent that they prevent competitive entry into the provision of any telecommunications service. Subject to this limitation, however, the state and local governments retain most of their existing regulatory authority. The Telecommunications Act imposes a variety of new duties on incumbent local exchange carriers in order to promote competition in local exchange and access services. Some smaller telephone companies may seek suspension or modification of these duties, and some companies serving rural areas are exempt from these duties. Some duties are also imposed on non-incumbent local exchange carriers, such as BTI. The duties created by the Telecommunications Act include reciprocal compensation, resale, interconnection, unbundled access, number portability, dialing parity and access to rights-of-way.

     Incumbent local exchange carriers are required to negotiate in good faith with carriers requesting any or all of the above arrangements. Certain FCC rules regarding negotiation and pricing of interconnection agreements have been vacated by the U.S. Eighth Circuit Court of Appeals. However, carriers still may negotiate agreements, and if the negotiating carriers cannot reach agreement within a prescribed time, either carrier may request binding arbitration of the disputed issues by the state regulatory commission.

     The Telecommunications Act also eliminates previous prohibitions on the provision of interLATA long distance services by the RBOCs and the General Telephone Operating Companies ("GTOCs"). The RBOCs are now permitted to provide interLATA long distance service outside those states in which they provide local exchange service ("out-of-region long distance service") upon receipt of any necessary state and/or federal regulatory approvals that are otherwise applicable to the provision of intrastate and/or interstate long distance service. Under the Telecommunications Act, the RBOCs will be allowed to provide long distance service within the regions in which they also provide local exchange service ("in-region service") upon specific approval of the FCC and satisfaction of other conditions, including a checklist of interconnection requirements. BellSouth has announced its intention to seek such authority by January 1998. The GTOCs are permitted to enter the long distance market without regard to limitations by region, although regulatory approvals otherwise applicable to the provision of long distance service will need to be obtained. The GTOCs are also subject to the provisions of the Telecommunications Act that impose interconnection and other requirements on local exchange carriers.

     The Telecommunications Act imposes certain restrictions on the RBOCs in connection with the RBOCs' entry into long distance services. Among other things, the RBOCs must pursue such activities only through separate subsidiaries with separate books and records, financing, management and employees, and all affiliate transactions must be conducted on an arm's length and nondiscriminatory basis. The RBOCs are also prohibited from jointly marketing local and long distance services, equipment and certain information services unless competitors are permitted to offer similar packages of local and long distance services in their market. Further, the RBOCs must obtain in-region long distance authority before jointly marketing local and long distance services in a particular state. Additionally, AT&T and other major carriers serving more than 5% of the nation's presubscribed long distance access lines are also restricted, under certain conditions, from packaging their long distance services and local services provided over RBOC facilities. These restrictions do not, however, apply to the Company because it does not serve more than 5% of the nation's presubscribed access lines.

     Prior to the passage of the Telecommunications Act, the FCC had already established different levels of regulations for dominant and non-dominant carriers. For domestic common carrier telecommunications regulation, ILECs, including the RBOCs, are, as of the date of this Memorandum, considered dominant carriers for the provision of interstate access and interexchange services, while other interstate service providers, such as the Company, are considered non-dominant carriers. The FCC has recently proposed that the RBOCs offering out-of-region interstate long distance services be regulated as non-dominant carriers, as long as such services are offered by an affiliate of the RBOC that complies with certain structural separation requirements. The FCC regulates many of the rates, charges and services of dominant carriers to a greater degree than non-dominant carriers.

     As a non-dominant carrier, BTI may install and operate facilities for the transmission of domestic interstate communications without prior FCC authorization, although FCC authorization is required for the provision of international telecommunications by non-dominant carriers. BTI has obtained FCC authority to provide international services. Services of non-dominant carriers are subject to relatively limited regulation by the FCC. As of the date of this Memorandum, non-dominant carriers are required to file tariffs listing the rates, terms and conditions of interstate access and international services provided by the carrier. Periodic reports concerning the carrier's interstate circuits and deployment of network facilities also are required to be filed. The FCC generally does not exercise direct oversight over cost justification and the level of charges for services of non-dominant carriers, although it has the power to do so. BTI must offer its interstate services on a nondiscriminatory basis, at just and reasonable rates, and remains subject to FCC complaint procedures. Pursuant to these FCC requirements, BTI has filed and maintains with the FCC a tariff for its interstate and international services.

     On October 29, 1996, the FCC adopted an order in which it eliminated the requirement that non-dominant interstate carriers such as BTI maintain tariffs on file with the FCC for domestic interstate interexchange services. The FCC's order was issued pursuant to authority granted to the FCC in the Telecommunications Act to "forebear" from regulating any telecommunications service provider if the FCC determines that the public interest will be served. Following a nine-month transition period, relationships between carriers and their customers will be set by contract. Several parties formally requested the FCC to reconsider its order, and MCI, Sprint and The American Carriers Telephone Association have separately appealed the FCC's order to the United States Court of Appeals for the District of Columbia Circuit. On February 13, 1997, the United States Court of Appeals for the District of Columbia Circuit stayed the FCC's order pending judicial review of the appeals. If the appeals are unsuccessful and the FCC's order becomes effective, BTI believes that the elimination of the FCC's tariff requirement will permit the Company to respond more rapidly to changes in the marketplace. In the absence of tariffs, however, BTI will be required to obtain agreements with its customers regarding many of the terms of its existing tariffs, and uncertainties regarding such new contractual terms could increase the risk of claims against BTI from its customers.

     On May 8, 1997, the FCC issued an order to implement the provisions of the Telecommunications Act relating to the preservation and advancement of universal telephone service (the "Universal Service Order"). The Universal Service Order affirmed the policy principles for universal telephone service set forth in the Telecommunications Act, including quality service, affordable rates, access to advanced services, access in rural and high-cost areas, equitable and non-discriminatory contributions, specific and predictable support mechanisms, and access to advanced telecommunications services for schools, health care providers and libraries. The Universal Service Order added "competitive neutrality" to the FCC's universal service principles by providing that universal service support mechanisms and rules should not unfairly advantage or disadvantage one provider over another, nor unfairly favor or disfavor one technology over another. The Universal Service Order also requires all telecommunications carriers providing interstate telecommunications services, including the Company, to contribute to universal service support. Such contributions will be assessed based on interstate and international end-user telecommunications revenues. The Company does not expect the Universal Service Order to have a material adverse effect on the Company.

     The FCC also imposes prior approval requirements on transfers of control and assignments of operating authorizations. The FCC has the authority to generally condition, modify, cancel, terminate or revoke operating authority for failure to comply with federal laws and/or the rules, regulations and policies of the FCC. Fines or other penalties also may be imposed for such violations. There can be no assurance that the FCC or third parties will not raise issues with regard to the Company's compliance with applicable laws and regulations.

     The FCC, through decisions announced in September 1992 and August 1993, as modified by subsequent FCC and court decisions (the "Initial Interconnection Decisions"), has ordered the RBOCs and all but one of the other local exchange carriers having in excess of $100 million in gross annual revenue for regulated services to provide expanded interconnection to local exchange carrier central offices to any competitive access provider, interexchange carrier or end user seeking such interconnection for the provision of interstate access services. As a result of this decision and the Telecommunications Act, once BTI has entered into interconnection agreements with local exchange carriers, BTI will be able to reach most business customers in its metropolitan service areas and can expand its potential customer base. The FCC has imposed mandatory virtual collocation obligations on the local exchange carriers. Virtual collocation is a service in which the local exchange carrier leases or purchases equipment designated by the interconnector and exerts complete physical control over this equipment, including central office installation, maintenance and repair. Some ILECs have voluntarily filed tariffs making "physical collocation" available, enabling the interconnector to place its equipment in the central office space of these ILECs. The Telecommunications Act now requires most ILECs to offer physical collocation.

     Subsequent to the enactment of the Telecommunications Act, the FCC began a series of expedited rulemaking proceedings to implement the requirements of the Telecommunications Act concerning interconnection with local exchange carrier facilities and other essential terms of the relationships between competing local carriers. On August 8, 1996, the FCC adopted the Interconnection Decision to implement the interconnection, resale and number portability provisions of the Telecommunications Act. Certain provisions of these rules were appealed to various federal courts of appeals. The Eighth Circuit Court has vacated certain provisions of the Interconnection Decision, including the pricing rules and rules that would have permitted new entrants to "pick and choose" among various provisions of existing interconnection agreements between the ILECs and other carriers. All other provisions of the Interconnection Decision remain in effect. However, the Eighth Circuit Court decision may act to reduce the role of the FCC in fostering competition in the local service market, including the FCC's ability to take enforcement action if the Telecommunications Act is violated, and increases the role of the PUCs. The overall impact of the Eighth Circuit Court decision on the Company cannot yet be determined and there can be no assurance that it will not have a material adverse affect on the Company. In addition, other FCC rules relating to local service competition are still being challenged and there can be no assurance that decisions with respect to such rules will not be adverse to companies seeking to enter the local service market.

     In connection with the Initial Interconnection Decisions, the FCC granted local exchange carriers additional flexibility in pricing their interstate special and switched access services on a central office specific basis. Under this pricing scheme, local exchange carriers may establish pricing zones based on access traffic density and charge different prices for central offices in each zone. Although there can be no assurance, the Company anticipates that the FCC will grant local exchange carriers increasing pricing flexibility as the number of interconnection agreements and competitors increases. On May 7, 1997, the FCC announced that it is adopting new pricing rules that restructure local exchange carrier switched transport rates in order to facilitate competition for switched access. In addition, the FCC adopted rules that will require ILECs to substantially decrease the prices they charge for switched and special access, and that will change how access charges are calculated. These changes are intended to reduce access charges paid by interexchange carriers to local exchange companies and shift certain usage-based charges to flat-rate, monthly per-line charges. The FCC has also requested comments on whether to impose usage-sensitive charges on Internet service providers that are presently exempt from access charges.

     STATE REGULATION. BTI is subject to various state laws and regulations. Most public utilities commissions subject providers such as BTI to some form of certification requirement, which requires providers to obtain authority from the state public utilities commission prior to the initiation of service. In most states, BTI also is required to file tariffs setting forth the terms, conditions and prices for services that are classified as intrastate. BTI also is required to update or amend its tariffs when it adjusts its rates or adds new products, and is subject to various reporting and record-keeping requirements.

     Many states also require prior approval for transfers of control of certified carriers, corporate reorganizations, acquisitions of telecommunications operations, assignment of carrier assets, carrier stock offerings and incurrence by carriers of significant debt obligations. Certificates of authority can generally be conditioned, modified, canceled, terminated or revoked by state regulatory authorities for failure to comply with state law and/or the rules, regulations and policies of state regulatory authorities. Fines or other penalties also may be imposed for such violations. There can be no assurance that state utilities commissions or third parties will not raise issues with regard to BTI's compliance with applicable laws or regulations.

     BTI is authorized to offer long distance service in the continental United States and the District of Columbia. BTI has obtained authority to provide long distance service in states outside of its target markets because it believes this capability enhances BTI's ability to attract business customers that have offices outside of BTI's target markets. BTI may also apply for authority to provide services in other states in the future. BTI holds certificates to offer local services in North Carolina and Georgia and has applications pending for authority to offer local services in Alabama, Florida, Louisiana, Mississippi, South Carolina, Texas and Virginia. While the Company expects and intends to obtain necessary operating authority in each jurisdiction where it intends to operate, there can be no assurance that each jurisdiction will grant the Company's request for authority.

     Although the Telecommunications Act preempts the ability of states to forbid local service competition, some states have not yet completed all regulatory actions to comply with the Telecommunications Act. Furthermore, the Telecommunications Act preserves the ability of states to impose reasonable terms and conditions of service and other regulatory requirements. In the last several years, North Carolina, South Carolina, Georgia, Virginia and Florida have enacted broad changes in their telecommunications laws that authorize the entry of competitive local exchange carriers and provide for new regulations to promote competition in local and other intrastate telecommunications services.

     The Company believes that, as the degree of intrastate competition increases, the states will offer ILECs increasing pricing flexibility. This flexibility may present ILECs with an opportunity to subsidize services that compete with BTI's services with revenues generated from non-competitive services, thereby allowing ILECs to offer competitive services at prices below the cost of providing the service. The Company cannot predict the extent to which this may occur or its impact on the Company's business.

     LOCAL GOVERNMENT AUTHORIZATIONS. BTI is required to obtain street use and construction permits and licenses and/or franchises to install and expand its fiber optic networks using municipal rights-of-way. In some municipalities where BTI has installed or anticipates constructing networks, it will be required to pay license or franchise fees based on a percentage of gross revenues or on a per linear foot basis. There can be no assurance that, following the expiration of existing franchises, fees will remain at their current levels. In many markets, ILECs do not pay such franchise fees or pay fees that are substantially less than those required to be paid by BTI. To the extent that competitors do not pay the same level of fees as BTI, the Company could be at a competitive disadvantage. Termination of the existing franchise or license agreements prior to their expiration dates or a failure to renew the franchise or license agreements and a requirement that BTI remove its facilities or abandon its network in place could have a material adverse effect on the Company.

EMPLOYEES

     As of September 30, 1997, the Company employed a total of 540 employees. The Company believes that its future success will depend on its continued ability to attract and retain highly skilled and qualified employees. None of the Company's employees are currently represented by a collective bargaining agreement. The Company believes that its relations with its employees are good.

PROPERTIES

     The Company leases offices and space in a number of locations, primarily for sales offices and network equipment installations. The Company leases approximately 80,000 square feet of office space for its corporate headquarters in Raleigh, North Carolina, under a lease expiring in April 2005. The Company leases space for sales offices in North Carolina, Florida, Georgia, New York, South Carolina, Tennessee, Texas and Virginia. The leases for these offices expire between January 1998 and April 2005. In addition the Company leases rights-of-way, office space and land for its network equipment. The leases for the office space and land expire between January 1998 and June 2004 and the leases for the rights-of-way are either perpetual or are renewable through 2023. The Company believes that its leased facilities are adequate to meet its current needs and that additional facilities are available to meet its needs for the foreseeable future.

LEGAL PROCEEDINGS

     The Company is not a party to any pending legal proceedings that the Company believes would, individually or in the aggregate, have a material adverse effect on the Company's financial condition or results of operations.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth certain information concerning the executive officers and directors of the Company as of September 30, 1997:

NAME                          AGE                POSITION(S) WITH COMPANY
--------------------------    ---     -----------------------------------------------
Peter T. Loftin...........    39      Chairman, Chief Executive Officer and Director
R. Michael Newkirk........    35      President, Chief Operating Officer and Director
H.A. (Butch) Charlton.....    47      Senior Vice President, Sales
Anthony M. Copeland.......    41      Vice President, Secretary and General Counsel
Brian K. Branson..........    32      Chief Financial Officer, Treasurer and Director

     PETER T. LOFTIN founded BTI in November 1983 and has served as Chief Executive Officer and Chairman of the Board of Directors of BTI since that time. Mr. Loftin has more than 15 years of experience in the telecommunications industry. He is a founding member of the North Carolina Long Distance Association, representing the state's independent long distance carriers. He also serves on the Advisory Board of the Duke Heart Center at the Duke University Medical Center, the Steering Committee for the North Carolina Museum of Natural Sciences and the Board of the Chamber of Commerce of Raleigh, North Carolina. Mr. Loftin attended North Carolina State University.

     R. MICHAEL NEWKIRK joined BTI in 1986 and has served as BTI's Chief Operating Officer since October 1996, its President since July 1997 and as Director since August 1997. Mr. Newkirk was Executive Vice President of BTI from March 1994 until October 1996. Mr. Newkirk has over 15 years of experience in the telecommunications industry and is Vice President of the ACCA. He also serves on the Board of Directors of America's Carriers Telecommunications Association ("ACTA"), a national organization that represents telecommunications companies before legislative and regulatory bodies.

     H.A. (BUTCH) CHARLTON has served as President and CEO of FiberSouth since April 1997. He has also served as Senior Vice President, Sales of BTI since July 1997. Prior to joining FiberSouth, Mr. Charlton served from 1984 to 1997 with DSC Communications Corporation, a manufacturer of telecommunications equipment for local, long distance and cellular markets, most recently as Vice
President -- Public Network Sales. Prior to joining DSC, Mr. Charlton spent 13 years with Contel Corporation, a local exchange carrier, holding a variety of positions in the engineering and network planning area. Mr. Charlton holds a B.S. in Business Finance from the University of Texas at Dallas.

     ANTHONY M. COPELAND joined BTI as General Counsel in 1992 after serving as Chief Counsel for the North Carolina Department of Public Instruction and as Assistant District Attorney for North Carolina's 10th Prosecutorial District. Mr. Copeland has served on the North Carolina Board of Public Telecommunications since July 1995, and in July 1996 was appointed to the Board of Directors of the North Carolina Electronics and Information Technologies Association. He is also a member of the Wake Technical Community College Telecommunications Industry Advisory Committee, the Wake Education Partnership-Technology Committee, the Federal Communications Bar Association, the North Carolina State Bar and the North Carolina Bar Association. Mr. Copeland received his A.B. from Duke University and his J.D. from the T.M. Cooley Law School at Lansing, Michigan.

     BRIAN K. BRANSON was named Chief Financial Officer of BTI in August 1996 and Treasurer and Director of BTI in August 1997. Mr. Branson joined BTI in July 1992 as a financial analyst and served in a variety of financial roles prior to his appointment as Chief Financial Officer. Prior to joining BTI, he worked in the Entrepreneurial Services Group of Ernst & Young LLP. Mr. Branson is a board member of the National Telecom Data Exchange. Mr. Branson is a Certified Public Accountant and holds a B.S. in Accounting and an M.B.A. from Elon College.

INCENTIVE COMPENSATION PLANS

  STOCK PLANS

     The Company's 1997 Stock Plan (the "1997 Plan") was adopted by the Company's Board of Directors in August 1997. A total of 500,000 shares of Common Stock of the Company (the "Common Stock") have been reserved for issuance under the 1997 Plan. As of September 30, 1997, no options had been granted and no shares had been issued under the 1997 Plan. The 1997 Plan will terminate in August 2007, unless sooner terminated by the Board of Directors.

     Pursuant to the Reorganization, the Company assumed the BTI 1994 Stock Plan (the "1994 Plan", together with the 1997 Plan, the "Plans") which will terminate in March 2005, unless sooner terminated by the Board of Directors. A total of 499,890 shares of Common Stock will be reserved for issuance under the 1994 Plan. As of September 30, 1997, no shares had been issued under the 1994 Plan. Options to purchase 333,260 shares of Common Stock at an exercise price of $1.47 per share were issued in connection with the Share Repurchase.

     The Plans provide for grants of "incentive stock options," within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, to employees (including officers and employee directors) and grants of nonstatutory options to employees and consultants. The Plans also allow for the grant of stock purchase rights. The Plans will be administered by the Board of Directors. The exercise price of incentive stock options granted under the Plans must not be less than the fair market value of the Common Stock on the date of grant. With respect to any optionee who owns stock representing more than 10% of the voting power of all classes of the Company's outstanding capital stock, the exercise price of any incentive stock option must be equal to at least 110% of the fair market value of the Common Stock on the date of grant, and the term of the option must not exceed five years. The terms of all other options may not exceed ten years. The aggregate fair market value of Common Stock (determined as of the date of the option grant) for which incentive stock options may for the first time become exercisable by any individual in any calendar year may not exceed $100,000.

     In connection with the 1994 Plan, in March 1995 BTI adopted a Senior Executive Bonus Plan (the "Bonus Plan"). The Bonus Plan provides that Senior Executive Officers of BTI may earn a portion of the exercise price of their options under the 1994 Plan upon achievement of certain performance objectives.

  401(K) PLAN

     The Company maintains an Employees' Retirement Savings Plan (the "401(k) Plan") for employees who elect to participate. Subject to certain limitations, participants may contribute up to 15% of their compensation on a pre-tax basis to the 401(k) Plan. In 1994, 1995 and 1996, BTI contributed matching funds in amounts equal to 25%, 25% and 50%, respectively, of each dollar of an employee's contributions, up to 6% of the employee's salary. Amounts attributable to participant contributions under the 401(k) Plan are fully vested at all times (with BTI's contributions vesting beginning after three years and becoming fully vested after five years). Participants are entitled to receive their vested 401(k) Plan accounts, including investment earnings, upon death, retirement or other termination of employment. The 401(k) Plan will be assumed by the Company in the Reorganization.

  PROFIT SHARING

     In 1993, BTI implemented a profit-sharing arrangement, allocating 5% of net profits (net income before vice president bonuses) to BTI's vice presidents, 5% of net profits to Peter T. Loftin, Chairman, Chief Executive Officer and a 50% shareholder of BTI, and 5% of net profits to an employee pool. The employees' portion was split, with 50% going directly to the employees via payroll and 50% going to the 401(k) Plan. Amounts were paid bi-annually on January 31 and July
31. In 1996, BTI terminated the portion of the profit-sharing plan related to Mr. Loftin and the employee pool and reduced the vice presidents' pool to approximately 2% of profits. This plan was assumed by the Company in the Reorganization.

EXECUTIVE COMPENSATION

  SUMMARY COMPENSATION INFORMATION

     The following table sets forth certain information for 1996 concerning compensation earned by BTI's Chief Executive Officer and BTI's other executive officers who were paid more than $100,000 in salary and bonus.

                           SUMMARY COMPENSATION TABLE

                                                                                 1996 ANNUAL
                                                                                 COMPENSATION
                                                                             --------------------     ALL OTHER
NAME AND PRINCIPAL POSITION                                                   SALARY      BONUS      COMPENSATION
--------------------------------------------------------------------------   --------    --------    ------------
Peter T. Loftin, Chairman and CEO.........................................   $500,000    $ 20,763      $190,000(1)
R. Michael Newkirk, President and COO.....................................    100,000     137,706        10,327(2)
Anthony M. Copeland, Vice President and General Counsel...................    100,000      17,586        13,728(3)

---------------

(1) Includes $148,000 of relocation expenses and a $42,000 car allowance.

(2) Includes $3,193, representing the taxable portion of certain car lease payments, and $7,134 of BTI's matching contributions to the 401(k) Plan.

(3) Includes a $10,200 car allowance and $3,528 of BTI's matching contributions to the 401(k) Plan.

  EMPLOYMENT AGREEMENT

     In April 1997, H.A. (Butch) Charlton entered into a two-year employment agreement with FiberSouth pursuant to which Mr. Charlton became President of FiberSouth. The agreement provides for an annual base salary of $175,000, a signing bonus of $20,000 and a guaranteed bonus of $50,000 payable in April 1998. BTI has agreed to reimburse Mr. Charlton for up to three months' living expenses in connection with his relocation to Raleigh, North Carolina. The agreement also entitles Mr. Charlton to receive stock in FiberSouth. Upon consummation of the FiberSouth Acquisition, such right was converted into the right to receive stock options under the 1997 Plan.

  STOCK OPTIONS

     BTI did not grant any stock options during 1996, and no stock options were exercised during 1996.

                              CERTAIN TRANSACTIONS

     The Company leases on a month-to-month basis a townhouse in Raleigh, North Carolina for relocation of employees and a condominium in Wilmington, North Carolina for corporate and customer entertainment from Peter T. Loftin, Chairman and Chief Executive Officer and a 50% shareholder of the Company. Payments by the Company for the townhouse were $24,000, $27,500 and $32,500 in 1994, 1995 and 1996, respectively. Payments by the Company for the condominium were $24,000, $27,500 and $32,500 in 1994, 1995 and 1996, respectively.

     The Company also leases a corporate aircraft from an entity controlled by Mr. Loftin. Payments by the Company for the aircraft, which is subject to a five-year lease entered into in November 1995, were $28,000 and $343,000 in 1995 and 1996, respectively. This lease is a "dry" lease, which means that the Company pays all costs of operation of the aircraft. The Company has an option to renew this lease for an additional five years.

     Since 1994, BTI has paid certain operating expenses and provided certain management services for ComSouth Cable International, Inc. ("ComSouth"), an undersea fiber optic cable company which is 80% owned by Mr. Loftin. These expenses totaled $591,304 as of September 30, 1997 and consisted of a note receivable for $553,144 and accounts receivable of $38,160. The September 30, 1997 total of $591,304 includes expenses of $176,803 and $366,126 were incurred during the year ended December 31, 1996 and the nine months ended September 30, 1997, respectively.

     Since February 1997, BTI has sold certain integrated telecommunications services through International Communications, Inc. ("ICI"), a company which is 50% owned by Mr. Loftin. BTI pays ICI between a 5% and 20% commission on all sales through it. Through September 30, 1997, BTI had paid ICI $113,000 in commissions pursuant to this arrangement.

     Pursuant to the Shareholders' Agreement each of Mr. Loftin and the Retiring Shareholder was entitled to receive distributions in amounts sufficient to pay their taxes resulting from ownership of BTI while it was an S corporation. For each shareholder, these distributions were $283,325 and $192,300 for the year ended December 31, 1996 and the nine months ended September 30, 1997, respectively. In addition, each of them was entitled to receive dividends in an amount equal to $61,736 per month (the "Additional Dividends"). Each shareholder received Additional Dividends of $740,835 and $600,898 during the year ended December 31, 1996 and nine months ended September 30, 1997, respectively. Pursuant to the Shareholders' Agreement, Mr. Loftin was required to loan the Additional Dividends paid to him through June 1996 to BTI. This loan, which as of September 30, 1997 totaled $1,930,000, net of certain advances to Mr. Loftin, bears interest at prime and is payable over 24 months following the Share Repurchase in September 1997. The Shareholders' Agreement and the right to receive Additional Dividends terminated upon consummation of the Share Repurchase. However, the Company will continue to be required to reimburse BTI's shareholders for their tax obligations arising from income earned by BTI while it was an S corporation. The Company believes that any such reimbursements will not have a material adverse effect on the Company's financial condition or results of operations.

                             PRINCIPAL SHAREHOLDERS

     As of September 30, 1997, all 10,000,000 shares of the outstanding Common Stock of the Company were held by Peter T. Loftin, Chairman and Chief Executive Officer of the Company. In addition, as of that date R. Michael Newkirk, President and Chief Operating Officer of the Company, held an option to purchase 166,630 shares of Common Stock (or approximately 1.6% of the outstanding shares of Common Stock on a fully diluted basis).

                         DESCRIPTION OF CREDIT FACILITY

     BTI has entered into an amended and restated loan agreement with General Electric Capital Corporation ("GE Capital") and the other financial institutions party thereto from time to time, and GE Capital as agent (the "Credit Agreement"), providing for a $60 million senior secured, reducing, revolving credit facility to be used for working capital and other purposes, including capital expenditures.

     The following summary of the material provisions of the Credit Facility does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Credit Agreement, a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

     The Credit Facility is subject to certain borrowing limits based on multiples of EBITDA. The Credit Facility will mature on September 17, 2002. The Company will be required to repay outstanding indebtedness under the Credit Facility with the proceeds of asset sales.

     Amounts drawn under the Credit Facility will bear interest, at BTI's option, at either (a) a floating rate equal to the Prime Rate, or (b) a fixed rate equal to LIBOR for the interest period (30, 60 or 90 days) selected by BTI, plus in each case a percentage rate which will fluctuate (based on BTI's Total Debt to EBITDA Ratio) from 0.00% to 1.25% for borrowings at the Prime Rate and from 1.75% to 3.00% for borrowings at LIBOR. For December 31, 1997, the Prime Rate was 8.50%, and 30-, 60- and 90-day LIBOR were 5.72%, 5.75% and 5.81%, respectively.

     BTI's obligations under the Credit Facility are guaranteed by the Company and its other subsidiaries and secured by a first priority lien on all current and future assets of BTI and the Company's other subsidiaries and the Company's pledge of the stock of BTI and any intercompany notes.

     The Credit Facility restricts BTI from declaring and paying dividends or making other distributions, including dividends or distributions to pay scheduled interest on the Notes. However, BTI will be permitted to pay dividends or make other distributions to BTI Telecom to pay scheduled interest on the Notes, commencing with the seventh scheduled interest payment, unless at the time of such dividend or distribution an event of default under the Credit Facility exists or would be caused by such dividend or distribution; provided that, with respect to any event of default (other than a payment default, a default in the cash interest coverage ratio, a bankruptcy event with respect to BTI Telecom or BTI or the loss of a material license, operating authority or fiber network), BTI will not be prohibited from paying dividends or making other distributions to BTI Telecom to pay scheduled interest on the Notes for more than 180 days in any consecutive 360-day period.

     The Credit Facility contains a number of covenants, including, among others, covenants limiting the ability of BTI to incur debt, create liens, pay dividends, make distributions or stock repurchases, make capital expenditures, engage in transactions with affiliates, sell assets and engage in mergers and acquisitions. In addition, the Credit Facility contains affirmative covenants, including, among others, covenants requiring maintenance of corporate existence, licenses and insurance, payment of taxes and the delivery of financial and other information.

     The Credit Facility also requires BTI to comply with certain financial tests and ratios to be determined as of specified measurement dates based on quarterly and annual financial statement data. BTI is required to have: (i) a Total Debt to EBITDA Ratio no greater than 6.75:1.0 at December 31, 1997 and 7.25:1.0 at March 31, 1998, with reductions for measurement dates thereafter;
(ii) minimum EBITDA of $9.4 million at December 31, 1997 and $9.0 million at March 31, 1998, with increases for measurement dates thereafter, in each case measured for the four consecutive fiscal quarters ending on the measurement date; and (iii) capital expenditures not to exceed (a) $40.0 million for 1997,
(b) $100.0 million for 1998, plus any unused portion of the 1997 maximum, and
(c) for years after 1998, amounts to be set based on certain operating performance criteria. In addition, the Company must have, on a consolidated basis, a Consolidated Interest Coverage Ratio of at least 2.0:1.0 at December 31, 1997; 2.5:1.0 at March 31, 1998; 3.5:1.0 at June 30, 1998 and at the end of
each fiscal quarter thereafter through December 31, 2000; and 1.5:1.0 at the end of each fiscal quarter thereafter.

     Failure to satisfy any of the financial covenants will constitute an event of default under the Credit Facility, notwithstanding the ability of BTI to meet its debt service obligations. The Credit Facility also includes other customary events of default, including, without limitation, a cross-default to other indebtedness, certain undischarged judgments, bankruptcy and a change of control of BTI.

     As used in this section:

     "Consolidated Interest Coverage Ratio" means, as of the end of any fiscal quarter, the ratio of (a) Consolidated Interest Expense for the four consecutive fiscal quarters ending on the last day of such fiscal quarter to (b) cumulative EBITDA for such four consecutive quarters.

     "Consolidated Interest Expense" means all interest paid or accrued by the Company and BTI, without duplication, excluding amounts paid from proceeds from the Pledged Securities held in escrow for payment of interest on the Notes.

     "EBITDA" means (i) income before interest income and expense and corporate income taxes, plus (ii) to the extent deducted in determining such income, depreciation, amortization and other similar non-cash charges determined in accordance with generally accepted accounting principles ("GAAP"), and (iii) an amount equal to any payments with respect to the repurchase of certain stock options from former employees, minus (iv) to the extent recognized in determining such income, extraordinary gains, in accordance with GAAP.

     "LIBOR" means the rate per annum equal to the offered rate on Eurodollar deposits for the interest period (30, 60 or 90 days) selected by BTI, as quoted by Telerate New Service on page 3750 which is the official British Bankers Association fixing rate recorded at 11:00 a.m. London setting time on the date two business days prior to the first day of such interest period.

     "Prime Rate" means the prime or base rate of interest most recently published or announced by any of the five largest member banks of the New York Clearing House Association, which rates normally appear daily in the "Money Rates" column of THE WALL STREET JOURNAL.

     "Total Debt" means, as of any date, the respective then outstanding and unpaid balances of all indebtedness of BTI including, without limitation, guarantees, guaranteed indebtedness and amounts drawn down under letters of credit, but shall not include intercompany debt payable to the Company.

     "Total Debt to EBITDA Ratio" means for any fiscal month, the ratio of (a) Total Debt outstanding on the last day of such fiscal month to (b) cumulative EBITDA for the 12 consecutive fiscal month period ending on the last day of such fiscal month.

                       DESCRIPTION OF THE EXCHANGE NOTES

     The Initial Notes were, and the Exchange Notes will be, issued under an indenture (the "Indenture"), dated as of September 22, 1997, between BTI Telecom, BTI and First Trust of New York, National Association, trustee under the Indenture (the "Trustee"). A copy of the Indenture is filed as an exhibit to the Registration Statement of which this Prospectus is a part. For purposes of the following summary, the Initial Notes and the Exchange Notes are sometimes referred to collectively as the "Notes." The following summary contains a description of certain provisions of the Indenture, but does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part thereof by the Trust Indenture Act of 1939, as amended. For definitions of certain capitalized terms used in the following summary, see " -- Certain Definitions."

GENERAL

     The terms of the Exchange Notes will be identical in all material respects to the Initial Notes, except that (i) the Exchange Notes will have been registered under the Securities Act and therefore will not be subject to certain restrictions on transfer applicable to the Initial Notes and (ii) Holders of the Exchange Notes will not be entitled to certain rights of nolders of Initial Notes under the Registration Rights Agreement.

     The Exchange Notes will be unsecured (except to the extent described under " -- Security" below) unsubordinated obligations of the Company, initially limited to $250.0 million aggregate principal amount, and will mature on September 15, 2007. Each Exchange Note will bear interest at the rate of 10 1/2% per annum from the Closing Date or from the most recent Interest Payment Date to which interest has been paid or provided for, payable semiannually (to Holders of record at the close of business on the March 1 or September 1 immediately preceding the Interest Payment Date) on March 15 and September 15, of each year, commencing March 15, 1998.

     The Exchange Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 of principal amount and any integral multiple thereof. See " -- Book-Entry; Delivery and Form." No service charge will be made for any registration of transfer or exchange of Exchange Notes, but the Company may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

     Subject to the covenants described below under "Covenants" and applicable law, the Company may issue additional Notes under the Indenture. The Exchange Notes offered hereby and any additional Notes subsequently issued would be treated as a single class for all purposes under the Indenture.

PAYMENT AND PAYING AGENTS

     Principal of, premium, if any, and interest on the Exchange Notes will be payable, and the Exchange Notes may be exchanged or transferred, at the office or agency of the Company in the Borough of Manhattan, The City of New York (which initially will be the corporate trust office of the Trustee, First Trust of New York, National Association, 100 Wall Street, New York, New York 10005) and in Luxembourg (which initially will be at the offices of the Paying Agent and Transfer Agent at Banque Generale Du Luxembourg at 50 Avenue J.F. Kennedy, Luxembourg); PROVIDED that, at the option of the Company, payment of interest may be made by check mailed to the Holders at their addresses as they appear in the Security Register. For so long as the Exchange Notes are listed on the Luxembourg Stock Exchange and the rules on such stock exchange shall so require, the Company shall maintain a Paying Agent and a Transfer Agent in Luxembourg.

NOTICES

     For so long as the Exchange Notes are listed on the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange so requires, all notices regarding the Exchange Notes will be valid if published in one daily newspaper of general circulation in Luxembourg. It is expected that publication of notices will be made in the Luxembourger Wort or, if publication in Luxembourg is not practicable, publication shall be made in another principal city in Europe in a newspaper of general circulation. Any such notice shall be deemed to have been given on the date of such publication or, if published more than once or on different dates, on the date of the first such publication in the required newspaper or newspapers.

OPTIONAL REDEMPTION

     The Exchange Notes will be redeemable, at the Company's option, in whole or in part, at any time or from time to time, on or after September 15, 2002 and prior to maturity, upon not less than 30 nor more than 60 days' prior notice mailed by first class mail to each Holder's last address, as it appears in the Security Register, at the following Redemption Prices (expressed in percentages of principal amount), plus accrued and unpaid interest to the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date that is prior to the Redemption Date to receive interest due on an Interest Payment Date), if redeemed during the 12-month period commencing September 15, of the years set forth below:

YEAR                                                                       REDEMPTION PRICE
------------------------------------------------------------------------   ----------------
2002....................................................................        105.250%
2003....................................................................        102.625
2004 and thereafter.....................................................        100.000

     In addition, at any time prior to September 15, 2000, the Company may redeem up to 35% of the aggregate principal amount of the initial Notes and the Exchange Notes from the proceeds of one or more Public Equity Offerings following which a Public Market occurs, at any time or from time to time in part, at a Redemption Price (expressed as a percentage of principal amount) of 110.5%, plus accrued interest to the Redemption Date (subject to the rights of Holders of record on the relevant Regular Record Date that is prior to the Redemption Date to receive interest due on an Interest Payment Date); PROVIDED that after any such redemption at least $162.5 million aggregate principal amount of initial Notes and the Exchange Notes remains outstanding.

     If less than all of the Notes are to be redeemed at any time, the Trustee will select the Notes, or portions thereof, for redemption in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not listed on a national securities exchange, on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate; PROVIDED that no Note of $1,000 in principal amount or less shall be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new
Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note.

     All notices required under this subheading shall be given in accordance with the "Notices" provision above.

SECURITY

     The Indenture requires that a portion of the proceeds from the Offering remain subject to the Pledge Agreement and be invested in Pledged Securities in such amounts and maturities as will be sufficient upon receipt of scheduled interest and principal payments of such securities, in the opinion of a nationally recognized firm of independent public accountants selected by the Company, to provide for payment in full of the first six scheduled interest payments due on the Initial Notes and the Exchange Notes. Approximately $74.1 million of such proceeds are held by the Trustee as security for and to fund the first six interest payments on the Initial Notes and the Exchange Notes.

     The Pledged Securities are pledged to the Trustee for the benefit of the Holders of the Initial Notes and the Exchange Notes pursuant to the Pledge Agreement and are being held by the Trustee in the Pledge Account. Pursuant to the Pledge Agreement, immediately prior to an Interest Payment Date, the Company may either deposit with the Trustee from funds otherwise available to the Company cash sufficient to pay the interest scheduled to be paid on such date or the Company may direct the Trustee to release from the Pledge Account proceeds sufficient to pay interest then due on the Initial Notes and the Exchange Notes. A failure to pay interest on the Initial Notes or the Exchange Notes in a timely manner through the first six scheduled interest payment dates will constitute an immediate Event of Default under the Indenture, with no grace or cure period. The Pledged Securities and Pledge Account will also secure the repayment of the principal amount and premium on the Initial Notes and the Exchange Notes.

     The Notes are not guaranteed by any Company subsidiary, and no subsidiary's stock is pledged as collateral for the Notes. Under the Pledge Agreement, once the Company makes the first six scheduled interest payments on the Exchange Notes, all of the remaining Pledged Securities, if any, will be released from the Pledge Account and thereafter the Exchange Notes will be unsecured.

EXCHANGE OFFER; REGISTRATION RIGHTS

     The Company entered into the Registration Rights Agreement with the Placement Agents, for the benefit of the holders of Initial Notes, pursuant to which the Company agreed to file the Registration Statement (of which this Prospectus is a part) with the Commission. The Registration Rights Agreement provides that the Company will, at its cost, use its best efforts to cause the Registration Statement to be filed with the Commission and to have the Exchange Offer consummated not later than 60 days after such Registration Statement has been declared effective by the Commission. Upon the effectiveness of the Registration Statement, the Company will offer the Exchange Notes in exchange for surrender of the Initial Notes. The Company has agreed to keep the Exchange Offer open for not less than 20 business days after the date notice of the Exchange Offer is mailed to the holders of Initial Notes. For each Initial Note surrendered to the Company pursuant to the Exchange Offer, the holder of such Initial Note will receive an Exchange Note having a principal amount equal to that of the surrendered Initial Note. Under existing interpretations of the staff of the Commission, the Exchange Notes would be freely transferable by holders other than affiliates of the Company after the Exchange Offer without further registration under the Securities Act if the holder of the Exchange Notes represents that it is acquiring the Exchange Notes in the ordinary course of its business, that it has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes and that it is not an affiliate of the Company, as such terms are interpreted by the staff of the Commission; provided that broker-dealers ("Participating Broker-Dealers") receiving Exchange Notes in the Exchange Offer will have a prospectus delivery requirement with respect to resales of such Exchange Notes. The staff of the Commission has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to Exchange Notes with the prospectus contained in the Registration Statement under certain circumstances. Under the Registration Rights Agreement, the Company is required to allow Participating Broker-Dealers and other persons, if any, with similar prospectus delivery requirements to use this Prospectus in connection with the resale of such Exchange Notes.

     A holder of Initial Notes who wishes to exchange such Initial Notes for Exchange Notes in the Exchange Offer will be required to represent that, among other things, any Exchange Notes to be received by it will be acquired in the ordinary course of its business and that at the time of the commencement of the Exchange Offer it has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of the Exchange Notes and that it is not an "affiliate" of the Company, as defined in Rule 405 of the Securities Act, or if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

     The Company has filed the Registration Statement (of which this Prospectus is a part) and will commence the Exchange Offer pursuant to the Registration Rights Agreement. In the event that applicable interpretations of the staff of the Commission do not permit the Company to effect the Exchange Offer, or under certain other circumstances, the Company has agreed, at its cost, to use its best efforts to file and cause to become effective a shelf registration statement (the "Shelf Registration Statement") with respect to resales of the Initial Notes and to keep the Shelf Registration Statement effective until the expiration of the time period referred to in Rule 144(k) under the Securities Act or such shorter period that will terminate when all Initial Notes covered by the Shelf Registration Statement have been sold pursuant to the Shelf Registration Statement. The Company has agreed, in the event a Shelf Registration Statement is filed, among other things, to provide to each Holder for whom such Shelf Registration Statement was filed copies of the prospectus which is a part of the Shelf Registration Statement, to notify each such Holder when the Shelf Registration Statement has become effective and to take certain other actions as are required to permit unrestricted resales of the Initial Notes. A Holder selling such Initial Notes pursuant to the Shelf Registration Statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to such holder (including certain indemnification obligations).

     In the event the Exchange Offer is not consummated and a Shelf Registration Statement is not declared effective on or prior to March 22, 1998, the interest rate on the Initial Notes will be increased by .5% per annum until the Exchange Offer is consummated or the Shelf Registration is declared effective.

     Initial Notes not tendered in the Exchange Offer shall accrue interest at the rate of 10 1/2% per annum and be subject to all of the terms and conditions specified in the Indenture and to the transfer restrictions described in "Transfer Restrictions."

     This summary of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

RANKING

     The Indebtedness evidenced by the Exchange Notes will rank PARI PASSU in right of payment with all existing and future unsubordinated indebtedness of the Company and senior in right of payment to all existing and future subordinated indebtedness of the Company. As of September 30, 1997, the Company had (on an unconsolidated basis) no indebtedness outstanding other than the Notes. The Company is permitted to incur indebtedness to finance the acquisition of equipment, inventory and network assets and up to $100.0 million of other indebtedness and is permitted to secure any such indebtedness. The Exchange Notes will be effectively subordinated to such security interests to the extent of such security interests.

     The Company is a holding company which conducts substantially all of its business through subsidiaries. The Company's subsidiaries have no direct obligation to pay amounts due on the Notes and will not guarantee the Notes. As a result, the Notes will be effectively subordinated to all existing and future indebtedness and other liabilities (including trade payables) of the Company's subsidiaries. As of September 30, 1997, the Company's subsidiaries had approximately $34.4 million of liabilities (excluding intercompany payables), including approximately $2.0 million of indebtedness (including capital leases). The Company will be dependent upon access to the cash flow or assets of its subsidiaries to make payments on the Notes and the Company's ability to obtain such access may be limited by law. See "Risk Factors -- Holding Company Structure" and " -- Priority of Secured Debt."

CERTAIN DEFINITIONS

     Set forth below are certain of the defined terms used in the covenants and other provisions of the Indenture. Reference is made to the Indenture for the definition of any other capitalized term used herein for which no definition is provided.

     "Acquired Assets" means (i) the Capital Stock of any Person that becomes a Restricted Subsidiary after the Closing Date and (ii) the real or personal property of any Person that becomes a Restricted Subsidiary after the Closing Date.

     "Acquired Indebtedness" means Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary or assumed in connection with an Asset Acquisition by a Restricted Subsidiary; PROVIDED that Indebtedness of such Person which is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transactions by which such Person becomes a Restricted Subsidiary or such Asset Acquisition shall not be Acquired Indebtedness.

     "Adjusted Consolidated Net Income" means, for any period, the aggregate net income (or loss) of the Company and its Restricted Subsidiaries for such period determined in conformity with GAAP; PROVIDED that the following items shall be excluded in computing Adjusted Consolidated Net Income (without duplication):
(i) the net income (or loss) of any Person (other than a Restricted Subsidiary) in which any Person (other than the Company or any of its Restricted Subsidiaries) has a joint interest and the net income (or loss) of any Unrestricted Subsidiary, except (x) with respect to net income, to the extent of the amount of dividends or other distributions actually paid to the Company or any of its Restricted Subsidiaries by such other Person or such Unrestricted Subsidiary during such period and (y) with respect to net losses, to the extent of the amount of cash contributed by the Company or any Restricted Subsidiary to such Person during such period; (ii) solely for the purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of the first paragraph of the "Limitation on Restricted Payments" covenant described below (and in such case, except to the extent includable pursuant to clause (i) above), the net income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with the Company or any of its Restricted

Subsidiaries or all or substantially all of the property and assets of such Person are acquired by the Company or any of its Restricted Subsidiaries; (iii) the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary; (iv) any gains or losses (on an after-tax basis) attributable to Asset Sales; (v) except for purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of the first paragraph of the "Limitation on Restricted Payments" covenant described below, any amount paid or accrued as dividends on Preferred Stock (other than accrued dividends which, pursuant to the terms of the Preferred Stock, will not be payable prior to the first anniversary after the Stated Maturity of the Notes) of the Company or any Restricted Subsidiary owned by Persons other than the Company and any of its Restricted Subsidiaries;
(vi) all extraordinary gains and extraordinary losses; and (vii) any compensation expense paid or payable solely with Capital Stock (other than Redeemable Stock) of the Company or any options, warrants or other rights to acquire Capital Stock (other than Redeemable Stock) of the Company.


     "Affiliate" means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

     "Asset Acquisition" means (i) an investment by the Company or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be merged into or consolidated with the Company or any of its Restricted Subsidiaries; PROVIDED that such Person's primary business is related, ancillary or complementary to the businesses of the Company and its Restricted Subsidiaries on the date of such investment or (ii) an acquisition by the Company or any of its Restricted Subsidiaries of the property and assets of any Person other than the Company or any of its Restricted Subsidiaries that constitute substantially all of a division or line of business of such Person; PROVIDED that the property and assets acquired are related, ancillary or complementary to the businesses of the Company and its Restricted Subsidiaries on the date of such acquisition.


     "Asset Disposition" means the sale or other disposition by the Company or any of its Restricted Subsidiaries (other than to the Company or another Restricted Subsidiary) of (i) all or substantially all of the Capital Stock of any Restricted Subsidiary or (ii) all or substantially all of the assets that constitute a division or line of business of the Company or any of its Restricted Subsidiaries.



     "Asset Sale" means any sale, transfer or other disposition (including by way of merger, consolidation or sale-leaseback transaction) in one transaction or a series of related transactions by the Company or any of its Restricted Subsidiaries to any Person other than the Company or any of its Restricted Subsidiaries of (i) all or any of the Capital Stock of any Restricted Subsidiary, (ii) all or substantially all of the property and assets of an operating unit or business of the Company or any of its Restricted Subsidiaries or (iii) any other property and assets (other than the Capital Stock of or other Investment in an Unrestricted Subsidiary) of the Company or any of its Restricted Subsidiaries outside the ordinary course of business of the Company or such Restricted Subsidiary and, in each case, that is not governed by the provisions of the Indenture applicable to mergers, consolidations and sales of all or substantially all of the assets of the Company; PROVIDED that "Asset Sale" shall not include (a) sales, transfers or other dispositions of inventory, receivables and other current assets, (b) sales, transfers or other dispositions of assets with a Fair Market Value (as certified in an Officers' Certificate) not in excess of $1 million in any transaction or series of related transactions or (c) sales, transfers or other dispositions of assets for consideration at least equal to the Fair Market Value of the assets sold, transferred or otherwise disposed of to the extent the consideration received would satisfy clause (B) of the "Limitation on Assets Sales" covenant described below, PROVIDED that after giving pro forma effect to such exchange, the Consolidated Leverage Ratio shall be no greater than the Consolidated Leverage Ratio immediately prior to such exchange.


     "Average Life" means, at any date of determination with respect to any debt security, the quotient obtained by dividing (i) the sum of the products of (a) the number of years from such date of determination to the dates of each successive scheduled principal payment of such debt security and (b) the amount of such principal payment by (ii) the sum of all such principal payments.

     "BTI Refinancing" means the execution and delivery, on or prior to the Closing Date, of the Credit Agreement.

     "Capital Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in equity of such Person, whether outstanding on the Closing Date or issued thereafter, including, without limitation, all Common Stock and Preferred Stock.

     "Capitalized Lease" means, as applied to any Person, any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person.

     "Capitalized Lease Obligations" means the discounted present value of the rental obligations under a Capitalized Lease.

     "Change of Control" means such time as (i) (a) prior to the occurrence of a Public Market, a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) becomes the ultimate "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of Voting Stock representing a greater percentage of the total voting power of the Voting Stock of the Company, on a fully diluted basis, than is held by Peter T. Loftin and his Affiliates on such date and (b) after the occurrence of a Public Market, a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act), other than Peter T. Loftin and his Affiliates, becomes the ultimate "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than 35% of the total voting power of the Voting Stock of the Company on a fully diluted basis and such ownership represents a greater percentage of the total voting power of the Voting Stock of the Company, on a fully diluted basis, than is held by Peter T. Loftin and his Affiliates on such date; or (ii) individuals who on the Closing Date constitute the Board of Directors (together with any new directors whose election by the Board of Directors or whose nomination by the Board of Directors for election by the Company's stockholders was approved by a vote of at least two-thirds of the members of the Board of Directors then in office who either were members of the Board of Directors on the Closing Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors then in office.

     "Closing Date" means September 22, 1997, the date on which the Notes are originally issued under the Indenture.

     "Common Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person's equity, other than Preferred Stock of such Person, whether outstanding on the Closing Date or issued thereafter, including, without limitation, all series and classes of such common stock.

     "Consolidated EBITDA" means, for any period, the sum of the amounts for such period of (i) Adjusted Consolidated Net Income, (ii) Consolidated Interest Expense to the extent such amount was deducted in calculating Adjusted Consolidated Net Income, (iii) income taxes, to the extent such amount was deducted in calculating Adjusted Consolidated Net Income (other than income taxes (either positive or negative) attributable to extraordinary and non-recurring gains or losses or sales of assets), (iv) depreciation expense, to the extent such amount was deducted in calculating Adjusted Consolidated Net Income, (v) amortization expense, to the extent such amount was deducted in calculating Adjusted Consolidated Net Income, and (vi) all other non-cash items reducing Adjusted Consolidated Net Income (other than items that will require cash payments and for which an accrual or reserve is, or is required by GAAP to be, made), less all non-cash items increasing Adjusted Consolidated Net Income, all as determined on a consolidated basis for the Company and its Restricted Subsidiaries in conformity with GAAP; PROVIDED that, if any Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, Consolidated EBITDA shall be reduced (to the extent not otherwise reduced in accordance with GAAP) by an amount equal to (A) the amount of the Adjusted Consolidated Net Income attributable to such Restricted Subsidiary multiplied by (B) the quotient of (1) the number of shares of outstanding Common Stock of such Restricted Subsidiary not owned on the last day of such period by the Company or any of its Restricted Subsidiaries divided by (2) the total number of shares of outstanding Common Stock of such Restricted Subsidiary on the last day of such period.

     "Consolidated Interest Expense" means, for any period, the aggregate amount of interest in respect of Indebtedness (including, without limitation, amortization of original issue discount on any Indebtedness and the interest portion of any deferred payment obligation, calculated in accordance with the effective interest method of accounting; all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing; the net costs associated with Interest Rate Agreements; and Indebtedness that is Guaranteed or secured by the Company or any of its Restricted Subsidiaries) and all but the principal component of rentals in respect of Capitalized Lease Obligations paid, accrued or scheduled to be paid or to be accrued by the Company and its Restricted Subsidiaries during such period; EXCLUDING, HOWEVER, (i) any amount of such interest of any Restricted Subsidiary if the net income of such Restricted Subsidiary is excluded in the calculation of Adjusted Consolidated Net Income pursuant to clause (iii) of the definition thereof (but only in the same proportion as the net income of such Restricted Subsidiary is excluded from the calculation of Adjusted Consolidated Net Income pursuant to clause (iii) of the definition thereof) and (ii) any premiums, fees and expenses (and any amortization thereof) payable in connection with the Transactions, all as determined on a consolidated basis (without taking into account Unrestricted Subsidiaries) in conformity with GAAP.

     "Consolidated Leverage Ratio" means, on any Transaction Date, the ratio of
(i) the aggregate amount of Indebtedness of the Company and its Restricted Subsidiaries on a consolidated basis outstanding on such Transaction Date to
(ii) the aggregate amount of Consolidated EBITDA for the then most recent four fiscal quarters for which financial statements of the Company have been filed with the Commission or provided to the Trustee pursuant to the "Commission Reports and Reports to Holders" covenant described below (such four fiscal quarter period being the "Four Quarter Period"); PROVIDED that, in making the foregoing calculation, (A) PRO FORMA effect shall be given to any Indebtedness to be Incurred or repaid on the Transaction Date; (B) PRO FORMA effect shall be given to Asset Dispositions and Asset Acquisitions (including giving PRO FORMA effect to the application of proceeds of any Asset Disposition) that occur from the beginning of the Four Quarter Period through the Transaction Date (the "Reference Period"), as if they had occurred and such proceeds had been applied on the first day of such Reference Period; (C) PRO FORMA effect shall be given to asset dispositions and asset acquisitions (including giving PRO FORMA effect to the application of proceeds of any asset disposition) that have been made by any Person that has become a Restricted Subsidiary or has been merged with or into the Company or any Restricted Subsidiary during such Reference Period and that would have constituted Asset Dispositions or Asset Acquisitions had such transactions occurred when such Person was a Restricted Subsidiary as if such asset dispositions or asset acquisitions were Asset Dispositions or Asset Acquisitions that occurred on the first day of such Reference Period; PROVIDED that, to the extent that clause (B) or (C) of this sentence requires that PRO FORMA effect be given to an Asset Acquisition or Asset Disposition, such PRO FORMA calculation shall be based upon the four full fiscal quarters immediately preceding the Transaction Date of the Person, or division or line of business of the Person, that is acquired or disposed of for which financial information is available; and (D) the aggregate amount of Indebtedness outstanding as of the end of the Reference Period will be deemed to include the total amount of funds outstanding and/or available on the Transaction Date under any revolving credit or similar facilities of the Company or its Restricted Subsidiaries.

     "Consolidated Net Worth" means, at any date of determination, stockholders' equity as set forth on the most recently available quarterly or annual consolidated balance sheet of the Company and its Restricted Subsidiaries (which shall be as of a date not more than 90 days prior to the date of such computation and which shall not take into account Unrestricted Subsidiaries), less any amounts attributable to Redeemable Stock or any equity security convertible into or exchangeable for Indebtedness, the cost of treasury stock and the principal amount of any promissory notes receivable from the sale of the Capital Stock of the Company or any of its Restricted Subsidiaries, each item to be determined in conformity with GAAP (excluding the effects of foreign currency exchange adjustments under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 52).

     "Credit Agreement" means the Second Amended and Restated Loan Agreement dated September 22, 1997, between BTI and GE Capital and the other financial institutions party thereto from time to time, with GE Capital as agent, together with any agreements, instruments and documents executed or delivered pursuant to or in connection with such credit agreement, in each case as such credit agreement or such agreements, instruments or documents may be amended, supplemented, extended, renewed, replaced or otherwise modified from time to time. See "Description of Credit Facility."

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
     "Credit Facilities" means revolving credit or working capital facilities or similar facilities made available from time to time to the Company and its Restricted Subsidiaries.

     "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement.

     "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

     "Fair Market Value" means the price that would be paid in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Board of Directors, whose determination shall be conclusive if evidenced by a Board Resolution; PROVIDED that for purposes of clause (viii) of the second paragraph of the "Limitation on Indebtedness" covenant, (x) the Fair Market Value of any security registered under the Exchange Act shall be the average of the closing prices, regular way, of such security for the 20 consecutive trading days immediately preceding the capital contribution or sale of Capital Stock and (y) in the event the aggregate Fair Market Value of any other property (other than cash or cash equivalents) received by the Company exceeds $10 million, the Fair Market Value of such property shall be determined by a nationally recognized investment banking firm and set forth in their written opinion which shall be delivered to the Trustee.

     "FiberSouth Acquisition" means the acquisition by BTI of substantially all the assets of FiberSouth, Inc. (other than its cable television assets) for approximately $31.0 million and the repayment of up to $5.5 million of indebtedness of FiberSouth, Inc. in connection therewith.

     "GAAP" means generally accepted accounting principles in the United States of America as in effect from time to time, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations contained or referred to in the Indenture shall be computed in conformity with GAAP applied on a consistent basis, except that computations made for purposes of determining compliance with the terms of the covenants and with other provisions of the Indenture shall be made without giving effect to (i) the amortization of any expenses incurred in connection with the Transactions and (ii) except as otherwise provided, the amortization of any amounts required or permitted by Accounting Principles Board Opinions Nos. 16 and 17.

     "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm's-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); PROVIDED that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

     "Holder" means the registered holder of any Note.

     "Incur" means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness, including an Incurrence of Acquired Indebtedness; PROVIDED that neither the accrual of interest nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness. The terms "Incurrence" and "Incurred" shall have corresponding meanings.

     "Indebtedness" means, with respect to any Person at any date of determination (without duplication), (i) all indebtedness of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto), but excluding obligations with respect to letters of credit (including trade letters of credit) securing obligations (other than obligations described in (i) or (ii) above or (v), (vi) or (vii) below) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement), (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except Trade Payables, (v) all Capitalized Lease Obligations of such Person, (vi) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; PROVIDED that the amount of such Indebtedness shall be the lesser of (A) the Fair Market Value of such asset at such date of determination and (B) the amount of such Indebtedness, (vii) all Indebtedness of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person and (viii) to the extent not otherwise included in this definition, obligations under Currency Agreements and Interest Rate Agreements. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date (or, in the case of a revolving credit or other similar facility, the total amount of funds outstanding and/or available on the date of determination) of all unconditional obligations as described above and, with respect to contingent obligations as described above, the maximum liability upon the occurrence of the contingency giving rise to the obligation, PROVIDED that (A) the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at the time of its issuance as determined in conformity with GAAP, (B) money borrowed and set aside at the time of the Incurrence of any Indebtedness in order to prefund the payment of the interest on such Indebtedness shall not be deemed to be "Indebtedness" and (C) Indebtedness shall not include any liability (including any liability arising under a tax indemnification agreement with a shareholder of the Company at the time the Company was an S corporation) for federal, state, local or other taxes (including penalties and interest, if any).

     "Interest Rate Agreement" means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement.

     "Investment" in any Person means any direct or indirect advance, loan or other extension of credit (including, without limitation, by way of Guarantee or similar arrangement; but excluding advances to customers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable on the balance sheet of the Company or its Restricted Subsidiaries) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by, such Person and shall include (i) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary and (ii) the Fair Market Value of the Capital Stock (or any other Investment), held by the Company or any of its Restricted Subsidiaries, of (or in) any Person that has ceased to be a Restricted Subsidiary, including, without limitation, by reason of any transaction permitted by clause (iii) of the "Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries" covenant described below. For purposes of the definition of "Unrestricted Subsidiary" and the "Limitation on Restricted Payments" covenant described below, (i) "Investment" shall include the Fair Market Value of the assets (net of liabilities (other than liabilities to the Company or any of its Subsidiaries)) of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary,
(ii) the Fair Market Value of the assets (net of liabilities (other than liabilities to the Company or any of its Subsidiaries)) of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary shall be considered a reduction in outstanding Investments and (iii) any property transferred to or from any Person shall be valued at its Fair Market Value at the time of such transfer.

     "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any agreement to give any security interest).

     "Net Cash Proceeds" means, (a) with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of (i) brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale, (ii) provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Sale without regard to the consolidated results of operations of the Company and its Restricted Subsidiaries, taken as a whole, (iii) payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (A) is secured by a Lien on the property or assets sold or (B) is required to be paid as a result of such sale and (iv) appropriate amounts to be provided by the Company or any Restricted Subsidiary as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with GAAP, and (b) with respect to any capital contribution or issuance or sale of Capital Stock, options, warrants or other rights to acquire Capital Stock or Indebtedness, the proceeds of such capital contribution or issuance or sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of attorney's fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes or payable as a result thereof.

     "Offer to Purchase" means an offer by the Company to purchase Notes from the Holders commenced by mailing a notice to the Trustee and each Holder stating: (i) the covenant pursuant to which the offer is being made and that all Notes validly tendered will be accepted for payment on a pro rata basis; (ii) the purchase price and the date of purchase (which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the "Payment Date"); (iii) that any Note not tendered will continue to accrue interest pursuant to its terms; (iv) that, unless the Company defaults in the payment of the purchase price, any Note accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest on and after the Payment Date;
(v) that Holders electing to have a Note purchased pursuant to the Offer to Purchase will be required to surrender the Note, together with the form entitled "Option of the Holder to Elect Purchase" on the reverse side of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Payment Date; (vi) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the Payment Date, a facsimile transmission or letter setting forth the name of such Holder, the principal amount of Notes delivered for purchase and a statement that such Holder is withdrawing his election to have such Notes purchased; and (vii) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered; PROVIDED that each Note purchased and each new Note issued shall be in a principal amount of $1,000 or integral multiples thereof. On the Payment Date, the Company shall (i) accept for payment on a pro rata basis Notes or portions thereof tendered pursuant to an Offer to Purchase; (ii) deposit with the Paying Agent money sufficient to pay the purchase price of all Notes or portions thereof so accepted; and (iii) deliver, or cause to be delivered, to the Trustee all Notes or portions thereof so accepted together with an Officers' Certificate specifying the Notes or portions thereof accepted for payment by the Company. The Paying Agent shall promptly mail to the Holders of Notes so accepted payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail to such Holders a new Note equal in principal amount to any unpurchased portion of the Note surrendered; PROVIDED that each Note purchased and each new Note issued shall be in a principal amount of $1,000 or integral multiples thereof. The Company will publicly announce the results of an Offer to Purchase as soon as practicable after the Payment Date. The Trustee shall act as the Paying Agent for an Offer to Purchase. The Company will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable, in the event that the Company is required to repurchase Notes pursuant to an Offer to Purchase.

     "Permitted Investment" means: (i) an Investment in the Company or a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary or be merged or consolidated with or into or transfer or convey all or substantially all its assets to, the Company or a Restricted Subsidiary, PROVIDED that such Person's primary business is related, ancillary or complementary to the businesses of the Company and its Restricted Subsidiaries on the date of such Investment; (ii) a Temporary Cash Investment; (iii) commission, payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP; (iv) stock, obligations or securities received in satisfaction of judgments; (v) Investments in prepaid expenses, negotiable instruments held for collection, and lease, utility and workers' compensation, performance and other similar deposits; and (vi) Interest Rate Agreements and Currency Agreements to the extent permitted under clause (iv) of the "Limitation on Indebtedness" covenant described below.

     "Permitted Liens" means: (i) Liens for taxes, assessments, governmental charges or claims that are being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made; (ii) statutory and common law Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made; (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security; (iv) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, bankers' acceptances, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money); (v) easements, rights-of-way, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities that do not materially interfere with the ordinary course of business of the Company or any of its Restricted Subsidiaries; (vi) Liens (including extensions and renewals thereof) upon real or personal property (including, without limitation, Acquired Assets) acquired after the Closing Date; PROVIDED that (a) such Lien is created solely for the purpose of securing Indebtedness Incurred, in accordance with the "Limitation on Indebtedness" covenant described below, to finance the cost (including, without limitation, the cost of design, development, construction, acquisition, installation, improvement, transportation or integration) of the real or personal property subject thereto and such Lien is created prior to, at the time of or within six months after the latest of the acquisition, the completion of construction or the commencement of full operation of such real or personal property; PROVIDED that in the case of Acquired Assets, the Lien secures the Indebtedness Incurred to purchase the Capital Stock of the Person to make such Person a Restricted Subsidiary, (b) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such cost and (c) any such Lien shall not extend to or cover any real or personal property other than such real or personal property and any improvements on such real or personal property and any proceeds thereof;
(vii) leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Company and its Restricted Subsidiaries, taken as a whole; (viii) Liens encumbering property or assets under construction arising from progress or partial payments by a customer of the Company or its Restricted Subsidiaries relating to such property or assets;
(ix) any interest or title of a lessor in the property subject to any Capitalized Lease or operating lease; (x) Liens arising from filing Uniform Commercial Code financing statements regarding leases; (xi) Liens on property of, or on shares of Capital Stock or Indebtedness of, any Person existing at the time such Person becomes, or becomes a part of, any Restricted Subsidiary; PROVIDED that such Liens do not extend to or cover any property or assets of the Company or any Restricted Subsidiary other than the property or assets acquired and any proceeds thereof; (xii) Liens in favor of the Company or any Restricted Subsidiary; (xiii) Liens arising from the rendering of a final judgment or order against the Company or any Restricted Subsidiary that does not give rise to an Event of Default; (xiv) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof; (xv) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; (xvi) Liens encumbering customary initial deposits and margin deposits, and other Liens that are either within the general parameters customary in the industry and incurred in the ordinary course of business, in each case securing Indebtedness under Interest Rate Agreements and Currency Agreements and forward contracts, options, future contracts, futures options or similar agreements or arrangements designed solely to protect the Company or any of its Restricted Subsidiaries from fluctuations in interest rates, currencies or the price of commodities; (xvii) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business in accordance with the past practices of the Company and its Restricted Subsidiaries prior to the Closing Date;

(xviii) Liens on or sales of receivables, including related intangible assets and proceeds thereof; and (xix) Liens that secure Indebtedness with an aggregate principal amount not to exceed $5 million at any time outstanding.

     "Pledge Account" means the accounts established with the Trustee pursuant to the terms of the Pledge Agreement for the purchase of the Pledged Securities.

     "Pledge Agreement" means the Pledge and Security Agreement, dated as of the Closing Date, made by BTI and Business Telecom in favor of the Trustee, governing the disbursement of funds from the Pledge Account, as such agreement may be amended, restated, supplemented or otherwise modified from time to time.

     "Pledged Securities" means the U.S. Government securities to be purchased and held in the Pledge Account in accordance with the Pledge Agreement.

     "Preferred Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person's preferred or preference equity, whether outstanding on the Closing Date or issued thereafter, including, without limitation, all series and classes of such preferred or preference stock.

     "Public Equity Offering" means an underwritten primary public offering of Common Stock of the Company pursuant to an effective registration statement under the Securities Act.

     A "Public Market" shall be deemed to exist if (i) a Public Equity Offering has been consummated and (ii) at least 15% of the total issued and outstanding Common Stock of the Company has been distributed by means of an effective registration statement under the Securities Act or sales pursuant to Rule 144 under the Securities Act.

     "Redeemable Stock" means any class or series of Capital Stock of any Person that by its terms or otherwise is (i) required to be redeemed prior to the Stated Maturity of the Notes, (ii) redeemable at the option of the holder of such class or series of Capital Stock at any time prior to the Stated Maturity of the Notes or (iii) convertible into or exchangeable for Capital Stock referred to in clause (i) or (ii) above or Indebtedness having a scheduled maturity prior to the Stated Maturity of the Notes; PROVIDED that any Capital Stock that would not constitute Redeemable Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the Stated Maturity of the Notes shall not constitute Redeemable Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are no more favorable in any material respect to the holders of such Capital Stock than the provisions contained in "Limitation on Asset Sales" and "Repurchase of Notes upon a Change of Control" covenants described below are to the holders of the Notes and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to the Company's repurchase of such Notes as are required to be repurchased pursuant to the "Limitation on Asset Sales" and "Repurchase of Notes upon a Change of Control" covenants described below.

     "Reorganization" means the merger of BTI with a wholly owned subsidiary of BTI Telecom pursuant to which (i) the shareholders of BTI receive shares of Capital Stock (other than Redeemable Stock) of BTI Telecom, (ii) BTI becomes a wholly owned subsidiary of BTI Telecom and (iii) BTI will be converted from an S corporation to a C corporation.

     "Restricted Subsidiary" means any Subsidiary of the Company other than an Unrestricted Subsidiary.

     "Share Repurchase" means the purchase, on or prior to the Closing Date, by BTI of all outstanding Capital Stock of BTI not owned by Peter T. Loftin for approximately $28.5 million.

     "Significant Subsidiary" means, at any date of determination, any Restricted Subsidiary that, together with its Subsidiaries, (i) for the most recent fiscal year of the Company, accounted for more than 10% of the consolidated revenues of the Company and its Restricted Subsidiary or (ii) as of the end of such fiscal year, was the owner of more than 10% of the consolidated assets of the Company and its Restricted Subsidiaries, all as set forth on the most recently available consolidated financial statements of the Company for such fiscal year.

     "Stated Maturity" means (i) with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable and (ii) with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.

     "Strategic Subordinated Indebtedness" means Indebtedness of the Company Incurred to finance the acquisition of a Person engaged in the Telecommunications Business that by its terms, or by the terms of any agreement or instrument pursuant to which such Indebtedness is Incurred, (i) is expressly made subordinate in right of payment to the Notes and (ii) provides that no payment of principal, premium or interest on, or any other payment with respect to, such Indebtedness may be made prior to the payment in full of all of the Company's obligations under the Notes; PROVIDED that such Indebtedness may provide for and be repaid at any time from the proceeds of the sale of Capital Stock (other than Redeemable Stock) of the Company after the Incurrence of such Indebtedness.

     "Subsidiary" means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person.


     "Substantially all" of the assets of a corporation is a term that has not been defined in the Indenture. This term has no established definition under New York law, which governs the Indenture. Thus, for example, if the Company were to engage in a transaction in which it disposed of less than all of its assets, a question of interpretation could arise as to whether such disposition was of "substantially all" of its assets. As a consequence, in such an event the Company might not make an Offer to Purchase unless a Holder were to convince the Company or a court of competent jurisdiction that the transaction was a disposition of "substantially all" of the Company's assets.


     "Telecommunications Business" means the development, ownership or operation of one or more telephone, telecommunications or information systems or the provision of telephony, telecommunications or information services (including, without limitation, any voice, video transmission, data or Internet services) and any related, ancillary or complementary business.

     "Temporary Cash Investment" means any of the following: (i) direct obligations of the United States of America or any agency thereof or obligations fully and unconditionally guaranteed by the United States of America or any agency thereof; (ii) time deposit accounts, certificates of deposit and money market deposits maturing within one year of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor; (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with a bank meeting the qualifications described in clause
(ii) above; (iv) commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's Investors Service, Inc. or "A-1" (or higher) according to Standard & Poor's Ratings Services; and (v) securities with maturities of six months or less from the date of acquisition issued or fully and unconditionally guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by Standard & Poor's Ratings Services or Moody's Investors Service, Inc.

     "Trade Payables" means, with respect to any Person, any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person or any of its Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services.

     "Transaction Date" means, with respect to the Incurrence of any Indebtedness by the Company or any of its Restricted Subsidiaries, the date such Indebtedness is to be Incurred and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.

     "Transactions" means, collectively, the BTI Refinancing, the FiberSouth Acquisition, the Reorganization, the Share Repurchase and the sale of the Notes.

     "U.S. Government Securities" means securities that are (i) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America (x) the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or (y) that are rated at least "Aaa" (or the then equivalent grade) by Moody's Investors Service, Inc. or "AAA" (or the then equivalent grade) by Standard & Poor's Ratings Services.

     "Unrestricted Subsidiary" means (i) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Restricted Subsidiary (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any Restricted Subsidiary; PROVIDED that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the "Limitation on Restricted Payments" covenant described below. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; PROVIDED that (i) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such designation and
(ii) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately after such designation would, if Incurred at such time, have been permitted to be Incurred for all purposes of the Indenture. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

     "Voting Stock" means with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

     "Wholly Owned" means, with respect to any Subsidiary of any Person, the ownership of all of the outstanding Capital Stock of such Subsidiary (other than any director's qualifying shares or Investments by foreign nationals mandated by applicable law) by such Person or one or more Wholly Owned Subsidiaries of such Person.

COVENANTS

     The Indenture contains, among others, the following covenants:

  LIMITATION ON INDEBTEDNESS

     (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (other than the Notes and Indebtedness existing on the Closing Date); PROVIDED that the Company may Incur Indebtedness if, after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds thereof, the Consolidated Leverage Ratio would be less than or equal to 7 to 1, for Indebtedness Incurred on or prior to September 30, 1999, or less than or equal to 5 to 1, for Indebtedness Incurred thereafter.

     Notwithstanding the foregoing, the Company, and (except as specified below) any Restricted Subsidiary, may Incur each and all of the following: (i) Indebtedness in an aggregate principal amount outstanding or available at any time not to exceed $100 million, less any amount of such Indebtedness permanently repaid as provided under the "Limitation on Asset Sales" covenant described below; (ii) Indebtedness owed (A) to the Company and evidenced by a promissory note or (B) to any Restricted Subsidiary; PROVIDED that any event which results in such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or another Restricted Subsidiary) shall be deemed, in each case, to constitute an Incurrence of such Indebtedness not permitted by this clause (ii);
(iii) Indebtedness issued in exchange for, or the net proceeds of which are used to refinance or refund, then outstanding Indebtedness (other than Indebtedness Incurred under clause (i), (ii), (iv), (vi), (ix), (x) or (xi) of this paragraph) and any refinancings of such new Indebtedness in an amount not to exceed the amount so refinanced or refunded (plus premiums, accrued interest, fees and expenses); PROVIDED that Indebtedness the proceeds of which are used to refinance or refund the Notes or Indebtedness that is PARI PASSU in right of payment with, or subordinated in right of payment to, the Notes shall only be permitted under this clause (iii) if (A) in case the Notes are refinanced in part or the

Indebtedness to be refinanced is PARI PASSU in right of payment with the Notes, such new Indebtedness, by its terms or by the terms of any agreement of instrument pursuant to which such new Indebtedness is outstanding, is expressly made PARI PASSU in right of payment with, or subordinate in right of payment to the remaining Notes, (B) in case the Indebtedness to be refinanced is subordinated in right of payment to the Notes, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made subordinate in right of payment to the Notes at least to the extent that the Indebtedness to be refinanced is subordinated to the Notes and (C) such new Indebtedness, determined as of the date of Incurrence of such new Indebtedness, does not mature prior to the Stated Maturity of the Indebtedness to be refinanced or refunded, and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced or refunded; and PROVIDED FURTHER that in no event may Indebtedness of the Company be refinanced by means of any Indebtedness of any Restricted Subsidiary pursuant to this clause (iii); (iv) Indebtedness (A) in respect of performance, surety or appeal bonds provided in the ordinary course of business, (B) under Currency Agreements and Interest Rate Agreements; PROVIDED that such agreements (a) are designed solely to protect the Company or its Subsidiaries against fluctuations in foreign currency exchange rates or interest rates and (b) do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder or (C) arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any of its Restricted Subsidiaries pursuant to such agreements, in each case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), in a principal amount not to exceed the gross proceeds actually received by the Company or any Restricted Subsidiary in connection with such disposition; (v) Indebtedness of the Company, to the extent the net proceeds thereof are promptly (A) used to purchase Notes tendered in an Offer to Purchase made as a result of a Change of Control or (B) deposited to defease all of the Notes as described below under "Defeasance"; (vi) Guarantees of the Notes and Guarantees of Indebtedness of the Company by any Restricted Subsidiary, PROVIDED the Guarantee of such Indebtedness is permitted by and made in accordance with the "Limitation on Issuance of Guarantees by Restricted Subsidiaries" covenant described below; (vii) Indebtedness Incurred to finance the cost (including the cost of design, development, acquisition, construction, installation, improvement, transportation or integration) to acquire equipment, inventory or network assets (including acquisitions by way of a Capitalized Lease and acquisitions of the Capital Stock of a Person that becomes a Restricted Subsidiary to the extent of the Fair Market Value of the equipment, inventory or network assets so acquired) by the Company or a Restricted Subsidiary after the Closing Date; (viii) Indebtedness of the Company not to exceed, at any one time outstanding, two times (A) the Net Cash Proceeds received by the Company after the Closing Date as a capital contribution or from the issuance and sale of its Capital Stock (other than Redeemable Stock) to a Person that is not a Subsidiary of the Company, to the extent such Net Cash Proceeds have not been used pursuant to clause (C)(2) of the first paragraph or clause (iii), (iv) or (vi) of the second paragraph of the "Limitation on Restricted Payments" covenant described below to make a Restricted Payment and
(B) 80% of the Fair Market Value of property (other than cash and cash equivalents) received by the Company after the Closing Date from a contribution of capital or the sale of its Capital Stock (other than Redeemable Stock) to a Person that is not a Subsidiary of the Company, to the extent such capital contribution or sale of Capital Stock has not been used pursuant to clause
(iii), (iv) or (ix) of the second paragraph of the "Limitation on Restricted Payments" covenant described below to make a Restricted Payment; PROVIDED that such Indebtedness does not mature prior to the Stated Maturity of the Notes and has an Average Life longer than the Notes; (ix) Strategic Subordinated Indebtedness; (x) Indebtedness Incurred to finance Asset Acquisitions (and refinancings of such Indebtedness) in an aggregate principal amount outstanding at any time not to exceed $50 million, less the amount of such Indebtedness permanently repaid as provided under the "Limitation on Asset Sales" covenant described below; PROVIDED that immediately after giving effect to the Incurrence of such Indebtedness and the consummation of such Asset Acquisition, the Company's Consolidated Leverage Ratio would be (A) less than or equal to the Company's Consolidated Leverage Ratio immediately prior to such transactions and
(B) less than or equal to 7 to 1; and (xi) Indebtedness of the Company (in addition to Indebtedness permitted under clauses (i) through (x) above) in an aggregate principal amount outstanding or available at any time not to exceed $25 million, less any amount of such Indebtedness permanently repaid as provided under the "Limitation on Asset Sales" covenant described below.

     (b) Notwithstanding any other provision of this "Limitation on Indebtedness" covenant, the maximum amount of Indebtedness that the Company or a Restricted Subsidiary may Incur pursuant to this "Limitation on Indebtedness" covenant shall not be deemed to be exceeded due solely to the result of fluctuations in the exchange rates of currencies.

     (c) For purposes of determining any particular amount of Indebtedness under this "Limitation on Indebtedness" covenant, (1) Indebtedness Incurred under the Credit Agreement on or prior to the Closing Date shall be treated as Incurred pursuant to clause (i) of the second paragraph of this "Limitation on Indebtedness" covenant, (2) Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included and (3) any Liens granted pursuant to the equal and ratable provisions referred to in the "Limitation on Liens" covenant described below shall not be treated as Indebtedness. For purposes of determining compliance with this "Limitation on Indebtedness" covenant, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses (other than Indebtedness referred to in clause (1) of the preceding sentence), the Company, in its sole discretion, may classify such item of Indebtedness in one or more of such clauses.

  LIMITATION ON RESTRICTED PAYMENTS

     The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, (i) declare or pay any dividend or make any distribution on or with respect to its Capital Stock (other than (x) dividends or distributions payable solely in shares of its Capital Stock (other than Redeemable Stock) or in options, warrants or other rights to acquire shares of such Capital Stock and (y) pro rata dividends or distributions on Common Stock of Restricted Subsidiaries held by minority stockholders, PROVIDED that such dividends do not in the aggregate exceed the minority stockholders' pro rata share of such Restricted Subsidiaries' net income from the first day of the fiscal quarter beginning immediately following the Closing Date) held by Persons other than the Company or any of its Restricted Subsidiaries, (ii) purchase, redeem, retire or otherwise acquire for value any shares of Capital Stock of (A) the Company or an Unrestricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Person or (B) a Restricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Affiliate of the Company (other than a Wholly Owned Restricted Subsidiary) or any holder (or any Affiliate of such holder) of 5% or more of the Capital Stock of the Company, (iii) make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value, of Indebtedness of the Company that is subordinated in right of payment to the Notes (other than, in each case, the purchase, repurchase or acquisition of Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in any case due within one year after the date of such purchase, repurchase or acquisition) or (iv) make any Investment, other than a Permitted Investment, in any Person (such payments or any other actions described in clauses (i) through (iv) above being collectively "Restricted Payments") if, at the time of, and after giving effect to, the proposed Restricted Payment: (A) a Default or Event of Default shall have occurred and be continuing, (B) the Company could not Incur at least $1.00 of Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant or (C) the aggregate amount of all Restricted Payments (the amount, if other than in cash, to be determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution) made after the Closing Date shall exceed the sum of (1) 50% of the aggregate amount of the Adjusted Consolidated Net Income (or, if the Adjusted Consolidated Net Income is a loss, minus 100% of the amount of such loss) (excluding, for purposes of such computation, income resulting from transfers of assets by the Company or a Restricted Subsidiary to an Unrestricted Subsidiary) accrued on a cumulative basis during the period (taken as one accounting period) beginning on the first day of the fiscal quarter immediately following the Closing Date and ending on the last day of the last fiscal quarter preceding the Transaction Date for which reports have been filed with the Commission or provided to the Trustee pursuant to the "Commission Reports and Reports to Holders" covenant PLUS (2) the aggregate Net Cash Proceeds received by the Company after the Closing Date from a capital contribution or the issuance and sale permitted by the Indenture to a Person who is not a Subsidiary of the Company of (a) its Capital Stock (other than Redeemable Stock), (b) any options, warrants or other rights to acquire Capital Stock of the Company (in each case, exclusive of any Redeemable Stock or any options, warrants or other rights that are redeemable at the option of the holder, or are required to be redeemed, prior to the Stated Maturity of the Notes) and (c) Indebtedness of the Company that has been exchanged for or converted into Capital Stock of the Company (other than Redeemable Stock), in each case except to the extent such Net Cash Proceeds are used to Incur Indebtedness pursuant to clause (viii) of the second paragraph under the "Limitation on Indebtedness" covenant, PLUS (3) an amount equal to the net reduction in Investments (other than reductions in Permitted Investments and reductions in Investments made pursuant to clause (vi) of the second paragraph of this "Limitation on Restricted Payments" covenant) in any Person resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to the Company or any Restricted Subsidiary or from the Net Cash Proceeds from the sale of any such Investment (except, in each case, to the extent any such payment or proceeds is included in the calculation of Adjusted Consolidated Net Income), or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in such case as provided in the definition of "Investments"), not to exceed, in each case, the amount of Investments previously made by the Company or any Restricted Subsidiary in such Person or Unrestricted Subsidiary.

     The foregoing provision shall not be violated by reason of: (i) the payment of any dividend within 60 days after the date of declaration thereof if, at such date of declaration, such payment would comply with the foregoing paragraph;
(ii) the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the Notes. including premium, if any, and accrued and unpaid interest, with the proceeds of, or in exchange for, Indebtedness Incurred under clause (iii) of the second paragraph of part (a) of the "Limitation on Indebtedness" covenant; (iii) the repurchase, redemption or other acquisition of Capital Stock of the Company (or options, warrants or other rights to acquire such Capital Stock) in exchange for, or out of the proceeds of a substantially concurrent offering of, shares of Capital Stock (other than Redeemable Stock) of the Company (or options, warrants or other rights to acquire such Capital Stock); (iv) the making of any principal payment or the repurchase, redemption, retirement, defeasance or other acquisition for value of Indebtedness of the Company which is subordinated in right of payment to the Notes in exchange for, or out of the proceeds of, a substantially concurrent offering of shares of the Capital Stock (other than Redeemable Stock) of the Company (or options, warrants or other rights to acquire such Capital Stock); (v) payments or distributions to dissenting stockholders pursuant to applicable law in connection with a consolidation, merger or transfer of assets that complies with the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of the Company; (vi) Investments in any Person the primary business of which is related, ancillary or complementary to the business of the Company and its Restricted Subsidiaries on the date of such Investments; PROVIDED that the aggregate amount of Investments made pursuant to this clause
(vi) does not exceed the sum of (x) $25 million plus (y) the amount of Net Cash Proceeds received by the Company after the Closing Date as a capital contribution or from the sale of its Capital Stock (other than Redeemable Stock) to a Person who is not a Subsidiary of the Company, except to the extent such Net Cash Proceeds are used to Incur Indebtedness pursuant to clause (viii) under the "Limitation on Indebtedness" covenant or to make Restricted Payments pursuant to clause (C)(2) of the first paragraph, or clauses (iii) or (iv) of this paragraph, of this "Limitation on Restricted Payments" covenant, plus (z) the net reduction in Investments made pursuant to this clause (vi) resulting from distributions on or repayments of such Investments or from the Net Cash Proceeds from the sale of any such Investment (except in each case to the extent any such payment or proceeds is included in the calculation of Adjusted Consolidated Net Income) or from such Person becoming a Restricted Subsidiary (valued in each case as provided in the definition of "Investments"), PROVIDED that the net reduction in any Investment shall not exceed the amount of such Investment; (vii) the purchase, redemption, acquisition, cancellation or other retirement for value of shares of Capital Stock of the Company to the extent necessary, in the judgment of the Board of Directors, to prevent the loss or secure the renewal or reinstatement of any license or franchise held by the Company or any Restricted Subsidiary from any governmental agency; (viii) the purchase, redemption, retirement or other acquisition for value of shares of Capital Stock of the Company, or options to purchase such shares, held by directors, employees, or former directors or employees of the Company or any Restricted Subsidiary (or their estates or beneficiaries under their estates), other than an Affiliate of the Company, upon their death, disability, retirement, termination of employment or pursuant to the terms of any agreement under which such shares of Capital Stock or options were issued; PROVIDED that the aggregate consideration paid for such purchase, redemption, retirement or other acquisition for value of such shares of Capital Stock or options after the Closing Date does not exceed $5 million in the aggregate (unless such repurchases are made with the proceeds of insurance policies and the shares of Capital Stock are repurchased from the executors, administrators, testamentary trustees, heirs, legatees or beneficiaries); (ix) Investments acquired as a capital contribution to the Company or in exchange for Capital Stock (other than Redeemable Stock) of the Company; (x) distributions to shareholders (or former shareholders of BTI) in respect of any liability for federal, state, local or other taxes (including penalties and interest, if any) under a tax indemnification agreement relating to the time BTI was an S corporation; or (xi) the Share Repurchase and the Reorganization; PROVIDED that, except in the case of clauses (i), (iii) and (iv), no Default or Event of Default shall have occurred and be continuing, or occur as a consequence of the actions or payments set forth therein.

     Each Restricted Payment permitted pursuant to the preceding paragraph (other than the Restricted Payment referred to in clause (ii) thereof, an exchange of Capital Stock for Capital Stock or Indebtedness referred to in clause (iii) or (iv) thereof and an Investment referred to in clause (ix) thereof), and the Net Cash Proceeds from any issuance of Capital Stock referred to in clauses (iii), (iv) and (vi) thereof, shall be included in calculating whether the conditions of clause (C) of the first paragraph of this "Limitation on Restricted Payments" covenant have been met with respect to any subsequent Restricted Payments. In the event the proceeds of an issuance of Capital Stock of the Company are used for the redemption, repurchase or other acquisition of the Notes, or Indebtedness that is PARI PASSU in right of payment with the Notes, then the Net Cash Proceeds of such issuance shall be included in clause
(C) of the first paragraph of this "Limitation on Restricted Payments" covenant only to the extent such proceeds are not used for such redemption, repurchase or other acquisition of Indebtedness.

  LIMITATION ON DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES

     The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by the Company or any other Restricted Subsidiary, (ii) pay any Indebtedness owed to the Company or any other Restricted Subsidiary, (iii) make loans or advances to the Company or any other Restricted Subsidiary or (iv) transfer any of its property or assets to the Company or any other Restricted Subsidiary.

     The foregoing provisions shall not restrict any encumbrances or restrictions: (i) existing on the Closing Date in the Credit Agreement, the Indenture or any other agreements in effect on the Closing Date, and any extensions, refinancings, renewals or replacements of such agreements; PROVIDED that the encumbrances and restrictions in any such extensions, refinancings, renewals or replacements are no less favorable in any material respect to the Holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced; (ii) existing under or by reason of applicable law; (iii) existing with respect to any Person or the property or assets of such Person acquired by the Company or any Restricted Subsidiary and existing at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired, and any extensions, refinancings, renewals or replacements of such agreements; PROVIDED that the encumbrances and restrictions in any such extensions, refinancings, renewals or replacements are no less favorable in any material respect to the Holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced; (iv) in the case of clause (iv) of the first paragraph of this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant, (A) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset, (B) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the Indenture or (C) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or any Restricted Subsidiary; (v) with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary; or (vi) contained in the terms of any Indebtedness or any agreement pursuant to which such Indebtedness was issued if (A) the encumbrance or restriction applies only in the event of a payment default or a default with respect to a financial covenant contained in such Indebtedness or agreement, (B) the encumbrance or restriction is not materially more disadvantageous to the Holders of the Notes than is customary in comparable financings (as determined by the Company) and (C) the Company determines that any such encumbrance or restriction will not materially affect the Company's ability to make principal or interest payments on the Notes.

     Nothing contained in this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant shall prevent the Company or any Restricted Subsidiary from (1) creating, incurring, assuming or suffering to exist any Liens otherwise permitted by the "Limitation on Liens" covenant described below or (2) restricting the sale or other disposition of property or assets of the Company or any of its Restricted Subsidiaries that secure Indebtedness of the Company or any of its Restricted Subsidiaries.

  LIMITATION ON THE ISSUANCE AND SALE OF CAPITAL STOCK OF RESTRICTED
SUBSIDIARIES

     The Company will not sell, and will not permit any Restricted Subsidiary, directly or indirectly, to issue or sell, any shares of Capital Stock of a Restricted Subsidiary (including options, warrants or other rights to purchase shares of such Capital Stock) except (i) to the Company or a Wholly Owned Restricted Subsidiary, (ii) issuances of director's qualifying shares, or sales to foreign nationals of shares of Capital Stock of foreign Restricted Subsidiaries, to the extent required by applicable law, (iii) if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect to such issuance or sale would have been permitted to be made under the "Limitation on Restricted Payments" covenant if made on the date of such issuance or sale or (iv) issuances or sales of Common Stock of a Restricted Subsidiary, PROVIDED that the Company or such Restricted Subsidiary applies the Net Cash Proceeds, if any, of any such sale in accordance with clause (A) or (B) of the "Limitation on Asset Sales" covenant described below.

  LIMITATION ON ISSUANCES OF GUARANTEES BY RESTRICTED SUBSIDIARIES

     The Company will not permit any Restricted Subsidiary, directly or indirectly, to Guarantee any Indebtedness of the Company which is PARI PASSU in right of payment with, or subordinate in right of payment to, the Notes ("Guaranteed Indebtedness"), unless (i) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a Guarantee (a "Subsidiary Guarantee") of payment of the Notes by such Restricted Subsidiary and (ii) such Restricted Subsidiary waives, and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee; PROVIDED that this paragraph shall not be applicable to (x) any Guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not Incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary or (y) any Guarantee of any Restricted Subsidiary of Indebtedness Incurred (I) under Credit Facilities pursuant to clause (i) of the second paragraph of the "Limitation on Indebtedness" covenant or (II) pursuant to clause (vii) of the second paragraph of the "Limitation on Indebtedness" covenant. If the Guaranteed Indebtedness is (A) PARI PASSU in right of payment with the Notes, then the Guarantee of such Guaranteed Indebtedness shall be PARI PASSU in right of payment with, or subordinated in right of payment to, the Subsidiary Guarantee or (B) subordinated in right of payment to the Notes, then the Guarantee of such Guaranteed Indebtedness shall be subordinated in right of payment to the Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated in right of payment to the Notes.

     Notwithstanding the foregoing, any Subsidiary Guarantee by a Restricted Subsidiary may provide by its terms that it shall be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer, to any Person not an Affiliate of the Company, of all of the Company's and each Restricted Subsidiary's Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the Indenture) or (ii) the release or discharge of the Guarantee which resulted in the creation of such Subsidiary Guarantee, except a discharge or release by or as a result of payment under such Guarantee.

  LIMITATION ON TRANSACTIONS WITH STOCKHOLDERS AND AFFILIATES

     The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, renew or extend any transaction (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any holder (or any Affiliate of such holder) of 5% or more of any class of Capital Stock of the Company or with any Affiliate of the Company or any Restricted Subsidiary, except upon fair and reasonable terms no less favorable in any material respect to the Company or such Restricted Subsidiary than could be obtained, at the time of such transaction or, if such transaction is pursuant to a written

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agreement, at the time of the execution of the agreement providing therefor, in a comparable arm's-length transaction with a Person that is not such a holder or an Affiliate.

     The foregoing limitation does not limit, and shall not apply to: (i) transactions (A) approved by a majority of the disinterested members of the Board of Directors or (B) for which the Company or a Restricted Subsidiary delivers to the Trustee a written opinion of a nationally recognized investment banking firm stating that the transaction is fair to the Company or such Restricted Subsidiary from a financial point of view; (ii) any transaction solely between the Company and any of its Wholly Owned Restricted Subsidiaries or solely between Wholly Owned Restricted Subsidiaries; (iii) the payment of reasonable and customary regular fees to directors of the Company who are not employees of the Company; (iv) any payments or other transactions pursuant to
(x) any tax-sharing agreement between the Company and any other Person with which the Company files a consolidated tax return or with which the Company is part of a consolidated group for tax purposes and (y) any tax-indemnity agreement between the Company and any shareholder (or former shareholder of BTI) at the time BTI was an S corporation; (v) any Restricted Payments not prohibited by the "Limitation on Restricted Payments" covenant; or (vi) the Transactions. Notwithstanding the foregoing, any transaction covered by the first paragraph of this "Limitation on Transactions with Stockholders and Affiliates" covenant and not covered by clauses (ii) through (vi) of this paragraph, the aggregate amount of which exceeds $1 million in value, must be approved or determined to be fair in the manner provided for in clause (i)(A) or (B) above.

  LIMITATION ON LIENS

     The Company will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Lien on any of its assets or properties of any character, or any shares of Capital Stock or Indebtedness of any Restricted Subsidiary, without making effective provision for all of the Notes and all other amounts due under the Indenture to be directly secured equally and ratably with (or, if the obligation or liability to be secured by such Lien is subordinated in right of payment to the Notes, prior to) the obligation or liability secured by such Lien.

     The foregoing limitation does not apply to: (i) Liens existing on the Closing Date; (ii) Liens granted after the Closing Date on any assets or Capital Stock of the Company or its Restricted Subsidiaries created in favor of the Holders; (iii) Liens with respect to the assets of a Restricted Subsidiary granted by such Restricted Subsidiary to the Company or a Wholly Owned Restricted Subsidiary to secure Indebtedness owing to the Company or such other Restricted Subsidiary; (iv) Liens securing Indebtedness which is Incurred to refinance secured Indebtedness which is permitted to be Incurred under clause
(iii) of the second paragraph of the "Limitation on Indebtedness" covenant; PROVIDED that such Liens do not extend to or cover any property or assets of the Company or any Restricted Subsidiary other than the property or assets securing the Indebtedness being refinanced; (v) Liens securing obligations under Credit Facilities Incurred under clause (i) of the second paragraph of the "Limitation on Indebtedness" covenant; or (vi) Permitted Liens.

  LIMITATION ON SALE-LEASEBACK TRANSACTIONS

     The Company will not, and will not permit any Restricted Subsidiary to, enter into any sale-leaseback transaction involving any of its assets or properties whether now owned or hereafter acquired, whereby the Company or a Restricted Subsidiary sells or transfers such assets or properties and then or thereafter leases such assets or properties or any part thereof or any other assets or properties which the Company or such Restricted Subsidiary, as the case may be, intends to use for substantially the same purpose or purposes as the assets or properties sold or transferred.

     The foregoing restriction does not apply to any sale-leaseback transaction if: (i) the lease is for a period, including renewal rights, of not in excess of three years; (ii) the lease secures or relates to industrial revenue or pollution control bonds; (iii) the transaction is solely between the Company and any Wholly Owned Restricted Subsidiary or solely between Wholly Owned Restricted Subsidiaries; or (iv) the Company or such Restricted Subsidiary, within 12 months after the sale or transfer of any assets or properties is completed, applies an amount not less than the net proceeds received from such sale in accordance with clause (A) or (B) of the first paragraph of the "Limitation on Asset Sales" covenant described below.

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
  LIMITATION ON ASSET SALES

     The Company will not, and will not permit any Restricted Subsidiary to, consummate any Asset Sale, unless (i) the consideration received by the Company or such Restricted Subsidiary is at least equal to the Fair Market Value of the assets sold or disposed of and (ii) at least 75% of the consideration received consists of cash or Temporary Cash Investments. In the event and to the extent that the Net Cash Proceeds received by the Company or any of its Restricted Subsidiaries from one or more Asset Sales occurring on or after the Closing Date in any period of 12 consecutive months exceed $10 million, then the Company shall or shall cause the relevant Restricted Subsidiary to (i) within 12 months after the date Net Cash Proceeds so received exceed $10 million (A) apply an amount equal to such excess Net Cash Proceeds to permanently repay unsubordinated Indebtedness of the Company or any Restricted Subsidiary providing a Subsidiary Guarantee pursuant to the "Limitation on Issuances of Guarantees by Restricted Subsidiaries" covenant described above or Indebtedness of any other Restricted Subsidiary, in each case owing to a Person other than the Company or any of its Subsidiaries, or (B) invest an amount equal to such excess Net Cash Proceeds, or the amount of such Net Cash Proceeds not so applied pursuant to clause (A) (or enter into a definitive agreement committing to so invest within 12 months after the date of such agreement), in capital assets of a nature or type or that are used in a business (or in a Person having capital assets of a nature or type, or engaged in a business) similar or related to the nature or type of the property and assets of, or the business of, the Company and its Restricted Subsidiaries existing on the date of such investment (as determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution) and (ii) apply (no later than the end of the 12-month period referred to in clause (i)) such excess Net Cash Proceeds (to the extent not applied pursuant to clause (i)) as provided in the following paragraph of this "Limitation on Asset Sales" covenant. The amount of such excess Net Cash Proceeds required to be applied (or to be committed to be applied) during such 12-month period as set forth in clause (i) of the preceding sentence and not applied as so required by the end of such period shall constitute "Excess Proceeds."

     If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not theretofore subject to an Offer to Purchase pursuant to this "Limitation on Asset Sales" covenant totals at least $5 million, the Company must commence, not later than the fifteenth Business Day of such month, and consummate an Offer to Purchase from the Holders on a pro rata basis an aggregate principal amount of Notes equal to the Excess Proceeds on such date, at a purchase price equal to 100% of the principal amount of the Notes plus, in each case, accrued interest to the Payment Date.

  COMMISSION REPORTS AND REPORTS TO HOLDERS

     At all times from and after the earlier of (i) the date of the commencement of an Exchange Offer or the effectiveness of the Shelf Registration Statement (the "Registration") and (ii) the date that is six months after the Closing Date, in either case whether or not the Company is then required to file reports with the Commission, the Company shall file with the Commission the annual, quarterly and other reports and other information required by Section 13(a) or 15(d) of the Exchange Act (unless the Commission will not accept such a filing, in which case the Company shall provide such documents to the Trustee). The Company shall mail or cause to be mailed copies of such reports and information to Holders and the Trustee within 15 days after the date it files such reports and information with the Commission or after the date it would have been required to file such reports and information with the Commission had it been subject to such sections of the Exchange Act; PROVIDED, HOWEVER, that the copies of such reports and information mailed to Holders may omit exhibits, which the Company will supply to any Holder at such Holder's request. In addition, at all times prior to the earlier of (i) the date of the Registration and (ii) six months after the Closing Date, the Company shall, at its cost, deliver to each Holder of the Notes quarterly and annual reports substantially equivalent to those which would be required by the Exchange Act. In addition, at all times prior to the Registration, upon the request of any Holder or any prospective purchaser of the Notes designated by a Holder, the Company shall supply to such Holder or such prospective purchaser the information required under Rule 144A under the Securities Act.

REPURCHASE OF EXCHANGE NOTES UPON A CHANGE OF CONTROL

     The Company shall commence, within 30 days after the occurrence of a Change of Control, and consummate an Offer to Purchase for all Exchange Notes then outstanding, at a purchase price equal to 101% of the principal amount thereof, plus accrued interest to the Payment Date.

     There can be no assurance that the Company will have sufficient funds available at the time of any Change of Control to make any debt payment (including repurchases of Exchange Notes) required by the foregoing covenant (as well as may be contained in other securities of the Company which might be outstanding at the time). The foregoing covenant requiring the Company to repurchase the Exchange Notes will, unless consents are obtained, require the Company to repay all indebtedness then outstanding which by its terms would prohibit such Exchange Note repurchase, either prior to or concurrently with such Exchange Note repurchase.

EVENTS OF DEFAULT

     The following events will be defined as "Events of Default" in the
Indenture: (a) defaults in the payment of principal of (or premium, if any, on) any Note when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise; (b) defaults in the payment of interest on any Note when the same becomes due and payable, which defaults continue for a period of 30 days; PROVIDED that a failure to make any of the first six scheduled interest payments on the Notes on the applicable Interest Payment Date will constitute an Event of Default with no grace or cure period; (c) defaults in the performance or breach of the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the assets of the Company or mandatory redemption, or the failure to make or consummate an Offer to Purchase in accordance with the "Limitation on Asset Sales" or the "Repurchase of Notes upon a Change of Control" covenant or "Special Mandatory Redemption and Repurchase Offer" provisions described above; (d) defaults in the performance or breach of any covenant or agreement of the Company in the Indenture or under the Notes (other than a default specified in clause (a), (b) or (c) above), which default or breach continues for a period of 30 consecutive days after written notice by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding, (e) there occurs with respect to any issue or issues of Indebtedness of the Company or any Significant Subsidiary having an outstanding principal amount of $5 million or more in the aggregate for all such issues of all such Persons, whether such Indebtedness now exists or shall hereafter be created, (I) an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration and/or (II) the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within 30 days of such payment default; (f) any final judgment or order (not covered by insurance) for the payment of money in excess of $5 million in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self-insurance or retention as not so covered) shall be rendered against the Company or any Significant Subsidiary and shall not be paid or discharged, and there shall be any period of 30 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $5 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; (g) a court having jurisdiction in the premises enters a decree or order for (A) relief in respect of the Company or any Significant Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (B) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any Significant Subsidiary or for all or substantially all of the property and assets of the Company or any Significant Subsidiary or (C) the winding up or liquidation of the affairs of the Company or any Significant Subsidiary and, in each case, such decree or order shall remain unstayed and in effect for a period of 60 consecutive days;
(h) the Company or any Significant Subsidiary (A) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (B) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any Significant Subsidiary or for all or substantially all of the property and assets of the Company or any Significant Subsidiary or (C) effects any general assignment for the benefit of creditors; or (i) the Pledge Agreement shall cease to be in full force and effect or enforceable in accordance with its terms, other than in accordance with its terms.

     If an Event of Default (other than an Event of Default specified in clause
(g) or (h) above that occurs with respect to the Company) occurs and is continuing under the Indenture, the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding, by written notice to the Company (and to the Trustee if such notice is given by the Holders), may, and the Trustee at the request of such Holders shall, declare the principal of, premium, if any, and accrued interest on the Notes to be immediately due and payable. Upon a declaration of acceleration, such principal, premium, if any, and accrued interest shall be immediately due and payable. In the event of a declaration of acceleration because an Event of Default set forth in clause (e) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (e) shall be remedied or cured by the Company or the relevant Significant Subsidiary or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto. If an Event of Default specified in clause (g) or (h) above occurs with respect to the Company, the principal of, premium, if any, and accrued interest on the Notes then outstanding shall automatically become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. The Holders of at least a majority in principal amount of the outstanding Notes, by written notice to the Company and to the Trustee, may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if (i) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived and (ii) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. For information as to the waiver of defaults, see " -- Modification and Waiver."

     The Holders of at least a majority in aggregate principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders of Notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders of Notes. A Holder may not pursue any remedy with respect to the Indenture or the Notes unless: (i) the Holder gives the Trustee written notice of a continuing Event of Default;
(ii) the Holders of at least 25% in aggregate principal amount of outstanding Notes make a written request to the Trustee to pursue the remedy; (iii) such Holder or Holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense; (iv) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and (v) during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding Notes do not give the Trustee a direction that is inconsistent with the request. However, such limitations do not apply to the right of any Holder of a Note to receive payment of the principal of, premium, if any, or interest on, such Note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Notes, which right shall not be impaired or affected without the consent of the Holder.

     The Indenture will require certain officers of the Company to certify, on or before a date not more than 90 days after the end of each fiscal year, that a review has been conducted of the activities of the Company and its Restricted Subsidiaries and the performance of the Company and its Restricted Subsidiaries under the Indenture and that the Company has fulfilled all obligations thereunder, or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the nature and status thereof. The Company will also be obligated to notify the Trustee of any default or defaults in the performance of any covenants or agreements under the Indenture.

CONSOLIDATION, MERGER AND SALE OF ASSETS


     The Company shall not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person or permit any Person to merge with or into the Company unless: (i) the Company shall be the continuing Person, or the Person (if other than the Company) formed by such consolidation or into which the Company is merged or that acquired or leased such property and assets of the Company shall be a corporation organized and validly existing under the laws of the United States of America or any jurisdiction thereof, and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all of the obligations of the Company on all of the Notes and under the Indenture; (ii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; (iii) immediately after giving effect to such transaction on a PRO FORMA basis, the Company or any Person becoming the successor obligor of the Notes shall have Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction;
(iv) immediately after giving effect to such transaction on a PRO FORMA basis, the Company, or any Person becoming the successor obligor of the Notes, as the case may be, could Incur at least $1.00 of Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant described above; PROVIDED, HOWEVER, that this clause (iv) shall not apply to a consolidation or merger with or into a Wholly Owned Restricted Subsidiary with a positive net worth, PROVIDED that in connection with any such merger or consolidation, no consideration (except Capital Stock (other than Redeemable Stock) in the surviving Person or the Company (or a Person that owns directly or indirectly all of the Capital Stock of the surviving Person or the Company immediately following such transaction)) shall be issued or distributed to the shareholders of the Company; and (v) the Company delivers to the Trustee an Officers' Certificate (attaching the arithmetic computations to demonstrate compliance with clauses (iii) and (iv) above) and an Opinion of Counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture comply with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with; PROVIDED, HOWEVER, that clauses (iii) and (iv) above do not apply if, in the good faith determination of the Board of Directors of the Company, whose determination shall be evidenced by a Board Resolution, the principal purpose of such transaction is to change the state of incorporation of the Company; and PROVIDED FURTHER that any such transaction shall not have as one of its purposes the evasion of the foregoing limitations.

DEFEASANCE

     DEFEASANCE AND DISCHARGE. The Indenture will provide that the Company will be deemed to have paid and will be discharged from any and all obligations in respect of the Notes on the 123rd day after the deposit referred to below, and the provisions of the Indenture will no longer be in effect with respect to the Notes (except for, among other matters, certain obligations to register the transfer or exchange of the Notes, to replace stolen, lost or mutilated Notes, to maintain paying agencies and to hold monies for payment in trust) if, among other things, (A) the Company has deposited with the Trustee, in trust, money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued and unpaid interest on the Notes on the Stated Maturity of such payments in accordance with the terms of the Indenture and the Notes, (B) the Company has delivered to the Trustee (i) either (x) an Opinion of Counsel to the effect that Holders will not recognize income, gain or loss for federal income tax purposes as a result of the Company's exercise of its option under this "Defeasance" provision and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, which Opinion of Counsel must be based upon (and accompanied by a copy of) a ruling of the Internal Revenue Service to the same effect unless there has been a change in applicable federal income tax law after the Closing Date such that a ruling is no longer required or (y) a ruling directed to the Trustee received from the Internal Revenue Service to the same effect as the aforementioned Opinion of Counsel and
(ii) an Opinion of Counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940 and after the passage of 123 days following the deposit, the trust fund will not be subject to the effect of Section 547 of the United States Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law, (C) immediately after giving effect to such deposit on a PRO FORMA basis, no Event of Default, or event that after the giving of notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing on the date of such deposit or during the period ending on the 123rd day, after the date of such deposit, and such deposit shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound, and (D) if at such time the Notes are listed on a national securities exchange, the Company has delivered to the Trustee an Opinion of Counsel to the effect that the Notes will not be delisted as a result of such deposit, defeasance and discharge.

     DEFEASANCE OF CERTAIN COVENANTS AND CERTAIN EVENTS OF DEFAULT. The Indenture further will provide that the provisions of the Indenture will no longer be in effect with respect to clauses (iii) and (iv) under "Consolidation, Merger and Sale of Assets" and all the covenants described herein under "Covenants," clause (d) under "Events of Default" with respect to such covenants and clauses (iii) and (iv) under "Consolidation, Merger and Sale of Assets," and that clauses (e) and (f) under "Events of Default" shall be deemed not to be Events of Default, upon, among other things, the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Notes on the Stated Maturity of such payments in accordance with the terms of the Indenture and the Notes, the satisfaction of

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
the provisions described in clauses (B)(ii), (C) and (D) of the preceding paragraph and the delivery by the Company to the Trustee of an Opinion of Counsel to the effect that, among other things, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain covenants and Events of Default and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.

     DEFEASANCE AND CERTAIN OTHER EVENTS OF DEFAULT. In the event the Company exercises its option to omit compliance with certain covenants and provisions of the Indenture with respect to the Notes as described in the immediately preceding paragraph and the Notes are declared due and payable because of the occurrence of an Event of Default that remains applicable, the amount of money and/or U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the Notes at the time of their Stated Maturity but may not be sufficient to pay amounts due on the Notes at the time of the acceleration resulting from such Event of Default. However, the Company will remain liable for such payments.

MODIFICATION AND WAIVER

     The Company and the Trustee, without the consent of the Holders, may amend the Indenture for certain specified purposes, including, without limitation, (i) curing ambiguities, defects or inconsistencies and (ii) other changes so long as any such change does not adversely affect the rights of any Holders in any material respect. Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Notes; PROVIDED, HOWEVER, that no such modification or amendment may, without the consent of each Holder affected thereby, (i) change the Stated Maturity of the principal of, or any installment of interest on, any Note, (ii) reduce the principal of, or premium, if any, or interest on, any Note, (iii) change the place or currency of payment of principal of, or premium, if any, or interest on, any Note, (iv) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the Redemption Date) of any Note, (v) reduce the above-stated percentage of outstanding Notes the consent of whose Holders is necessary to modify or amend the Indenture, (vi) waive a default in the payment of principal of, premium, if any, or interest on the Notes or (vii) reduce the percentage or aggregate principal amount of outstanding Notes the consent of whose Holders is necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults.

BOOK-ENTRY; DELIVERY AND FORM

     The certificates representing the Exchange Notes will be issued in fully registered form without interest coupons. Notes sold in offshore transactions in reliance on Regulation S under the Securities Act will initially be represented by one or more temporary global Notes in definitive, fully registered form without interest coupons (each a "Temporary Regulation S Global Note") and will be deposited with the Trustee as custodian for, and registered in the name of a nominee of, DTC for the accounts of Euroclear and Cedel Bank. The Temporary Regulation S Global Note will be exchangeable for one or more permanent global Notes (each a "Permanent Regulation S Global Note"; and together with the Temporary Regulation S Global Notes, the "Regulation S Global Note") on or after the 40th day following the Closing Date upon certification that the beneficial interests in such global Note are owned by non-U.S. persons. Prior to the 40th day after the Closing Date, beneficial interests in the Temporary Regulation S Global Note may be held only through Euroclear or Cedel Bank.

     Notes sold in reliance on Rule 144A will be represented by one or more permanent global Notes in definitive, fully registered form without interest coupons (each a "Restricted Global Note"; and together with the Regulation S Global Note, the "Global Notes") and will be deposited with the Trustee as custodian for, and registered in the name of, a nominee of DTC.

     Each Global Note (and any Notes issued for exchange therefor) will be subject to certain restrictions on transfer set forth therein as described under "Transfer Restrictions."

     Notes originally purchased by or transferred to Institutional Accredited Investors who are not qualified institutional buyers ("Non-Global Purchasers") will be in registered form without interest coupons ("Certificated Notes"). Upon the transfer of Certificated Notes initially issued to a Non-Global Purchaser to a qualified institutional buyer or in accordance with Regulation S, such Certificated Notes will, unless the relevant Global

Note has previously been exchanged in whole for Certificated Notes, be exchanged for an interest in a Global Note. For a description of the restrictions on the transfer of Certificated Notes, see "Transfer Restrictions."

     THE GLOBAL NOTES. Ownership of beneficial interests in a Global Note will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Ownership of beneficial interests in a Global Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Qualified institutional buyers may hold their interests in a Restricted Global Note directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

     Investors may hold their interests in a Regulation S Global Note directly through Cedel Bank or Euroclear, if they are participants in such systems, or indirectly through organizations that are participants in such systems. Investors may hold their interest in a Regulation S Global Note directly through Cedel Bank and Euroclear will hold interests in the Regulation S Global Notes on behalf of their participants through DTC.

     So long as DTC, or its nominee, is the registered owner or holder of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Exchange Notes represented by such Global Note for all purposes under the Indenture and the Exchange Notes. No beneficial owner of an interest in a Global Note will be able to transfer that interest except in accordance with the applicable procedures of DTC, in addition to those provided for under the Indenture and, if applicable, those of Euroclear and Cedel Bank.

     Payments of the principal of, and interest on, a Global Note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither the Company, the Trustee nor any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company expects that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a Global Note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in such Global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

     Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds. Transfers between participants in Euroclear and Cedel Bank will be effected in the ordinary way in accordance with their respective rules and operating procedures.

     The Company expects that DTC will take any action permitted to be taken by a Holder of Exchange Notes (including the presentation of Exchange Notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interest in a Global Note is credited and only in respect of such portion of the aggregate principal amount of Exchange Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Exchange Notes, DTC will exchange the applicable Global Note for Certificated Notes, which it will distribute to its participants and which may be legended as set forth under the heading "Transfer Restrictions."

     The Company understands that DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A under the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

     Although DTC, Euroclear and Cedel Bank are expected to follow the foregoing procedures in order to facilitate transfers of interests in a Global Note among participants of DTC, Euroclear and Cedel Bank, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Cedel Bank or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

     The information in this section concerning DTC, Cedel Bank and Euroclear and the book-entry system of each organization has been obtained from sources that the Company believes to be reliable.

CERTIFICATED NOTES

     If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within 90 days or, if an Event of Default under the Indenture has occurred and is continuing, the Company will issue Certificated Notes, which may bear the legend referred to under "Transfer Restrictions," in exchange for the Global Notes representing such Notes. Upon the exchange of the entire Global Notes for Certificated Notes, the Global Notes will be cancelled by the Trustee.

     Holders of an interest in a Global Note may receive Certificated Notes, which may bear the legend referred to under "Transfer Restrictions" in accordance with the DTC's rules and procedures in addition to those provided for under the Indenture.

NO PERSONAL LIABILITY OF INCORPORATORS, SHAREHOLDERS, OFFICERS, DIRECTORS OR EMPLOYEES

     The Indenture provides that no recourse for the payment of the principal of, premium, if any, or interest on any of the Notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company in the Indenture, or in any of the Notes or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, shareholder, officer, director, employee or controlling person of the Company or of any successor Person thereof. Each Holder, by accepting the Notes, waives and releases all such liability.

CONCERNING THE TRUSTEE

     The Indenture provides that, except during the continuance of a Default, the Trustee will not be liable, except for the performance of such duties as are specifically set forth in such Indenture. If an Event of Default has occurred and is continuing, the Trustee will use the same degree of care and skill in its exercise of the rights and powers vested in it under the Indenture as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

     The Indenture and provisions of the Trust Indenture Act of 1939, as amended, incorporated by reference therein contain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; PROVIDED, HOWEVER, that if it acquires any conflicting interest, it must eliminate such conflict or resign.

                CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS

     The Company has received the opinion of Wyrick Robbins Yates & Ponton LLP (the "Tax Opinion") with respect to the material United States federal income tax consequences to holders resulting from their exchange of the Initial Notes for the Exchange Notes and the ownership and disposition of Exchange Notes under currently applicable federal income tax law. The following summary and the Tax Opinion are both based upon the provisions of the Internal Revenue Code of 1986, as amended, the final, temporary and proposed regulations promulgated thereunder, and administrative rulings and judicial decisions now in effect, all of which are subject to change (possibly with retroactive effect) or different interpretations. Neither the following summary nor the Tax Opinion is binding on the Internal Revenue Service ("IRS") and there can be no assurance that the IRS will take a similar view with respect to the tax consequences described below. No ruling has been or will be requested by the Issuer from the IRS on any tax matters relating to the Exchange Notes or the Exchange Offer. Neither this discussion nor the Tax Opinion purports to address all of the possible federal income tax consequences or any state, local or foreign tax consequences of the acquisition, ownership and disposition of the Initial Notes, the

Exchange Notes or the Exchange Offer. Both this discussion and the Tax Opinion are limited to investors who will hold the Initial Notes and the Exchange Notes as capital assets and do not address the federal income tax consequences that may be relevant to particular investors in light of their unique circumstances or to certain types of investors (such as dealers in securities, insurance companies, financial institutions, foreign corporations, partnerships, trusts, nonresident individuals and tax-exempt entities) who may be subject to special treatment under federal income tax laws. PERSONS CONSIDERING THE PURCHASE, OWNERSHIP OR DISPOSITION OF EXCHANGE NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES IN LIGHT OF THEIR PARTICULAR SITUATIONS AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR INTERNATIONAL TAXING JURISDICTION.

     The Tax Opinion, a copy of which has been filed as an Exhibit to the Registration Statement of which this Prospectus forms a part, states that:

     (i) The Initial Notes and the Exchange Notes will be treated as indebtedness of the Company.

     (ii) The exchange of the Initial Notes for Exchange Notes pursuant to the Exchange Offer will not be treated as an "exchange" because the Exchange Notes will not be considered to differ materially in kind or extent from the Initial Notes. Rather, the Exchange Notes received by a Holder of the Initial Notes will be treated as a continuation of the Initial Notes in the hands of such Holder. Accordingly, there will be no federal income tax consequences to Holders exchanging the Initial Notes for the Exchange Notes pursuant to the Exchange Offer. The holding period of Exchange Notes in the hands of a Holder will include the holding period of the Initial Notes exchanged for such Exchange Notes.

     (iii) A Holder of an Initial Note or an Exchange Note will be required to report stated interest on the Initial Note and the Exchange Note as interest income in accordance with the Holder's method of accounting for tax purposes. Because the Initial Notes were issued at par there is no original issue discount pursuant to the de minimis exception to the "original issue discount" rules.

     (iv) A Holder's tax basis in an Initial Note will generally be the Holder's purchase price for the Initial Note. If a Holder of an Initial Note exchanges the Initial Note for an Exchange Note pursuant to the Exchange Offer, the tax basis of the Exchange Note immediately after such exchange will equal the Holder's tax basis in the Initial Note immediately prior to the exchange.

     (v) The sale, exchange, redemption or other disposition of an Initial Note or an Exchange Note, except in the case of an exchange pursuant to the Exchange Offer (see the above discussion), generally will be a taxable event. A Holder generally will recognize gain or loss equal to the difference between (i) the amount of cash plus the fair market value of any property received upon such sale, exchange, redemption or other taxable disposition of the Initial Note or the Exchange Note (except to the extent attributable to accrued interest) and
(ii) the Holder's adjusted tax basis in such debt instrument. Such gain or loss will be capital gain or loss, and will be mid-term if the Initial Notes or Exchange Notes have been held for longer than a year but no more than 18 months at the time of sale or other disposition, and will be long-term if the Initial Notes or the Exchange Notes have been held for more than 18 months at the time of the sale or other disposition.

PURCHASERS OF INITIAL NOTES AT OTHER THAN ORIGINAL ISSUANCE PRICE

     The foregoing does not discuss special rules which may affect the treatment of purchasers that acquired Initial Notes other than at par, including those provisions of the Internal Revenue Code relating to the treatment of "market discount" and "amortizable bond premium." Any such purchaser should consult its tax advisor as to the consequences to it of the acquisition, ownership and disposition of Initial Notes.

BACKUP WITHHOLDING

     Unless a Holder provides its correct taxpayer identification number (employer identification number or social security number) to the Issuer and certifies that such number is correct, generally under the federal income tax backup withholding rules, 31% of (1) the interest paid on the Initial Notes and the Exchange Notes, and (2) proceeds of sale of the Initial Notes and the Exchange Notes, must be withheld and remitted to the United States Treasury. Therefore, each Holder should complete and sign the Substitute Form W-9 included with the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding. However, certain Holders (including, among others, certain foreign individuals) are not subject to these backup withholding and reporting requirements. For a foreign individual Holder to qualify as an exempt foreign recipient, that Holder must submit a statement, signed under penalties of perjury, attesting to that individual's exempt foreign status. Such statements can be obtained from the Issuer. For further information concerning backup withholding and instructions for completing the Substitute Form W-9 (including how to obtain a taxpayer identification number if you do not have one and how to complete the Substitute Form W-9 if the Initial Notes are held in more than one name), contact the Company's Controller, BTI Corporate Center, 4300 Six Forks Road, Raleigh, North Carolina 27609, telephone (800) 849-9100.

     Backup withholding is not an additional federal income tax. Rather, the federal income tax liability of a person subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained from the IRS.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Initial Notes where such Initial Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that, for a period not to exceed 180 days after the Expiration Date, it will furnish additional copies of this Prospectus, as amended or supplemented, to any broker-dealer that reasonably requests such documents for use in connection with any such resale.

     The Company will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit of any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     The Exchange Notes will constitute a new issue of securities with no established trading market. While the Company plans to apply for listing of the Exchange Notes on the Luxembourg Stock market, the Company does not intend to list the Exchange Notes on any U.S. national securities exchange or to seek approval for quotation through any automated quotation system. The Company has been advised by the Placement Agents that following completion of the Exchange Offer, the Placement Agents intend to make a market in the Exchange Notes. However, the Placement Agents are not obligated to do so and any market-making activities with respect to the Exchange Notes may be discontinued at any time without notice. Accordingly, no assurance can be given that an active public or other market will develop for the Exchange Notes or as to the liquidity of or the trading market for the Exchange Notes. If a trading market does not develop or is not maintained, holders of the Exchange Notes may experience difficulty in reselling the Exchange Notes or may be unable to sell them at all. If a market for the Exchange Notes develops, any such market may cease at any time. If a public trading market develops for the Exchange Notes, future trading prices of the Exchange Notes will depend on many factors, including, among other things, prevailing interest rates, the market for similar securities, the financial conditions and results of operations of the Company and other factors beyond the control of the Company, including general economic conditions. Notwithstanding the registration of the Exchange Notes in the Exchange Offer, holders who are "affiliates" of the Company (within the meaning of Rule 405 under the Securities
Act) may publicly offer for
sale or resell the Exchange Notes only in compliance with the provisions of Rule 144 under the Securities Act or any other available exemptions under the Securities Act.

     The Company has agreed to pay all expenses incident to the Exchange Offer other than commissions or concessions of any brokers or dealers, and will indemnify the holders of the Initial Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     The legality of the Notes offered hereby is being passed upon for the Company by Wyrick Robbins Yates & Ponton LLP, Raleigh, North Carolina, counsel for the Company.

                                    EXPERTS

     The financial statements of BTI Telecom Corp. and FiberSouth, Inc. at December 31, 1996 and 1995 and for the three years in the period ended December 31, 1996 appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     The Company is not currently subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Upon effectiveness of the Registration Statement (of which this Prospectus is a part), the Company will become subject to the informational requirements of the Exchange Act. In addition, the Indenture provides that, regardless of whether the Company is required to file reports with the Commission, the Company shall file with the Commission all such reports and other information as would be required to be filed with the Commission if the Company were subject to the reporting requirements of the Exchange Act. The Company will supply, or cause the Trustee to supply, to each holder of Exchange Notes, without cost, copies of such reports or other information.

     The Company has filed the Registration Statement (of which this Prospectus is a part) under the Securities Act with respect to the Exchange Offer. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all the information set forth in the Registration Statement. For further information about the Company and the Exchange Offer, reference is made to the Registration Statement and to the financial statements, exhibits and schedules filed therewith. The statements contained in this Prospectus about the contents of any contract or other document referred to are not necessarily complete, and in each instance, reference is made to a copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. Copies of each such document may be obtained from the Commission at its principal office in Washington, D.C. upon payment of the charges prescribed by the Commission or, in the case of certain such documents, by accessing the Commission's World Wide Web site at http://www.sec.gov.

     The Company is required by the terms of the Indenture to furnish the Trustee with annual reports containing consolidated financial statements audited by their independent public accountants and with quarterly reports containing unaudited condensed consolidated financial statements for each of the first three quarters of each fiscal year.

                                    GLOSSARY

     ACCESS -- Telecommunications services that permit long distance carriers to use local exchange facilities to originate and/or terminate long distance service.

     ACCESS CHARGES -- The fees paid by long distance carriers to local exchange carriers for originating and terminating long distance calls on their local network.

     AT&T -- AT&T Corp.

     BELLSOUTH -- BellSouth Telecommunications, Inc.

     BELLSOUTH MOBILITY -- BellSouth Mobility Inc.

     CCI (MCLEOD) -- Consolidated Communications, Inc., a subsidiary of McLeodUSA Incorporated.

     CENTRAL OFFICES -- The switching centers or central switching facilities of the local exchange carriers.

     CLEC (COMPETITIVE LOCAL EXCHANGE CARRIER) -- A company authorized by regulatory agencies to provide service in competition with the ILECs.

     COLLOCATION -- The ability of a competitor carrier to connect its network to the local exchange carriers' central offices. Physical collocation occurs when a competitor carrier places its network connection equipment inside the local exchange carrier central offices. Virtual collocation is an alternative to physical collocation pursuant to which the local exchange carrier permits a competitor carrier to connect its network to the local exchange carrier's central offices on comparable terms, even though the competitor carrier's network connection equipment is not physically located inside the central offices.

     DEDICATED -- Local telecommunications lines reserved for use by particular customers, generally for connection between the customer's location and an interexchange carrier POP.

     DIALING PARITY -- The ability of a competing local or toll service provider to provide telecommunications services in such a manner that customers have the ability to route automatically, without the use of any access code, their telecommunications to the service provider of the customer's designation.

     DIGITAL -- A method of storing, processing and transmitting information through the use of distinct electronic or optical pulses that represent the binary digits 0 and 1. Digital transmission and switching technologies employ a sequence of these pulses to represent information as opposed to the continuously variable analog signal. The precise digital numbers minimize distortion (such as graininess or snow in the case of video transmission, or static or other background distortion in the case of audio transmission).

     DS-1, DS-3 -- Standard telecommunications industry digital signal formats, which are distinguishable by bit rate (the number of binary digits (0 and 1) transmitted per second). DS-1 service has a bit rate of 1.544 megabits per second and DS-3 service has a bit rate of 45 megabits per second.

     GTE -- GTE Corporation.

     GTOCS -- General Telephone Operating Companies.

     IBM -- International Business Machines Corporation.

     ILEC -- The incumbent local exchange carrier (typically one of the RBOCs created by the divesture of AT&T).

     INTERCONNECTION -- Interconnection of facilities between or among local exchange carriers, including potential physical collocation of one carrier's equipment in the other carrier's premise to facilitate such interconnection.

     INTERCONNECTION DECISION -- The August 1996 order issued by the FCC implementing the interconnection provisions of the Telecommunications Act. Portions of this order have been stayed by the U.S. Eighth Circuit Court of Appeals.

     INTERLATA -- Telecommunications services originating in a LATA and terminating outside of that LATA.

     INTERMEDIA -- Intermedia Communications, Inc.

     INTRALATA -- Telecommunications services originating and terminating in the same LATA.

     ITC DELTACOM -- ITC^DeltaCom, Inc.

     LATA (LOCAL ACCESS AND TRANSPORT AREA) -- A geographic area composed of contiguous local exchanges, usually but not always within a single state. There are approximately 200 LATAs in the United States.

     LOCAL EXCHANGE -- A geographic area determined by the local exchange carrier in which calls generally are transmitted without toll charges to the calling or called party.

     LOCAL EXCHANGE CARRIER -- A company providing local telephone services.

     LONG DISTANCE CARRIERS (INTEREXCHANGE CARRIERS) -- Long distance carriers provide services between local exchanges on an interstate or intrastate basis. A long distance carrier may offer services over its own or another carrier's facilities.

     LUCENT -- Lucent Technologies Inc.

     MCI -- MCI Communications Corporation.

     MCI METRO -- MCI Metro Access Transmission Services, Inc.

     NEXTEL COMMUNICATIONS -- Nextel Communications, Inc.

     NUMBER PORTABILITY -- The ability of an end user to change local exchange carriers while retaining the same telephone number.

     OC-N -- Standard telecommunications industry measurements for optical transmission capacity distinguishable by bit rate transmitted per second and the number of voice or data transmissions that can be simultaneously transmitted through fiber optic cable. "N" represents the number of DS-3s involved. For example, an OC-3 is generally equivalent to three DS-3s and has a bit rate of
155.52 megabits per second and can transmit 2,016 simultaneous voice or data transmissions. An OC-12 has a bit rate of 622.08 megabits per second and can transmit 8,064 simultaneous voice or data transmissions. An OC-48 has a bit rate of 2488.32 megabits per second and can transmit 32,256 simultaneous voice or data transmissions.

     POPS (POINTS OF PRESENCE) -- Locations where a long distance carrier has installed transmission equipment in a service area that serves as, or relays calls to, a network switching center of that long distance carrier.

     PSINET -- PSINet Inc.

     PRIVATE LINE -- A dedicated telecommunications connection between end user locations.

     "PUC" OR "PUBLIC UTILITIES COMMISSION" -- A state regulatory body, established in most states, which regulates utilities, including telephone companies providing intrastate services.

     RBOCS -- Regional Bell Operating Companies.

     RECIPROCAL COMPENSATION -- The same compensation of a new competitive local exchange carrier for termination of a local call by the local exchange carrier on its network as the new competitor pays the local exchange carrier for termination of local calls on the local exchange carrier network.

     RESALE -- Resale by a provider of telecommunications services (such as a local exchange carrier) of such services to other providers or carriers on a wholesale or a retail basis.

     ROUTE MILES -- The number of miles of the telecommunications path in which fiber optic cables are installed.

     SELF-HEALING RING -- A self-healing ring is a network design in which the network backbone consists of a continuous ring connecting a central hub facility with one or more network nodes. Traffic is routed between the hub and each of the nodes simultaneously in both a clockwise and a counterclockwise direction. In the event of a cable cut or component failure along one of these paths, traffic will continue to flow along the alternate path so that no traffic is lost. In the event of a catastrophic node failure, other nodes will be unaffected because traffic will continue to flow along whichever path (primary or alternate) does not pass through the affected node. The switch from the primary to the alternate path will be imperceptible to most users.

     SPRINT -- Sprint Corporation.

     SPRINT MID-ATLANTIC -- Sprint Mid-Atlantic, Inc.

     "SS7" OR "SIGNALING SYSTEM 7" SERVICES -- Signaling System 7 network services utilize common channel signaling, which reduces connect time delays and directs calls.

     SWITCH -- A device that opens or closes circuits or selects the paths or circuits to be used for transmission of information. Switching is a process of interconnecting circuits to form a transmission path between users.

     SWITCHED ACCESS TRANSPORT SERVICES -- Transportation of switched traffic along dedicated lines between the local exchange carrier central offices and long distance carrier POPs.

     SWITCHED TRAFFIC -- Telecommunications traffic along the public switched network. This traffic is generally switched at the local exchange carrier's central offices.

     TIME WARNER -- Time Warner Communications.

     US LEC -- US LEC of North Carolina, L.L.C.

     UUNET -- UUNET Technologies, Inc.

     UNBUNDLED ACCESS -- Access to unbundled elements of a telecommunications services provider's network, including network facilities, equipment, features, functions and capabilities, at any technically feasible point within such network.

     WORLDCOM -- WorldCom, Inc.

                       INDEX TO THE FINANCIAL STATEMENTS

BTI TELECOM CORP.
  Report of Independent Auditors...........................................................................   F-2
  Consolidated Balance Sheets as of December 31, 1995 and 1996 and September 30, 1997 (Unaudited)..........   F-3
  Consolidated Statements of Operations for the Years Ended December 31, 1994, 1995 and 1996 and for the
     Nine Months Ended September 30, 1996 and 1997 (Unaudited).............................................   F-4
  Consolidated Statements of Shareholders' Equity (Deficit) for the Years Ended December 31, 1994, 1995 and
     1996 and for the Nine Months Ended September 30, 1997 (Unaudited).....................................   F-5
  Consolidated Statements of Cash Flows for the Years Ended December 31, 1994, 1995 and 1996 and for the
     Nine Months Ended September 30, 1996 and 1997 (Unaudited).............................................   F-6
  Notes to Consolidated Financial Statements...............................................................   F-7

FIBERSOUTH, INC.
  Report of Independent Auditors...........................................................................   F-16
  Balance Sheets as of December 31, 1995 and 1996..........................................................   F-17
  Statements of Operations for the Years Ended December 31, 1994, 1995 and 1996 and for the Nine Months
     Ended September 30, 1996 and 1997 (Unaudited).........................................................   F-18
  Statements of Shareholders' Equity (Deficit) for the Years Ended December 31, 1994, 1995 and 1996 and for
     the Nine Months Ended September 30, 1997 (Unaudited)..................................................   F-19
  Statements of Cash Flows for the Years Ended December 31, 1994, 1995 and 1996 and for the Nine Months
     Ended September 30, 1996 and 1997 (Unaudited).........................................................   F-20
  Notes to Financial Statements............................................................................   F-21

BTI TELECOM CORP. UNAUDITED PRO FORMA FINANCIAL INFORMATION
  Pro Forma Financial Data.................................................................................   F-24
  Unaudited Pro Forma Condensed Statement of Operations for the Year Ended December 31, 1996...............   F-25
  Unaudited Pro Forma Condensed Statement of Operations for the Nine Months Ended September 30, 1997.......   F-26

                         REPORT OF INDEPENDENT AUDITORS

THE BOARD OF DIRECTORS AND SHAREHOLDERS
BTI TELECOM CORP.

     We have audited the accompanying consolidated balance sheets of BTI Telecom Corp. as of December 31, 1995 and 1996, and the related consolidated statements of operations, shareholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of BTI Telecom Corp. at December 31, 1995 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

ERNST & YOUNG LLP

Raleigh, North Carolina
February 21, 1997

                               BTI TELECOM CORP.

                          CONSOLIDATED BALANCE SHEETS

                                                                               DECEMBER 31,
                                                                         -------------------------   SEPTEMBER 30,
                                                                            1995          1996           1997
                                                                         -----------   -----------   -------------
                                                                                                      (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents...........................................   $   305,840   $   496,510   $  78,233,461
  Restricted cash.....................................................            --            --      24,649,021
  Marketable equity securities........................................       266,918         7,791           7,791
  Accounts receivable, less allowance of $2,335,000 and $3,034,000 at
     December 31, 1995 and 1996, respectively, and $3,758,000 at
     September 30, 1997...............................................    14,801,168    21,605,693      23,942,119
  Accounts and notes receivable from related parties (Note 6).........       210,202       567,984         591,304
  Prepaid expenses and other current assets...........................       708,772       639,985       1,301,292
  Inventories.........................................................       644,050       719,027         571,971
                                                                         -----------   -----------   -------------
Total current assets..................................................    16,936,950    24,036,990     129,296,959
Equipment, furniture and fixtures (Note 3):
  Data processing equipment...........................................     3,762,629     5,281,764       6,336,925
  Telephone service equipment.........................................    17,852,269    22,682,446      34,868,190
  Paging equipment....................................................       824,074     1,417,571       1,551,479
  Office furnishings and equipment....................................     2,302,650     2,736,666       2,832,116
  Leasehold improvements..............................................       921,304     1,951,446       2,744,110
  Vehicles............................................................       386,217       245,015         255,547
  Construction in progress............................................            --            --         106,496
                                                                         -----------   -----------   -------------
                                                                          26,049,143    34,314,908      48,694,863
  Accumulated depreciation and amortization...........................    (9,256,709)  (12,816,841)    (18,464,826)
                                                                         -----------   -----------   -------------
                                                                          16,792,434    21,498,067      30,230,037
Other assets:
  Line access fees....................................................     4,571,356     5,160,212       5,729,410
  Deferred financing costs............................................            --            --       9,321,201
  Other...............................................................       275,173       945,621         942,065
                                                                         -----------   -----------   -------------
                                                                           4,846,529     6,105,833      15,992,676
  Accumulated amortization............................................    (2,607,268)   (3,417,081)     (3,470,478)
                                                                         -----------   -----------   -------------
                                                                           2,239,261     2,688,752      12,522,198
Restricted cash, non-current..........................................            --            --      49,444,256
                                                                         -----------   -----------   -------------
Total assets..........................................................   $35,968,645   $48,223,809   $ 221,493,450
                                                                         -----------   -----------   -------------
                                                                         -----------   -----------   -------------
LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable....................................................   $17,484,317   $16,665,127   $  22,335,051
  Accrued expenses and other payables.................................     1,970,380     2,643,335       4,572,989
  Unearned revenue....................................................       589,052       726,660         804,940
  Shareholder notes payable (Note 7)..................................     1,411,282     1,938,408         924,393
  Lease allowance, current............................................        36,540        89,316          91,506
  Current portion of capital lease obligations (Note 3)...............       627,698       382,893          90,919
  Current portion of long-term debt (Note 4)..........................            --       850,052              --
  Deferred tax liability, current.....................................            --            --         648,000
                                                                         -----------   -----------   -------------
Total current liabilities.............................................    22,119,269    23,295,791      29,467,798
Capital lease obligations, less current portion (Note 3)..............       540,546        95,635          24,404
Long-term debt, less current portion (Note 4).........................    10,973,913    21,750,622              --
Senior notes..........................................................            --            --     250,000,000
Shareholder notes payable, less current portion.......................            --            --       1,006,100
Lease allowance, less current portion.................................       438,358       707,363         675,579
Deferred tax liability, less current portion..........................            --            --       2,135,436
Accrued compensation expense..........................................            --            --         908,779
Other long-term liabilities...........................................            --            --         405,330
Shareholders' equity (deficit):
  Common Stock, no par value, authorized 100,000,000 shares, issued and outstanding 20,000,000 shares at December 31, 1995 and 1996
     and 10,000,000 at September 30, 1997.............................        73,336        73,336          36,668
  Additional paid-in-capital..........................................       326,684       326,684         707,500
  Unrealized gain on equity securities................................        82,085         2,345           2,345
  Retained earnings...................................................     1,414,454     1,972,033     (63,876,489)
                                                                         -----------   -----------   -------------
Total shareholders' equity (deficit)..................................     1,896,559     2,374,398     (63,129,976)
                                                                         -----------   -----------   -------------
Total liabilities and shareholders' equity (deficit)..................   $35,968,645   $48,223,809   $ 221,493,450
                                                                         -----------   -----------   -------------
                                                                         -----------   -----------   -------------

See accompanying notes.

                               BTI TELECOM CORP.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                       NINE MONTHS ENDED
                                             YEAR ENDED DECEMBER 31,                     SEPTEMBER 30,
                                   -------------------------------------------    ----------------------------
                                      1994            1995            1996            1996            1997
                                   -----------    ------------    ------------    ------------    ------------
                                                                                          (UNAUDITED)
Revenue.........................   $91,547,763    $114,536,706    $148,780,816    $106,237,643    $145,145,510
Cost of services................    54,424,983      68,199,125      90,820,467      62,884,645     101,238,476
                                   -----------    ------------    ------------    ------------    ------------
Gross profit....................    37,122,780      46,337,581      57,960,349      43,352,998      43,907,034
Selling, general and
  administrative expenses.......    33,671,250      44,732,343      53,791,036      40,688,329      43,753,394
                                   -----------    ------------    ------------    ------------    ------------
Income from operations..........     3,451,530       1,605,238       4,169,313       2,664,669         153,640
Other income (expense):
  Interest expense..............      (749,661)     (1,296,707)     (1,695,324)     (1,366,903)     (2,108,730)
  Gain on sale of marketable
     securities.................            --          62,298         131,910              --              --
                                   -----------    ------------    ------------    ------------    ------------
Net income (loss) before income
  taxes.........................     2,701,869         370,829       2,605,899       1,297,766      (1,955,090)
Income taxes:
  Deferred......................            --              --              --              --       2,210,000
                                   -----------    ------------    ------------    ------------    ------------
Net income (loss)...............   $ 2,701,869    $    370,829    $  2,605,899    $  1,297,766    $ (4,165,090)
                                   -----------    ------------    ------------    ------------    ------------
                                   -----------    ------------    ------------    ------------    ------------
Pro forma net income (loss)
  (Note 9) (unaudited)..........   $ 1,567,084    $    215,081    $  1,511,421    $    752,704    $ (4,165,090)
                                   -----------    ------------    ------------    ------------    ------------
                                   -----------    ------------    ------------    ------------    ------------
Pro forma earnings (loss) per
  share (unaudited).............   $       .08    $        .01    $        .08    $        .04    $       (.21)
                                   -----------    ------------    ------------    ------------    ------------
                                   -----------    ------------    ------------    ------------    ------------
Weighted average shares
  outstanding...................    20,000,000      20,000,000      20,000,000      20,000,000      20,000,000
                                   -----------    ------------    ------------    ------------    ------------
                                   -----------    ------------    ------------    ------------    ------------

See accompanying notes.

                               BTI TELECOM CORP.

           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

                                                          ADDITIONAL    UNREALIZED                         TOTAL
                                               COMMON      PAID-IN      INVESTMENT      RETAINED       SHAREHOLDERS'
                                               STOCK       CAPITAL        GAINS         EARNINGS      EQUITY (DEFICIT)
                                              --------    ----------    ----------    ------------    ----------------
Balance at December 31, 1993...............   $ 73,336    $  326,684     $     --     $  3,588,983      $  3,989,003
  Dividends ($.13 per common share)........         --            --           --       (2,635,945)       (2,635,945)
  Net income...............................         --            --           --        2,701,869         2,701,869
  Unrealized gains on investments..........         --            --       15,444               --            15,444
                                              --------    ----------    ----------    ------------    ----------------
Balance at December 31, 1994...............     73,336       326,684       15,444        3,654,907         4,070,371
  Dividends ($.13 per common share)........         --            --           --       (2,611,282)       (2,611,282)
  Net income...............................         --            --           --          370,829           370,829
  Increase in unrealized gains.............         --            --       66,641               --            66,641
                                              --------    ----------    ----------    ------------    ----------------
Balance at December 31, 1995...............     73,336       326,684       82,085        1,414,454         1,896,559
  Dividends ($.10 per common share)........         --            --           --       (2,048,320)       (2,048,320)
  Net income...............................         --            --           --        2,605,899         2,605,899
  Decrease in unrealized gains.............         --            --      (79,740)              --           (79,740)
                                              --------    ----------    ----------    ------------    ----------------
Balance at December 31, 1996...............     73,336       326,684        2,345        1,972,033         2,374,398
  Repurchase of shares (unaudited).........    (36,668)     (326,684)          --      (27,922,087)      (28,285,439)
  Compensation related to stock options
     (unaudited)...........................         --       707,500           --               --           707,500
  Acquisition of Fiber South (unaudited)...         --                         --      (32,174,949)      (32,174,949)
  Dividends (unaudited) ($.08 per common
     share)................................         --            --           --       (1,586,396)       (1,586,396)
  Net loss (unaudited).....................         --            --           --       (4,165,090)       (4,165,090)
                                              --------    ----------    ----------    ------------    ----------------
Balance at September 30, 1997
  (unaudited)..............................   $ 36,668    $  707,500     $  2,345     $(63,876,489)     $(63,129,976)
                                              --------    ----------    ----------    ------------    ----------------
                                              --------    ----------    ----------    ------------    ----------------

See accompanying notes.

                               BTI TELECOM CORP.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                  NINE MONTHS ENDED
                                                        YEAR ENDED DECEMBER 31,                     SEPTEMBER 30,
                                               ------------------------------------------   -----------------------------
                                                  1994           1995           1996            1996            1997
                                               -----------   ------------   -------------   -------------   -------------
                                                                                                     (UNAUDITED)
OPERATING ACTIVITIES
Net income (loss)............................  $ 2,701,869   $    370,829   $   2,605,899   $   1,297,766   $  (4,165,090)
Adjustments to reconcile net income (loss) to
  net cash provided by (used in) operating
  activities:
  Depreciation...............................    2,651,644      2,402,736       4,101,249       3,205,758       3,732,558
  Amortization...............................       97,259        670,632         370,374          50,768         812,442
  Loss (gain) on disposal of fixed assets....           --         15,471             682          13,704          (2,164)
  Non-cash compensation expense related to
    stock options............................           --             --              --              --         707,500
  Deferred interest expense on shareholder
    note.....................................           --         92,990         156,709         113,741          (7,915)
  Changes in operating assets and
    liabilities:
    Accounts and notes receivable, including
      related parties........................   (4,223,390)    (1,177,441)     (7,162,307)     (5,367,954)     (2,160,998)
    Prepaid expenses.........................     (726,166)     1,067,459          68,787         (19,145)       (159,594)
    Inventories..............................     (207,880)      (775,743)       (629,894)       (328,475)        147,056
    Accounts payable, accrued expenses and
      unearned revenue.......................    5,508,308      6,304,419          (8,627)       (669,870)      5,960,171
    Lease allowance..........................           --        474,898         321,781         258,509         (29,594)
    Deferred taxes...........................           --             --              --              --       2,210,000
    Deferred promotional discounts...........      429,211             --              --              --              --
                                               -----------   ------------   -------------   -------------   -------------
Net cash provided by (used in) operating
  activities.................................    6,230,855      9,446,250        (175,347)     (1,445,198)      7,044,372
INVESTING ACTIVITIES
Proceeds from disposals of property and
  equipment..................................           --             --         187,643          25,300         194,025
Purchases of marketable equity securities....      (95,371)      (254,008)             --              --              --
Sales of marketable equity securities........           --        250,441         179,387         178,363              --
Change in restricted cash....................           --             --              --              --     (74,093,277)
Purchases of equipment, furniture and
  fixtures...................................   (3,626,248)    (9,710,756)     (8,000,851)     (5,340,701)     (7,404,712)
Purchase of FiberSouth.......................           --             --              --              --     (35,280,900)
Line access fees.............................     (808,368)    (1,007,110)       (588,856)       (350,291)       (569,198)
                                               -----------   ------------   -------------   -------------   -------------
Net cash used in investing activities........   (4,529,987)   (10,721,433)     (8,222,677)     (5,487,329)   (117,154,062)
FINANCING ACTIVITIES
Change in checks issued not yet presented for
  payment....................................       73,884       (104,614)             --              --              --
Proceeds from shareholder's notes payable....       41,134        556,846         370,417         370,417              --
Payments on line-of-credit borrowings........      500,000       (500,000)             --              --              --
Payments on short-term borrowings............      700,000       (700,000)             --              --              --
Proceeds from long-term borrowings...........    1,235,052     28,907,308     165,944,830     119,776,703     218,673,659
Payments on long-term borrowings.............     (334,091)   (19,370,042)   (154,318,069)   (110,169,651)   (241,274,333)
Proceeds from Senior notes...................           --             --              --              --     250,000,000
Payments on capital leases...................   (1,280,902)    (4,424,429)       (689,716)       (504,086)       (363,205)
Increase in deferred financing costs and
  other assets...............................           --       (172,764)       (670,448)     (1,045,304)     (9,317,645)
Reacquisition of common stock................           --             --              --              --     (28,285,439)
Dividends paid...............................   (2,635,945)    (2,611,282)     (2,048,320)     (1,677,903)     (1,586,396)
                                               -----------   ------------   -------------   -------------   -------------
Net cash (used in) provided by financing
  activities.................................   (1,700,868)     1,581,023       8,588,694       6,750,176     187,846,641
(Decrease) increase in cash and cash
  equivalents................................           --        305,840         190,670        (182,351)     77,736,951
Cash at beginning of period..................           --             --         305,840         305,840         496,510
                                               -----------   ------------   -------------   -------------   -------------
Cash at end of period........................  $        --   $    305,840   $     496,510   $     123,489   $  78,233,461
                                               -----------   ------------   -------------   -------------   -------------
                                               -----------   ------------   -------------   -------------   -------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION
Cash paid for interest.......................  $   741,000   $  1,171,000   $   1,480,000   $   1,557,729   $   2,508,639
                                               -----------   ------------   -------------   -------------   -------------
                                               -----------   ------------   -------------   -------------   -------------
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING
  AND FINANCING ACTIVITIES
Transfer of paging equipment from inventory
  to equipment...............................  $   154,042   $    339,573   $     554,917   $          --   $          --
                                               -----------   ------------   -------------   -------------   -------------
                                               -----------   ------------   -------------   -------------   -------------
Capital lease obligations incurred (Note
  2).........................................  $ 1,416,777   $    102,592   $          --   $          --   $          --
                                               -----------   ------------   -------------   -------------   -------------
                                               -----------   ------------   -------------   -------------   -------------

See accompanying notes.

                               BTI TELECOM CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BUSINESS OF THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES

  BUSINESS OF THE COMPANY

     The Company, which began operations in 1984, provides telecommunications services, primarily to commercial customers located in the southeastern United States.

  BASIS OF PRESENTATION

     During 1997, Business Telecom, Inc. was reorganized into a new corporate structure consisting of BTI Telecom Corp. as parent company and Business Telecom, Inc. as a wholly owned subsidiary. The consolidated financial statements include the accounts of BTI Telecom Corp. (the "Company") and Business Telecom, Inc. All significant intercompany balances and transactions have been eliminated in the consolidated financial statements.

  CASH AND CASH EQUIVALENTS

     The Company considers highly liquid, short-term investments with a maturity of three months or less when purchased to be cash equivalents.

  INVESTMENTS IN EQUITY SECURITIES

     As of January 1, 1994, the Company implemented the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Under this pronouncement, securities are classified as held-to maturity, available-for-sale or trading securities. Held-to-maturity securities are carried at amortized cost. Available-for-sale and trading securities are carried at estimated fair value. Unrealized holding gains and losses are carried as a separate component of shareholders' equity for available-for-sale securities and are reported in earnings for trading securities. In 1995 and 1996, the Company's marketable equity securities were classified as available-for-sale and carried at fair market value.

     The following is a summary of available-for-sale securities:

                                                                                  GROSS         GROSS       ESTIMATED
                                                                                UNREALIZED    UNREALIZED      FAIR
                                                                      COST        GAINS         LOSSES        VALUE
                                                                    --------    ----------    ----------    ---------
December 31, 1995:
  Available-for-sale securities..................................   $184,833     $ 85,357       $3,272      $ 266,918
December 31, 1996:
  Available-for-sale securities..................................   $  5,446     $  4,210       $1,865      $   7,791

     Estimated fair value represents market value of the securities at December 31, 1995 and 1996.

  INCOME TAXES

     The Company has elected to be taxed for federal and state income tax purposes as an S corporation under provisions of the Internal Revenue Code. Consequently income, losses and credits are passed through directly to the shareholders, rather than being taxed at the corporate level.

  REVENUE RECOGNITION

     Revenue for telecommunications services is recognized as services are performed. Because of the timing of the Company's billing cycles, at any point in time certain services have been provided to customers which have not yet been billed. This revenue, which has been earned but not yet billed to customers, is included in accounts receivable. Accounts receivable included $2,998,707, $2,869,997 and $6,374,833 in accrued revenue at December 31, 1995 and 1996 and September 30, 1997, respectively.

  EQUIPMENT, FURNITURE AND FIXTURES

     Equipment, furniture and fixtures are stated on the basis of cost, which is being amortized over the estimated useful lives of the assets principally by the straight-line method for financial reporting purposes and accelerated methods for tax purposes.

                               BTI TELECOM CORP.

     To more accurately match the depreciable useful lives with actual economic lives, during 1996 the Company changed the estimated average useful lives used to compute depreciation for some of its leasehold improvements from 35 years to between five and 20 years. The effect of this change was a decrease in net income of $35,000 in 1996. The Company made a similar estimate revision in 1995, changing the useful life for most of its switching equipment from 5 years to 7 years. The effect of this change was an increase in net income of $650,000 in 1995. These changes did not affect cash flow.

  LONG LIVED ASSETS

     Upon indication of impairment, the Company's policy for assessing impairment of long lived assets is to calculate the undiscounted projected future cash flows of the asset expected to be generated over the remaining useful life of the asset. This amount is compared to the carrying value of the asset to determine if the asset is impaired. Based on the application of this policy, no impairments were recognized during 1995 or 1996 or for the nine months ended September 30, 1997.

  LINE ACCESS FEES AND OTHER ASSETS

     Line access fees are capitalized and amortized over the estimated period the related lines will be used by the Company (60 months) using the straight-line method.

     Other assets consist primarily of loan origination fees and related financing costs amortized ratably over the life of the loan (see Note 3).

     Deferred promotional discounts on sales to customers are amortized over the term of the customer's contract.

  INVENTORIES

     Inventories are stated at the lower of cost (using the first-in, first-out cost flow assumption) or market, and consist primarily of paging equipment. Paging equipment may also be leased to customers, at which time it is reclassified from inventory to equipment, furniture and fixtures.

  USE OF ESTIMATES

     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  ADVERTISING EXPENSE

     Statement of Position 93-7 "Reporting on Advertising Costs" was implemented by the Company during the year ended December 31, 1995. As a result, the Company capitalized approximately $254,000 in direct response advertising costs in 1996 of which approximately $172,000 remained unamortized at December 31, 1996. The costs are amortized into expense over the estimated future benefit period. The remaining costs of advertising are expensed as incurred. The Company expensed $163,190, $170,825 and $600,553 in advertising costs during 1994, 1995 and 1996, respectively.

  RECLASSIFICATIONS

     Certain amounts in the December 31, 1994 and 1995 financial statements have been reclassified to conform to the December 31, 1996 presentation. These reclassifications had no material effect on net income or shareholders' equity as previously reported.

                               BTI TELECOM CORP.

  UNAUDITED INTERIM FINANCIAL STATEMENTS

     The unaudited interim financial statements include all adjustments (consisting of normal recurring adjustments) that are, in the opinion of management, necessary for a fair presentation of the financial position of the Company as of September 30, 1997 and the results of operations and cash flows for the nine-month periods ended September 30, 1996 and 1997. Operating results for the nine months ended September 30, 1997 are not necessarily indicative of the results to be expected for future interim periods or the entire year. All interim financial data presented is unaudited.

2. ACCOUNTS RECEIVABLE AND CONCENTRATION OF CREDIT RISK

     The Company's principal financial instrument subject to potential concentration of credit risk is trade accounts receivable which are unsecured. As of December 31, 1996, the Company had no significant concentrations of credit risk with individual customers. The Company uses the allowance method of accounting for uncollectible accounts receivable. Management believes that adequate provision has been made for uncollectible accounts as of December 31, 1996. The following table sets forth certain information about the Company's allowance for doubtful accounts for the years ended December 31, 1994, 1995 and 1996:

                                                             BALANCE AT     CHARGED TO    UNCOLLECTIBLE     BALANCE
                                                            BEGINNING OF    COSTS AND       ACCOUNTS       AT END OF
                       DESCRIPTION                             PERIOD        EXPENSES      WRITTEN OFF       PERIOD
---------------------------------------------------------   ------------    ----------    -------------    ----------
Year ended December 31, 1994:
  Allowance for doubtful accounts........................    $   461,000    $1,172,000     $    601,000    $1,032,000
                                                            ------------    ----------    -------------    ----------
                                                            ------------    ----------    -------------    ----------
Year ended December 31, 1995:
  Allowance for doubtful accounts........................    $ 1,032,000    $1,997,000     $    694,000    $2,335,000
                                                            ------------    ----------    -------------    ----------
                                                            ------------    ----------    -------------    ----------
Year ended December 31, 1996:
  Allowance for doubtful accounts........................    $ 2,335,000    $3,440,000     $  2,741,000    $3,034,000
                                                            ------------    ----------    -------------    ----------
                                                            ------------    ----------    -------------    ----------
Nine months ended September 30, 1997 (unaudited):
  Allowance for doubtful accounts........................    $ 3,034,000    $2,808,000     $  2,084,000    $3,758,000
                                                            ------------    ----------    -------------    ----------
                                                            ------------    ----------    -------------    ----------

3. LEASES

     The Company acquired telephone equipment, furniture and fixtures with an aggregate cost of $102,529 in 1995 and $0 in 1996, under capital lease agreements which expire at various times through 1998. At the end of the lease terms, the Company has the option to purchase the equipment for a nominal amount.

     Equipment, furniture and fixtures includes the following amounts for capital leases:

                                                                                               DECEMBER 31,
                                                                                         ------------------------
                                                                                            1995          1996
                                                                                         ----------    ----------
Equipment, furniture and fixtures.....................................................   $2,305,826    $2,193,419
Less allowance for amortization.......................................................      929,648     1,189,230
                                                                                         ----------    ----------
                                                                                         $1,376,178    $1,004,189
                                                                                         ----------    ----------
                                                                                         ----------    ----------

     Amortization of capital leases is included in amortization expense.

                               BTI TELECOM CORP.

     Future minimum lease payments, by year and in the aggregate, under capital leases with remaining terms of one year or more consisted of the following at December 31, 1996:

1997........................................................................   $  406,406
1998........................................................................      100,042
                                                                               ----------
Total minimum lease payments................................................      506,448
Amounts representing interest...............................................      (27,920)
                                                                               ----------
                                                                                  478,528
Current portion.............................................................     (382,893)
                                                                               ----------
                                                                               $   95,635
                                                                               ----------
                                                                               ----------

     During 1995, the Company entered into an operating lease for an airplane with a company under common management. Rent expense related to this lease was approximately $28,000 and $343,000 for the year ending December 31, 1995 and 1996, respectively. Amounts related to the lease which are included in the payment horizon categories below are $342,557 per year for 1997 through 1999 and $285,464 for the year 2000.

     The Company rents its facilities and certain office and other equipment under operating leases which contain various renewal and buy-out provisions. Future minimum lease payments under the leases, which have remaining terms in excess of one year, are as follows:

1997...................................   $ 3,804,555
1998...................................     3,607,736
1999...................................     3,304,467
2000...................................     2,652,855
2001...................................     1,778,992
Thereafter.............................     6,328,432
                                          -----------
                                          $21,477,037
                                          -----------
                                          -----------

     Total rent expense was $1,230,633, $2,841,242 and $3,913,850 (including facilities rents of $48,000, $55,000 and $65,000, respectively, paid to a related party) in 1994, 1995 and 1996, respectively.

4. LONG-TERM DEBT AND REVOLVING CREDIT FACILITY

     At December 31, 1995 and 1996, long-term debt outstanding consisted of the following amounts owed to one finance company, secured by substantially all of the Company's assets:

                                                                                         1995           1996
                                                                                      -----------    -----------
Revolving credit facility for borrowings up to $20,000,000, due June 2001..........   $10,973,913    $ 7,699,942
Term loan payable in two quarterly installments of $250,000 beginning in August
  1997 and fourteen quarterly installments of $450,000 thereafter with remaining
  balance due June 2001............................................................            --     10,000,000
Capital expenditures facility, payable in equal quarterly installments beginning
  August 1997 with remaining balance due June 2001.................................            --      4,900,732
                                                                                      -----------    -----------
                                                                                       10,973,913     22,600,674
Less current portion...............................................................            --        850,052
                                                                                      -----------    -----------
                                                                                      $10,973,913    $21,750,622
                                                                                      -----------    -----------
                                                                                      -----------    -----------

     The Company's loans described above bear interest, at the Company's option, either at the 30-day LIBOR rate (5.53% at December 31, 1996) or the bank's prime rate (8.25% at December 31, 1996), in each case plus an applicable "margin" which varies between the ranges specified below based on the Company's financial position as measured by defined ratios.

                               BTI TELECOM CORP.

                                               30-DAY              PRIME
                                             LIBOR PLUS             PLUS
                                          ----------------    ----------------
Revolving Credit Facility..............     1.50% -- 2.75%      0.00% -- 1.25%
Term Loan..............................     2.00% -- 3.25%      0.50% -- 1.75%
Capital Expenditures Facility..........     2.50% -- 3.75%      1.00% -- 2.25%

     The loans also contain various financial covenants with which the Company must comply on a quarterly basis. At December 31, 1996, the Company was in compliance with these requirements.

     Principal maturities of the above indebtedness during each of the following five years are as follows:

1997...................................   $   850,052
1998...................................     2,500,105
1999...................................     2,500,105
2000...................................     2,500,105
2001...................................    14,250,307
                                          -----------
                                          $22,600,674
                                          -----------
                                          -----------

     In connection with the issuance of the senior notes (see Note 11), all of the outstanding debt under the revolving credit facility, term loan and capital expenditures facility was repaid in full.

     The Company estimates that the fair value of debt instruments approximates the carrying value based upon its effective current borrowing rate for debt with similar terms and remaining maturities. Disclosure about fair value of financial instruments is based upon information available to management as of December 31, 1996. Although management is not aware of any factors that would significantly affect the fair value of amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date.

     The Company has a commitment from a financial institution for letters of credit up to $3,000,000. At December 31, 1995 and 1996, the Company had $490,000 and $621,000, respectively, of letters of credit outstanding to various vendors. The letters of credit were issued as security for trade payables and certain fixed asset purchases of the Company. They expire at various times through 1997, unless extension provisions are elected by the Company.

5. EMPLOYEE BENEFIT PLANS

     The Company sponsors a 401(k) Plan and Trust covering substantially all employees. Participants may elect to defer up to 15% of their salary, not to exceed $9,500 annually, which was the maximum allowed by the Internal Revenue Service in 1996. The Company matched 25% of employee contributions in 1994 and 1995 and 50% of employee contributions in 1996, up to 6% of each employee's salary. Employer contributions for the years ended December 31, 1994, 1995 and 1996 were $88,220, $120,309 and $251,512, respectively. Plan administrative expenses incurred by the Company for the years ended December 31, 1994, 1995 and 1996 were $17,400, $22,153 and $20,383, respectively.

     In 1993, the Company implemented a profit-sharing arrangement, allocating 5% of net profits (net income before vice president bonuses) to the Company's vice presidents, 5% of net profits to an owner of the company, and 5% of net profits to an employee pool. The employees' portion was split, with 50% going directly to the employees via payroll and 50% going to the 401(k) Plan. Amounts were paid bi-annually on January 31 and July 31. In 1996, the Company terminated the portions of the profit sharing plan related to an owner of the Company and the employee pool, and the portion of net profits allocated to the Company's vice presidents was changed from 5% to approximately 2%. The expense associated with this profit-sharing arrangement was $364,223, $63,837 and $65,989 in 1994, 1995 and 1996, respectively.

                               BTI TELECOM CORP.

6. RELATED PARTY TRANSACTIONS

     The Company has historically funded certain operating expenses of two entities with common ownership. Accounts receivable from these entities included $210,202 and $567,984 at December 31, 1995 and 1996, respectively. In 1995 and 1996, the Company paid approximately $1.4 million to FiberSouth, Inc., a Company related through Common ownership, for local access services.

7. COMMON STOCK REPURCHASE AGREEMENT

     In July 1992, the Company entered into an agreement with one of its shareholders (the "Retiring Shareholder") to purchase the outstanding common shares held by this shareholder's estate upon his death. The agreement was amended in June 1996. Under the amended agreement, the Company may at its option purchase the outstanding shares from the shareholder at any time. The purchase price under the amended agreement was negotiated between the Company and the Retiring Shareholder.

     Pursuant to the agreement, the Company is required to make monthly distributions to each shareholder of $61,736 beginning in July 1992 until closing of the repurchase. The 1992 agreement required that an escrow account be established into which the non-Retiring Shareholder was required to deposit his pro rata share of these distributions. Under the provisions of the 1992 agreements, the non-Retiring Shareholder remitted those funds back to the Company in exchange for subordinated notes payable. The 1996 amended agreement allows the non-Retiring Shareholder to retain his pro rata share of the monthly distributions. The $1,411,282 and $1,938,408 balance in shareholder notes payable at December 31, 1995 and 1996, respectively, represents the amounts remitted back to the Company by the non-Retiring Shareholder under the original agreement, plus accrued interest at the prime rate. At December 31, 1995 and 1996, this amount was payable on demand. During September 1997, the note was amended to include a 24-month repayment schedule.

8. STOCK OPTIONS

     In 1994, the Company formalized the 1994 Stock Plan (the "1994 Plan"). Under the terms of the 1994 Plan, the Company committed to grant certain options to an officer and two former employees of the Company effective at the time the Company purchased the outstanding shares of the Retiring Shareholder. The measurement date for compensation related to these options did not occur until the repurchase of the shares from the Retiring Shareholder. The repurchase of the shares from the Retiring Shareholder was consummated on September 22, 1997. Accordingly, the Company recognized compensation expense of approximately $2.1 million in connection with the options at the measurement date. Since certain of the employees to whom the options were committed were no longer employed by the Company, the accrued compensation includes provisions for the estimated amounts to be paid to these former employees in connection with their option commitments for 333,260 shares as well as other accrued amounts. Also included in the $2.1 million is $707,500 in non-cash compensation expense representing the difference in the fair value of the options and the exercise price at the date of grant for options granted to an existing officer. The Company did not grant any options under the 1994 Plan during the years ended December 31, 1995 and 1996.

     During 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation," which defines a fair value-based method of accounting for an employee stock option or similar equity instrument. However, it also allows an entity to continue to measure compensation cost for those plans using the method of accounting prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." Entities electing to remain with the accounting methodology required by APB Opinion No. 25 must make pro forma disclosures of net income (loss) and, if presented, earnings (loss) per share as if the fair value-based method of accounting defined in SFAS No. 123 had been applied.

     The Company has elected to account for its stock-based compensation plan under APB Opinion No. 25. In accordance with SFAS No. 123, the Company has computed, for pro forma disclosure purposes, the value of all

                               BTI TELECOM CORP.

options for shares of the Company's common stock granted to employees of the Company using the minimum value option method and the following weighted average assumptions in 1997:

Risk-free interest rate...............................   5.46%

Expected dividend yield...............................   0%

Expected lives........................................   1.5 years

     The weighted average fair value of the 166,630 options granted at an exercise price of $1.47 in 1997 was approximately $4.40 (this number of options excludes the options to acquire 333,260 shares committed to former employees for which the Company has provided for the estimated amounts to be paid to these former employees in connection with the options). No options were forfeited or exercised in 1997. The Company's pro forma information for the nine months ended September 30, 1997 had the Company accounted for this plan in accordance with SFAS No. 123 is as follows:

Pro forma net loss.................................   $(4,174,532)

Pro forma loss per share...........................   $      (.21)

9. INCOME TAXES

     The following unaudited pro forma income tax information is presented in accordance with Statement of Financial Accounting Standard No. 109 (SFAS 109) as if the Company had been a C Corporation subject to federal and state income taxes throughout all periods presented. No pro forma financial information has been presented for the nine months ended September 30, 1997 since the Company has converted to C Corporation status as of that date. Accordingly, all deferred tax assets and liabilities and related income tax expense associated with the retroactive adoption of SFAS 109 are reflected in the Company's balance sheet and statement of operations as of and for the nine months ended September 30, 1997.

                                                                                   YEAR ENDED DECEMBER 31,
                                                                             ------------------------------------
                                                                                1994         1995         1996
                                                                             -----------   --------    ----------
Earnings before pro forma adjustments.....................................   $ 2,701,869   $370,829    $2,605,899
Pro forma statement:
  Provision for income taxes to increase tax expense to estimated
     effective rate of 42%................................................     1,134,785    155,748     1,094,478
                                                                             -----------   --------    ----------
  Pro forma net income....................................................   $ 1,567,084   $215,081    $1,511,421
                                                                             -----------   --------    ----------
                                                                             -----------   --------    ----------

     The Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 109 (SFAS 109), "Accounting for Income Taxes," in February 1992. Because of its conversion from S Corporation to C Corporation status (see Note 11), the Company adopted the provisions of this standard, the cumulative effect of which is reflected in its financial statements for the nine months ended September 30, 1997.

     The provision for income taxes for the nine months ended September 30, 1997 consists of the following:

Deferred:
  Federal...........................................   $1,796,000
  State.............................................      414,000
                                                       ----------
                                                       $2,210,000
                                                       ----------
                                                       ----------

                               BTI TELECOM CORP.

     A reconciliation of the provision for income taxes to income tax expense, computed by applying the statutory federal income tax rate to pre-tax earnings at September 30, 1997, is as follows:

Income tax expense at statutory federal rate........   $       --
Increase (decrease) resulting from:
  Stock options.....................................     (647,000)
  FiberSouth asset purchase.........................      555,000
  Cumulative effect of SFAS 109 adoption............    2,124,000
  Other.............................................      178,000
                                                       ----------
                                                       $2,210,000
                                                       ----------
                                                       ----------

     The tax effects of temporary differences at September 30, 1997 that give rise to significant portions of deferred tax assets and deferred tax liabilities are presented below:

Deferred tax liabilities:
  Tax over book depreciation........................   $1,440,000
  Line install fees.................................      777,000
  FiberSouth asset purchase.........................      555,000
  Accrual to cash conversion........................       93,000
                                                       ----------
Total deferred tax liabilities......................    2,865,000
Deferred tax assets:
  Stock options.....................................      647,000
  Group insurance reserve...........................       82,000
                                                       ----------
Total deferred tax assets...........................      729,000
                                                       ----------
Net deferred tax liabilities........................   $2,136,000
                                                       ----------
                                                       ----------

     The Company's deferred income tax expense for the nine months ended September 30, 1997 results from the following:

Excess of tax over financial reporting:
  Depreciation......................................   $1,440,000
  Line install fees.................................      777,000
  Stock options.....................................     (647,000)
  FiberSouth asset purchase.........................      555,000
  Other items, net..................................       85,000
                                                       ----------
                                                       $2,210,000
                                                       ----------
                                                       ----------

10. COMMITMENTS

     The Company is in negotiations with a municipality to finalize the terms of the Company's planned $3.1 million charitable contribution to partially fund the construction of a performing arts center. The contribution, which will be in a combination of cash and in-kind (telephone and data transmission service), will be paid over a ten year period beginning in 1998.

     On October 31, 1997, the Company signed a contract for the right to use certain optical fibers in a fiber optic communication system. Under the agreement, the Company will pay approximately $50.1 million over the construction period of the system (estimated to be 18 months), approximately $10 million of which is due in December 1997. Payments under the agreement will be capitalized and amortized over the shorter of the useful life of the asset or the term of the agreement.

                               BTI TELECOM CORP.

11. ISSUANCE OF SENIOR NOTES AND RELATED TRANSACTIONS

     In September 1997, the Company issued ten-year notes (the "Notes") with a principal value of $250.0 million (the "Offering"). The Notes bear interest at the rate of 10 1/2% per annum, payable semiannually in cash on each March 15 and September 15, commencing March 15, 1998 and mature in 2007. Pursuant to the pledge agreement executed in connection with the issuance of the Notes, the Company utilized $74.1 million of the loan proceeds to purchase a portfolio of pledged securities that are being held as security for the payment of the first six scheduled interest payments due on the Notes. The payments to be made in 1998, $24,649,021, represent the current portion of restricted cash in the balance sheet and the remaining balance is included in restricted cash, non-current.

     Prior to the consummation of the Reorganization, the net proceeds from the Offering were held and invested in U.S. government securities. Upon consummation of the Reorganization, a portion of the proceeds held were used to purchase a portfolio of U.S. government securities that will be held as security for the first six scheduled interest payments on the notes.

     In connection with the Offering, the Company also consummated the following transactions:

      (i) The Company entered into an amended and restated credit facility which will provide the Company with up to $60.0 million of availability to be used for working capital and other uses, including capital expenditures. The Company repaid all indebtedness outstanding under its existing credit agreement together with accrued interest thereon.

      (ii) The Company repurchased the 50% interest in the Company not held by the Company's Chairman and Chief Executive Officer under the terms of the Common Stock Repurchase Agreement (See Note 7).

     (iii) Effective September 30, 1997, the Company acquired certain assets and the related business of FiberSouth, Inc. ("FiberSouth") for cash and assumption of debt. The acquisition was accounted for using the historical basis of the assets acquired under the provisions of AIN No. 39 of APB No. 16, "Business Combinations". The transaction resulted in the acquisition of approximately $3.1 million in net assets and a corresponding charge to equity of $32.2 million. Accordingly, the acquisition is reflected in the Company's statement of financial position at September 30, 1997. The operations of FiberSouth, Inc. from January 1, 1997 through the effective date of the transaction are not reflected in the Company's statement of operations for the nine months ended September 30, 1997.

      (iv) The Company converted from an S corporation to a C corporation subject to income tax (the "Reorganization").

12. SUBSEQUENT EVENT

     The Company intends to establish a 1997 Stock Plan (the "1997 Plan") for the purpose of attracting and retaining certain key employees of the Company. The 1997 Plan will provide that an aggregate of 500,000 of the Company's authorized shares will be reserved for issuance. In the case of initial grants, the exercise price will be fixed by the compensation committee on the date of grant.

                         REPORT OF INDEPENDENT AUDITORS

THE BOARD OF DIRECTORS AND SHAREHOLDERS
FIBERSOUTH, INC.

     We have audited the accompanying balance sheets of FiberSouth, Inc. as of December 31, 1995 and 1996 and the related statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of FiberSouth, Inc. at December 31, 1995 and 1996 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

ERNST & YOUNG LLP
FEBRUARY 21, 1997, EXCEPT FOR NOTE 5,
AS TO WHICH THE DATE IS MAY 2, 1997

                                FIBERSOUTH, INC.

                                 BALANCE SHEETS

                                                                                               DECEMBER 31,
                                                                                         ------------------------
                                                                                            1995          1996
                                                                                         ----------    ----------
ASSETS
Current assets:
  Cash and cash equivalents...........................................................   $  211,327    $       --
  Accounts receivable -- trade........................................................       41,453       201,418
  Inventory supplies..................................................................      229,213            --
  Other current assets................................................................       36,999        29,235
                                                                                         ----------    ----------
Total current assets..................................................................      518,992       230,653
Equipment, furniture and fixtures:
  Telephone service equipment.........................................................    4,783,410     6,007,307
  Office, computer and other equipment................................................      110,062       127,236
  Leasehold improvements..............................................................      112,905       147,853
  Construction in progress............................................................       73,331            --
                                                                                         ----------    ----------
                                                                                          5,079,708     6,282,396
  Accumulated depreciation............................................................     (284,219)     (708,564)
                                                                                         ----------    ----------
                                                                                          4,795,489     5,573,832
Other assets:
  Organization costs..................................................................       79,761        85,443
  Loan origination costs..............................................................       22,025       116,604
                                                                                         ----------    ----------
                                                                                            101,786       202,047
  Accumulated amortization............................................................      (26,012)      (47,680)
                                                                                         ----------    ----------
                                                                                             75,774       154,367
Prepaids and other long-term assets...................................................      400,903       436,107
                                                                                         ----------    ----------
Total assets..........................................................................   $5,791,158    $6,394,959
                                                                                         ----------    ----------
                                                                                         ----------    ----------

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Checks issued not yet presented for payment.........................................   $       --    $   29,346
  Accounts payable and accrued expenses (Note 4)......................................      831,806       341,343
  Accounts payable -- related party...................................................      146,731       321,319
  Deferred revenue -- related party (Note 4)..........................................       75,000            --
  Current portion of long-term debt (Note 3)..........................................      504,113       969,117
                                                                                         ----------    ----------
Total current liabilities.............................................................    1,557,650     1,661,125
Deferred rent.........................................................................        7,825         4,549
Long-term debt, less current portion (Note 3).........................................    3,874,979     4,317,531

Shareholders' equity:
  Common Stock, $1.00 par value -- authorized 100,000, issued and outstanding 100
     shares...........................................................................          100           100
  Retained earnings...................................................................      350,604       411,654
                                                                                         ----------    ----------
Total shareholders' equity............................................................      350,704       411,754
                                                                                         ----------    ----------

Total liabilities and shareholders' equity............................................   $5,791,158    $6,394,959
                                                                                         ----------    ----------
                                                                                         ----------    ----------

See accompanying notes.

                                FIBERSOUTH, INC.

                            STATEMENTS OF OPERATIONS

                                                                                           NINE MONTHS ENDED
                                                      YEAR ENDED DECEMBER 31,                SEPTEMBER 30,
                                               -------------------------------------    ------------------------
                                                 1994          1995          1996          1996          1997
                                               ---------    ----------    ----------    ----------    ----------
                                                                                              (UNAUDITED)
Revenue (Note 4)............................   $ 603,921    $1,518,372    $2,522,535    $1,621,839    $4,161,231
Cost of services............................      28,520       188,297       796,288       493,705     2,520,790
                                               ---------    ----------    ----------    ----------    ----------
Gross profit................................     575,401     1,330,075     1,726,247     1,128,134     1,640,441
Other operating expenses....................     116,079       145,170       164,095       102,773       321,062
Selling, general and administrative
  expenses..................................     291,338     1,002,285     1,451,602     1,076,091     1,570,233
                                               ---------    ----------    ----------    ----------    ----------
Net income (loss)...........................   $ 167,984    $  182,620    $  110,550    $  (50,730)   $ (250,854)
                                               ---------    ----------    ----------    ----------    ----------
                                               ---------    ----------    ----------    ----------    ----------
Net income (loss) per share.................   $1,679.84    $ 1,826.20    $ 1,105.50    $  (507.30)   $ (2508.54)
                                               ---------    ----------    ----------    ----------    ----------
                                               ---------    ----------    ----------    ----------    ----------
Weighted average shares outstanding.........         100           100           100           100           100
                                               ---------    ----------    ----------    ----------    ----------
                                               ---------    ----------    ----------    ----------    ----------

See accompanying notes.

                                FIBERSOUTH, INC.

                  STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

                                                                                                        TOTAL
                                                                                                    SHAREHOLDERS'
                                                                          COMMON      RETAINED         EQUITY
                                                                          STOCK       EARNINGS        (DEFICIT)
                                                                          ------    ------------    -------------
Balance at December 31, 1993...........................................    $ --     $         --    $          --
  Issuance of 100 shares of $1.00 par value common stock...............     100               --              100
  Net income...........................................................      --          167,984          167,984
                                                                          ------    ------------    -------------
Balance at December 31, 1994...........................................     100          167,984          168,084
  Net income...........................................................      --          182,620          182,620
                                                                          ------    ------------    -------------
Balance at December 31, 1995...........................................     100          350,604          350,704
  Dividends ($495.00 per common share).................................      --          (49,500)         (49,500)
  Net income...........................................................      --          110,550          110,550
                                                                          ------    ------------    -------------
Balance at December 31, 1996...........................................     100          411,654          411,754
  Dividends (unaudited) ($310,262.32 per common share).................      --      (31,026,232)     (31,026,232)
  Net loss (unaudited).................................................      --         (250,854)        (250,854)
                                                                          ------    ------------    -------------
Balance at September 30, 1997 (unaudited)..............................    $100     $(30,865,432)   $ (30,865,332)
                                                                          ------    ------------    -------------
                                                                          ------    ------------    -------------

See accompanying notes.

                                FIBERSOUTH, INC.

                            STATEMENTS OF CASH FLOWS

                                                                                          NINE MONTHS ENDED
                                                   YEAR ENDED DECEMBER 31,                  SEPTEMBER 30,
                                            --------------------------------------    --------------------------
                                               1994          1995          1996          1996           1997
                                            ----------    ----------    ----------    ----------    ------------
                                                                                             (UNAUDITED)
OPERATING ACTIVITIES
Net income (loss)........................   $  167,984    $  182,620    $  110,550    $  (50,730)   $   (250,854)
Adjustments to reconcile net income
  (loss) to net cash provided by
  operating activities:
  Depreciation...........................       52,265       231,954       424,345       309,192         407,468
  Amortization...........................        4,179        21,833        21,668         7,446           5,718
  Write-off of loan origination costs....           --            --            --            --         (66,626)
  Changes in operating assets and
     liabilities:
     Accounts receivable -- trade........           --       (41,453)     (159,965)       42,082           2,670
     Accounts receivable -- related
       party.............................     (115,096)      115,096            --            --              --
     Inventory supplies..................     (262,668)       33,455       229,213       (34,855)             --
     Other current assets................           --       (36,999)        7,764         9,099         (27,683)
     Deferred revenue -- related party...           --        75,000       (75,000)      (75,000)             --
     Deferred rent.......................        7,182           643        (3,276)       (2,529)         (2,359)
     Accounts payable and accrued
       expenses..........................      108,353       740,453      (490,463)      (19,555)      2,130,061
     Accounts payable -- related
       parties...........................           --       129,731       174,588      (139,470)      1,045,730
     Other long-term liabilities.........           --            --            --            --         167,944
                                            ----------    ----------    ----------    ----------    ------------
Net cash (used in) provided by operating
  activities.............................      (37,801)    1,452,333       239,424        45,680       3,412,069
INVESTING ACTIVITIES
Purchases of equipment, furniture and
  fixtures...............................   (1,907,892)   (3,171,816)   (1,202,688)     (971,340)       (522,368)
Transfer of construction in progress to
  fixed assets...........................           --            --            --        73,331              --
Construction in progress.................           --            --            --            --        (106,495)
Payments for other assets................     (251,971)     (250,718)     (135,465)     (188,820)          4,140
                                            ----------    ----------    ----------    ----------    ------------
Net cash used in investing activities....   (2,159,863)   (3,422,534)   (1,338,153)   (1,086,829)       (624,723)
FINANCING ACTIVITIES
Sale of net assets to BTI Telecom
  Corp...................................           --            --            --            --      35,250,900
Proceeds from long-term borrowings.......    2,500,000     1,905,000     1,535,000     1,046,949         650,000
Payments on long-term borrowings.........           --       (25,908)     (627,444)           --      (5,936,648)
Issuance of common stock.................          100            --            --            --              --
Dividends paid...........................           --            --       (49,500)           --     (31,026,232)
                                            ----------    ----------    ----------    ----------    ------------
Net cash provided by (used in) financing
  activities.............................    2,500,100     1,879,092       858,056     1,046,949      (1,061,980)
                                            ----------    ----------    ----------    ----------    ------------
Increase (decrease) in cash and cash
  equivalents............................      302,436       (91,109)     (240,673)        5,800       1,725,366
Cash and cash equivalents (checks issued
  not yet presented for payment) at
  beginning of period....................           --       302,436       211,327       211,327         (29,346)
                                            ----------    ----------    ----------    ----------    ------------
Cash and cash equivalents (checks issued
  not yet presented for payment) at end
  of period..............................   $  302,436    $  211,327    $  (29,346)   $  217,127    $  1,696,020
                                            ----------    ----------    ----------    ----------    ------------
                                            ----------    ----------    ----------    ----------    ------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION
Cash paid for interest...................   $   22,431    $  296,363    $  518,721    $  429,654    $    471,682
                                            ----------    ----------    ----------    ----------    ------------
                                            ----------    ----------    ----------    ----------    ------------

See accompanying notes.

                                FIBERSOUTH, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. BUSINESS OF THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES

  BUSINESS OF THE COMPANY

     FiberSouth, Inc. (the "Company"), which began operations in 1994, provides local telephone service, primarily to commercial customers located in the southeastern United States.

  CASH AND CASH EQUIVALENTS

     The Company considers highly liquid, short-term investments with a maturity of three months or less when purchased to be cash equivalents.

  INCOME TAXES

     The Company has elected to be taxed for federal and state income tax purposes as an S corporation under provisions of the Internal Revenue Code. Consequently income, losses and credits are passed through directly to the shareholders, rather than being taxed at the corporate level.

  REVENUE RECOGNITION

     Revenue for telecommunications services is recognized at the time services are provided to customers.

  EQUIPMENT, FURNITURE AND FIXTURES

     Equipment, furniture and fixtures are stated on the basis of cost, which is being amortized over the estimated useful lives of the assets principally by the straight-line method for financial reporting purposes and accelerated methods for tax purposes.

  LONG LIVED ASSETS

     Upon indication of impairment, the Company's policy for assessing impairment of long lived assets is to calculate the undiscounted projected future cash flows of the asset expected to be generated over the remaining useful life of the asset. This amount is compared to the carrying value of the asset to determine if the asset is impaired. Based on the application of this policy, no impairments were recognized during 1995 or 1996 or for the nine months ended September 30, 1997.

  OTHER ASSETS

     Organization costs are capitalized and amortized ratably over sixty months.

     Loan origination fees are capitalized and amortized over the term of the related loan (60 months) using the straight line method.

     Other assets consist of prepaid right-of-way fees to owners of property where the Company has constructed cable lines. The fees are amortized ratably over the life of the contract (ten years).

  USE OF ESTIMATES

     The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  CONCENTRATION OF CREDIT RISK

     The Company's principal financial instrument subject to potential concentration of credit risk is accounts receivable which are unsecured. The Company uses the allowance method of accounting for uncollectible accounts receivable. As of December 31, 1996, the Company had no significant concentrations of outstanding accounts receivable with individual customers.

  RECLASSIFICATION

     Certain amounts in the 1994 and 1995 financial statements have been reclassified to conform to the 1996 presentation.

                                FIBERSOUTH, INC.

  UNAUDITED INTERIM FINANCIAL STATEMENTS

     The unaudited interim financial statements include all adjustments (consisting of normal recurring adjustments) that are, in the opinion of management, necessary for a fair presentation of the results of operations and cash flows of the Company for the nine months ended September 30, 1996 and 1997. Operating results for the nine months ended September 30, 1997 are not necessarily indicative of the results to be achieved for the entire year. All interim financial data presented is unaudited. The Company was acquired by BTI Telecom Corp., a related company, on September 22, 1997. The transaction was effective on September 30, 1997. The results of operations of the company are included herein from January 1, 1997 through the effective date of the transaction. The results of operations of the Company from September 22, 1997 to September 30, 1997 were not material in relation to the Company's results of operations for the nine-month period taken as a whole.

2. LEASES

     The Company rents its facilities and equipment under operating leases which expire at various times through the year 2000. Future minimum lease payments under the leases are as follows:

1997......................................   $ 92,342
1998......................................     28,917
1999......................................     21,733
2000......................................      1,440
                                             --------
                                             $144,432
                                             --------
                                             --------

     Total rent expense was $43,333, $49,556 and $102,325 in 1994, 1995 and
1996, respectively.

3. LONG-TERM DEBT

     At December 31, 1995 and 1996, the Company had long-term debt consisting of the following:

                                                                                               DECEMBER 31,
                                                                                         ------------------------
                                                                                            1995          1996
                                                                                         ----------    ----------
Note payable to a bank, payable in monthly installments of $47,500 including interest
  at 9.50% with remaining balance payable in full in November 1999....................   $2,474,092    $2,181,225
Note payable to a bank, payable in monthly installments of interest only at 10.00%
  until February 1996 and monthly installments of $9,300 thereafter including interest
  at 10.00% with remaining balance payable in full in January 2000....................      500,000       447,568
Note payable to a bank, payable in monthly installments of interest only at 8.75%
  until May 1996 and monthly installments of $25,240 thereafter, including interest at
  8.75% with remaining balance payable in full in April 2000..........................    1,405,000     1,299,676
Note payable to a bank, payable in monthly installments of $14,300 including interest
  at 8.25% with remaining balance payable in full in January 2001.....................           --       603,231
Note payable to a bank, payable in monthly installments of $4,000 including interest
  at 7.50% with remaining balance payable in full in February 2001....................           --       174,881
Note payable to a bank, payable in monthly installments of $8,700 including interest
  at 8.30% with remaining balance payable in full in March 2001.......................           --       378,455
Note payable to a bank, payable in monthly installments of $4,320 including interest
  at 8.50% with remaining balance payable in full in August 2001......................           --       201,612
                                                                                         ----------    ----------
                                                                                          4,379,092     5,286,648
Less current portion..................................................................      504,113       969,117
                                                                                         ----------    ----------
                                                                                         $3,874,979    $4,317,531
                                                                                         ----------    ----------
                                                                                         ----------    ----------

     All notes payable described above are secured by the fixed assets of the Company and an interest in a network lease agreement. The notes are also personally guaranteed by a shareholder of the Company.

                                FIBERSOUTH, INC.

     Following are maturities of long-term debt by year:

1997....................................   $  969,117
1998....................................      983,579
1999....................................    2,049,432
2000....................................    1,199,096
2001....................................       85,424
                                           ----------
                                           $5,286,648
                                           ----------
                                           ----------

     Interest expense was $35,625, $360,110 and $494,044 in 1994, 1995 and 1996,
respectively.

     The Company estimates that the fair value of notes payable approximates the carrying value based upon its effective current borrowing rate for debt with similar terms and remaining maturities. Disclosure about fair value of financial instruments is based upon information available to management as of December 31, 1996. Although management is not aware of any factors that would significantly affect the fair value of amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date.

4. RELATED PARTY TRANSACTIONS

     The Company has an agreement with BTI Telecom Corp., a company affiliated with the Company through common ownership, whereby the Company provides local telephone service to BTI for approximately $115,000 per month. This affiliate accounted for 100%, 91% and 55% of the Company's total revenue in 1994, 1995 and 1996, respectively. Deferred revenue resulting from the contract was $75,000 and $0 at December 31, 1995 and 1996, respectively. The agreement also stipulates that the Company will pay two percent of monthly revenues to the affiliate for provision of management services. The Company paid $12,000, $30,000 and $50,000 to this affiliate in 1994, 1995 and 1996, respectively, for management fees. The Company also owed the affiliate $147,000 and $321,000 at December 31, 1995 and 1996, respectively for expenses incurred on behalf of the Company.

     The Company also paid $100,000 in consulting fees to a shareholder in 1994.

5. SUBSEQUENT EVENT

     On May 2, 1997, the Company obtained borrowings under a promissory note from a bank for working capital purposes in the amount of $650,000 bearing interest at prime plus one percent (8.25% at December 31, 1996). The note is secured by the fixed assets of the Company and personally guaranteed by a shareholder of the Company.

6. SALE OF ASSETS (UNAUDITED)

     Effective September 30, 1997, all of the Company's operating assets were sold to its affiliate, BTI Telecom Corp.

                            PRO FORMA FINANCIAL DATA

     The accompanying unaudited pro forma condensed statements of operations of BTI Telecom Corp. (the "Company") for the year ended December 31, 1996 and the nine months ended September 30, 1997 give effect to the following transactions (collectively, the "Transactions"): (i) the amendment and restatement of the existing credit agreement (the "Original Credit Facility") of Business Telecom, Inc. ("BTI") (as amended, the "Credit Facility") and the repayment of all indebtedness outstanding under the Original Credit Facility together with accrued interest thereon (collectively the "BTI Refinancing"); (ii) the sale by the Company on September 22, 1997 of $250.0 million aggregate principal amount of Senior Notes due 2007 (the "Notes") in a private placement (the "Offering");
(iii) the merger of BTI with a wholly owned subsidiary of the Company, pursuant to which BTI became a wholly owned subsidiary of the Company and was converted from an S corporation to a C corporation subject to federal and state income tax (the "Reorganization"); and (iv) the acquisition of substantially all of the assets of FiberSouth, Inc. ("FiberSouth") by BTI for $31.0 million and the repayment of $5.4 million of FiberSouth's indebtedness in connection therewith (the "FiberSouth Acquisition"). The unaudited pro forma condensed statements of operations have been prepared to reflect the Transactions as if they were consummated on January 1, 1996. No unaudited pro forma condensed balance sheet of the Company has been presented because the Transactions were consummated and recorded in the books and records of the Company as of September 30, 1997. The pro forma adjustments are based on the historical financial statements of BTI and FiberSouth and the effect of the FiberSouth Acquisition accounted for using the historical basis of the assets acquired under the provisions of AIN #39 of APB No. 16 and giving effect to the Transactions under the assumptions and adjustments described in the accompanying supplemental notes. In the opinion of management, the pro forma financial information provides all adjustments necessary to reflect the effects of the Transactions.

     The pro forma information is not intended to be indicative of the actual results that would have been achieved had the Transactions in fact been consummated on January 1, 1996, nor does it purport to be indicative of the future consolidated operating results of the Company. Such pro forma financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes thereto of BTI and FiberSouth included elsewhere in this Prospectus.

                               BTI TELECOM CORP.

             UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1996

                                                       BTI         FIBERSOUTH
                                                    HISTORICAL     HISTORICAL    ADJUSTMENTS       PRO FORMA
                                                   ------------    ----------    ------------     ------------
Revenue.........................................   $148,780,816    $2,522,535    $ (1,380,000)(a) $149,923,351
Cost of services................................     90,820,467       796,288      (1,380,000)(a)   90,236,755
                                                   ------------    ----------    ------------     ------------
Gross profit....................................     57,960,349     1,726,247              --       59,686,596
Selling, general and administrative expenses....     53,791,036     1,133,873              --       54,924,909
                                                   ------------    ----------    ------------     ------------
Income from operations..........................      4,169,313       592,374              --        4,761,687
  Interest expense, net.........................      1,695,324       481,824      27,245,000(b)    27,762,707
                                                                                   (1,659,441)(c)
  Gain on sale of marketable securities.........        131,910            --              --          131,910
                                                   ------------    ----------    ------------     ------------
Net income (loss)...............................   $  2,605,899    $  110,550    $(25,585,559)(d) $(22,869,110)
                                                   ------------    ----------    ------------     ------------
                                                   ------------    ----------    ------------     ------------

---------------

(a) Represents the elimination of revenue generated by FiberSouth for services provided to BTI and the related reduction in cost of services for BTI.

(b) Represents (i) the estimated additional interest expense of $26,250,000 related to the Notes, (ii) the amortization of $860,000 of debt issuance costs relating to the Offering and (iii) the amortization of $135,000 of financing fees related to the Credit Facility. Excludes interest expense on any borrowings that may be made by the Company under the Credit Facility prior to the consummation of the Reorganization and $3,742,360 of interest income that would have been earned on the $74,093,277 of proceeds from the Offering required to be placed in a pledged account to secure and fund the first six scheduled interest payments (including .5% interest per annum in the event that the exchange offer relating to the Notes is not consummated within six months after the initial sale of the Notes) on the Notes. Under the terms of the indenture relating to the Notes, the amounts placed in the pledged account are required to be invested in U.S. government securities which will secure the Notes.

(c) Represents the elimination of the $1,177,617 of interest expense of BTI under the Original Credit Facility repaid in the BTI Refinancing and the elimination of $481,824 of interest expense (including the amortization of debt issuance costs) related to the indebtedness of FiberSouth repaid in connection with the FiberSouth Acquisition.

(d) Net income (loss) does not include a pro forma adjustment for income taxes due to the pro forma net loss position.

                               BTI TELECOM CORP.

             UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997

                                                       BTI         FIBERSOUTH
                                                    HISTORICAL     HISTORICAL    ADJUSTMENTS       PRO FORMA
                                                   ------------    ----------    ------------     ------------
Revenue........................................... $145,145,510    $4,161,231    $ (1,035,000)(a) $148,271,741
Cost of services..................................  101,238,476     2,520,790      (1,035,000)(a)  102,724,266
                                                   ------------    ----------    ------------     ------------
Gross profit......................................   43,907,034     1,640,441              --       45,547,475
Selling, general and administrative expenses......   43,753,394     1,419,613              --       45,173,007
                                                   ------------    ----------    ------------     ------------
Income from operations............................      153,640       220,828              --          374,468
  Interest expense, net...........................    2,108,730       471,682      20,433,750(b)    21,339,675
                                                                                   (1,674,487)(c)
  Income taxes....................................    2,210,000            --              --(d)     2,210,000
                                                   ------------    ----------    ------------     ------------
Net loss.......................................... $ (4,165,090)   $ (250,854)   $(18,759,263)    $(23,175,207)
                                                   ------------    ----------    ------------     ------------
                                                   ------------    ----------    ------------     ------------

---------------

(a) Represents the elimination of revenue generated by FiberSouth for services provided to BTI and the related reduction in cost of services for BTI.

(b) Represents (i) the interest expense of $19,687,500 related to the Notes,
    (ii) the amortization of $645,000 of debt issuance costs relating to the Offering and (iii) the amortization of $101,250 of financing fees related to the Credit Facility. Excludes interest expense on any borrowings that may be made by the Company under the Credit Facility prior to the consummation of the Reorganization and the $2,806,770 of interest income that would have been earned on the $74,093,277 of proceeds from the Offering required to be placed in a pledged account to secure and fund the first six scheduled interest payments (including .5% interest per annum in the event that the exchange offer relating to the Notes is not consummated within six months after the initial sale of the Notes) on the Notes. Under the terms of the indenture relating to the Notes, the amounts placed in the pledged account are required to be invested in U.S. government securities which will secure the Notes.

(c) Represents the elimination of the $1,310,005 of interest expense related to the debt of BTI under the Original Credit Facility repaid in the BTI Refinancing and the elimination of $364,482 of interest expense (including the amortization of debt issuance costs) related to the indebtedness of FiberSouth repaid in connection with the FiberSouth Acquisition.

(d) Pro forma net loss for the nine months ended September 30, 1997 does not include an adjustment for income taxes due to the pro forma net loss.